SECURITIES AND EXCHANGE COMMISSION
		       Washington, D. C.  20549


			       FORM U5S

			     ANNUAL REPORT


		 For the Year Ended December 31, 1999



			 Filed Pursuant to the
	      Public Utility Holding Company Act of 1935

				  by

			  ENTERGY CORPORATION
			   639 Loyola Avenue
		     New Orleans, Louisiana  70113

			   TABLE OF CONTENTS

							    PAGE
ITEM                   TITLE                               NUMBER


1         System Companies and Investments Therein
	  as of December 31, 1999                              1

2         Acquisitions or Sales of Utility Assets             10

3         Issue, Sale, Pledge, Guarantee or Assumption
	  of System Securities                                10

4         Acquisition, Redemption or Retirement of
	  System Securities                                   11

5         Investments in Securities of Non-System Companies   14

6         Officers and Directors                              15

7         Contributions and Public Relations                  48

8         Service, Sales and Construction Contracts           51

9         Wholesale Generators and Foreign Utility Companies  54

10        Financial Statements and Exhibits                   59

	  Signatures

ITEM 1.SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999

                                                         Number of    % of        Issuer         Owner's
                 Name of Company (1)                      Common      Voting       Book            Book
           (and abbreviations used herein)             Shares Owned    Power      Value           Value
                                                                                  (000s)          (000s)
Entergy Corporation (2,7,8,9,10)

 Entergy Arkansas, Inc.(Entergy Arkansas)( 2,3,4)        46,980,196      100     $1,055,211   $1,055,210

  The Arklahoma Corporation (ARKCO) (4)                         170     47.6     $      214   $      214

 Entergy Gulf  States, Inc. (Entergy Gulf States) (2)           100      100     $1,469,968   $1,876,597

  Varibus Corporation (Varibus)                             100,000      100     $   25,142   $   25,142

  Prudential Oil and Gas, Inc. (POG)                         11,537      100     $    4,905   $    4,905

  Southern Gulf Railway Company (Southern Gulf)               1,000      100     $       54   $       54

  GSG&T Inc. (GSG&T)                                         25,000      100     $   14,923   $   14,923

 Entergy Louisiana, Inc. (Entergy Louisiana)(2,3)       165,173,180      100     $1,146,283   $1,146,284

 Entergy Mississippi, Inc.(Entergy Mississippi)(2,3)      8,666,357      100     $  425,834   $  425,834

     Jackson Gas Light Company  (5)                             360      100     $        -   $        -

     Entergy Power & Light Company  (5)                          75      100     $        -   $        -

     The Light, Heat, and Water Company of                       75      100     $        -   $        -
     Jackson, Mississippi (5)

 Entergy New Orleans, Inc.
    (Entergy New Orleans) (2,3)                           8,435,900      100     $  128,564   $  128,564

 System Energy Resources, Inc. (System Energy)   (2)        789,350      100     $  891,481   $  891,481

 Entergy Services, Inc. (Entergy Services) (2)                2,000      100     $       20   $       20

 Entergy Enterprises, Inc. (Entergy Enterprises)             57,400      100     $   18,436   $   18,436

 Entergy Operations Services, Inc.  (EOSI)                    3,000      100     $    2,429   $    2,429

 Entergy Nuclear, Inc. (ENI)                                  3,000      100     $    1,402   $    1,402

 Entergy Operations, Inc. (Entergy Operations) (2)            1,000      100     $    1,000   $    1,000

 Entergy Power, Inc.                                         11,000      100     $   91,357   $   91,357


                                                          Number of         % of        Issuer             Owner's
                  Name of Company (1)                      Common          Voting        Book               Book
            (and abbreviations used herein)               Shares Owned      Power        Value              Value
                                                                                        (000s)              (000s)

 Entergy Power Development Corporation                          62,100        100     $     171,579      $    171,579
        (Entergy Power Development) (6)

  Entergy Pakistan, Ltd. (6)                                       378        100     $      21,837      $     21,837

     Entergy Power Liberty, Ltd. (8)*                              100        100     $          (1)     $         (1)

  Entergy Power Asia, Ltd. (6)                                   1,002        100     $        (443)     $       (443)

  Entergy Power CBA Holding, Ltd. (6)                           12,000        100     $       3,747      $      3,747

  EP Edegel, Inc. (6)                                            2,000        100     $     123,970      $    123,970

      Entergy Power Peru, S.A. (6)                         425,702,300        100     $     130,516      $    146,753

          Generandes Peru S.A. (6)                         425,714,721       34.7     SL  1,795,083      SL 1,799,042

               Edegel S.A. (6)                           1,335,408,504       68.8     SL    622,894      SL   622,894

  Entergy Power BJE Holding, Ltd.                                  200        100     $       1,090      $      1,090

          Bom Jardim Energetica, Ltda.                         344,847         99     $         717      $        843

          Entergy do Brazil LTDA                             2,277,000         99     $         121      $        219

          Entergy Power BJE, Ltd.                                1,000        100     $           -      $          -

               Bom Jardim Energetic, Ltda                        3,483          1     $           7      $          9


               Entergy do Brazil                                23,000          1     $           1      $          2


     Entergy Power Operations Pakistan (6)                          10          5     $           5      $         25

  Entergy S.A. (6)                                           2,230,000        100     $      11,658      $     11,658

  Entergy Power Chile, Inc. (6)                                      1        100     $      14,036      $     14,036

      Entergy Power Chile, S.A. (6)                          4,000,100        100     $      10,784      $     14,076

               Inversiones Electricas Quillota S.A. (6)        512,502         50     CP 14,862,223      CP14,862,223


               Compania Electrica San Isidro S.A. (6)        1,244,001         50     CP  7,446,506      CP 7,446,506


  Entergy Power Netherlands Company BV                             800        100     $          38      $         38

      Sabinas Power Company BV                                     400        100     $          10      $         10

  Entergy Power Argentina, Ltd. *                                1,000        100     $         (16)     $        (16)

                                                            Number     % of    Issuer       Owner's
                    Name of Company (1)                     of Common  Voting    Book        Book
              (and abbreviations used herein)               Shares     Power    Value       Value
                                                            Owned              (000s)       (000s)


      Entergy Power Generation Argentina LDC *                   999    99.9     $    (7)   $    (7)

          Entergy Power Generation Argentina SRL *            11,999    99.9     $     3    $     3

          Entergy Power Transmission Argentina SRL *               1     0.1     $     -    $     -

          Entergy Power Nogales Argentina SRL *                    1     0.1     $     -    $     -

  Entergy Power Nogales, Ltd. *                                1,000     100     $   (14)   $   (14)

     Entergy Power Nogales LDC *                                 999    99.9     $    (7)   $    (7)

          Entergy Power Nogales Argentina SRL *               11,999    99.9     $     -    $     -

          Entergy Power Generation Argentina SRL *                 1     0.1     $     -    $     -

  Entergy Power Cayman Investments, Ltd. *                         1     100     $    (3)   $    (3)

     Entergy Power Generation Argentina LDC *                      1     0.1     $     -    $     -

     Entergy Power Nogales LDC *                                   1     0.1     $     -    $     -

     Entergy Power Transmission Argentina LDC *                    1     0.1     $     -    $     -

  Entergy Power Transmission Argentina, Ltd. *                 1,000     100     $    (9)   $    (9)

     Entergy Power Transmission Argentina LDC *                  999    99.9     $    (4)   $    (4)

          Entergy Power Argentina Transmission SRL *          11,999    99.9     $     -    $     -

  Entergy Power Saltend Holding, Ltd. (6)                      2,000     100     $(7,248)   $(7,248)

     Entergy Power Saltend, Ltd. (6)                           1,000     100     $(7,243)   $(7,243)

          Saltend Cogeneration Company, Ltd. (6)               1,000     100     $(7,154)   $(7,154)

          Entergy Power Europe Holding, Ltd. (6)               1,000     100     $24,285    $24,285

  Entergy Power Damhead Creek Holding I, Ltd. (6)              2,000     100     $(4,351)   $(4,353)

     Entergy Power Damhead Creek Holding II, Ltd. (6)          1,000     100     $(4,187)   $(4,143)

          Entergy Power Properties (Kingsnorth), Ltd.          5,002     100     $     -    $     -

          Entergy Power Damhead Creek Holding III, Ltd.(6)     2,000     100     $(4,907)   $(4,516)

               Damhead Creek Holding Limited (6)                   2     100     $(4,901)   $(4,510)

                                                               Number of      % of     Issuer   Owner's
                    Name Of Company  (1)                         Common       Voting   Book     Book
              (and abbreviations used herein)                 Shares Owned    Power    Value    Value
                                                                                       (000s)   (000s)

                   Damhead Creek Limited (6)                    1,200,101     100    $63,417    $63,417

                      Damhead Creek Finance Ltd. (6)                  200     100    $     9    $     9

                        Entergy Power Operations Damhead      Partnership     0.1    $     -    $     -
                        Creek Limited Partnership (6)

  Entergy Power Damhead Finco LLC (7)                              Member     100    $   699    $   699
                                                                 Interest

     Entergy Power Damhead Finco 1 (7)                              1,000     100    $    (4)   $    (4)

     Entergy Power Damhead Finco 2 (7)                              1,000     100    $   699    $   699

          Damhead Finance LDC (7)                                   1,000     100    $   704    $   704

          Damhead Finance (Netherlands Antilles) N.V. (7)           6,000     100    $   709    $   709

               Damhead Finance (Netherlands) B.V. (7)                 400     100    $   135    $   135

  Entergy Power Peak Downs, Ltd. (8)                                1,000     100    $     1    $     1

  Entergy Australia Generation Holdings, Ltd. (8)                   1,000     100    $   922    $   922

          Entergy  Australia Generation, Ltd. (8)                   1,000     100    $   928    $   928

          Entergy Wandoan Coal Resources, Pty., Ltd. (8)            1,000     100    $   935    $   935

          Entergy Peak Downs Generation, Pty., Ltd. (8)             1,000     100    $     -    $     -

          Entergy Wandoan Generation, Pty., Ltd. (8)                1,000     100    $     -    $     -

          Entergy Tarong Coal Generation, Pty., Ltd. (8)            1,000     100    $     -    $     -

  Entergy Global Trading Holdings, Ltd.                             1,000     100    $ 5,419    $ 5,419

     EGT Holdings, Ltd.                                             1,000     100    $ 5,419    $ 5,419

          Entergy Trading and Marketing, Ltd.                           2     100    $ 5,419    $ 5,419

  Entergy Power Espana, S.A. (7)                                              100    $    65    $    65

  Entergy Power Maritza Holding, Inc. (7)                           1,100     100    $    46    $    46

     Entergy Power Maritza Holding I, Ltd. (7)                        200     100    $    45    $    45

          Entergy Power Maritza Holding II, Ltd. (7)                  199     100    $    45    $    45

                                                               Number of   % of    Issuer       Owner's
                    Name Of Company  (1)                        Common    Voting    Book         Book
              (and abbreviations used herein)                Shares Owned  Power   Value         Value
                                                                                   (000s)       (000s)

          Entergy Power Maritza Holding III, Ltd. (7)               101    100    $      1      $      1

               Entergy Power Maritza Holding Limited (7)           1096    100    $     46      $     46

                      Maritza East III Power Company AD(7)          816     66    $     45      $     45

 Entergy Power Generation Corporation (6)                         1,000    100    $   (616)      $  (616)

  EAL Power Generation, LLC (7)                                  Member     50    $      -      $      -
                                                               Interest

  Entergy Power Fairfield Corporation (7)                         1,000    100    $      1      $      1

  Entergy Power Freestone Corporation (7)                         1,000    100    $      1      $      1

     Freestone Power Generation L.P. (7)                      Partnership   99    $      -      $      -

 Entergy Power Holdings USA Corporation (7)                       1,000    100    $  1,000      $  1,000

  Entergy Power RS Corporation (7)                                1,000    100    $  1,000      $  1,000

     RS Cogen LLC (7)                                            Member     50    $      -      $      -
                                                               Interest

 Entergy Nuclear Holding Company # 1 (ENHC) (6)                   3,000    100    $105,245      $105,245

     Entergy Nuclear Generation Corporation  (ENGC) (6)               1    100    $100,076      $100,076

     Entergy Nuclear New York Investment Company I (7)            1,000    100    $      -      $      -

     Entergy Nuclear New York Investment Company II (7)           1,000    100    $      -      $      -

 Entergy Global Power Operations Corporation                      1,000    100    $  1,944      $  1,944

  Entergy Power Operations U.S., Inc.                             1,000    100    $      1      $      1

  Entergy Power Operations Corporation (6)                        1,000    100    $  1,943      $  1,943

      Entergy Power Operations Holdings, Ltd. (6)                    10    100    $  2,525      $  2,525

     Entergy Power Operations Pakistan LDC (6)                      190     95    $    109      $    109

     Entergy Power Operations U.K., Ltd. (6)                      1,000    100    $  2,400      $  2,400

     Entergy Power Operations Damhead Creek Corporation (6)         999    99.9    $     1      $      1

     Entergy Power Operations Damhead Creek                  Partnership    100    $     -      $      -
      Limited Partnership (6)

                                                             Number of    % of      Issuer          Owner's
                   Name Of Company  (1)                       Common     Voting      Book            Book
             (and abbreviations used herein)               Shares Owned   Power     Value           Value
                                                                                    (000s)          (000s)

 Entergy Power International Holdings Corporation (8)            1,000      100     $     (426)   $     (426)

 Entergy Power Marketing Corporation (EPMC)                        250      100     $   93,298    $   93,298

 Entergy Holdings Inc. (EHI)                                     3,000      100     $    5,682    $    5,682

  Entergy Business Solutions, LLC                               Member      100     $     (686)   $     (686)
                                                              Interest

  Entergy Thermal, LLC                                          Member      100     $    7,039    $    7,039
                                                              Interest

 Entergy Technology Holding Company (ETHC)                          10      100     $    9,174    $    9,174

  Entergy Technology Corporation (ETC)                              10      100     $    7,323    $    7,323

  Entergy Wireless, Inc.                                            10      100     $        -    $        -

 Entergy International Holdings Ltd LLC (6) ***                 Member      100     $1,045,595    $1,045,595
                                                              Interest

  Entergy Australia Sub/Co Pty Limited (**) (****)                   2      100     $        -    $        -

  Entergy International Ltd LLC (6) ****                        Member      100     $1,050,804    $1,050,804
                                                              Interest

      Entergy International Investments No.2 Ltd, LLC (6)       Member      100     $  438,629    $  438,629
                                                              Interest

     Entergy UK Holdings Limited (6)                           307,310      100     $  507,038    $  507,038

          Entergy UK Limited (6)                               307,310      100     $  948,406    $  948,406

               Entergy UK Enterprises Limited (6)              574,000      100     $  956,962    $  956,962

      EPG Cayman Holding I (6)                                       1      100     $    2,915    $    2,915

     Entergy US DB I LLC                                     6,587,940      100     $    6,429    $    6,429

               Entergy AUS DB I Pty Limited *                3,163,044       >1     $        -    $        -

      EPG Cayman Holding II (6)                                      1      100     $  291,455    $  291,455

     Entergy US DB IV LLC                                  658,912,260      100     $  269,650    $  269,650

          Entergy AUS Debt II Pty Limited *                     40,000      100     $        -    $        -

                    Entergy AUS DB I Pty Limited *         316,447,786      <99     $        -    $        -



                                                        Number of   % of    Issuer    Owner's
                 Name Of Company  (1)                    Common    Voting    Book      Book
            (and abbreviations used herein)              Shares     Power    Value     Value
                                                          Owned
                                                                             (000s)    (000s)

               Entergy Victoria , Inc.                   311,584     100     $119,672   $119,672

               Entergy AUS DB I Pty Limited *             10,000      >1     $      -   $      -

                    Entergy AUS DB 1 A Pty Limited *      40,000     100     $      -   $      -



*     Inactive
**    Less than $1,000
***   These companies' values are presented on the equity method.
**** These companies and their subsidiaries are accounted for on a cost basis.
(SL)  Peruvian Soles
(CP)  Chilean Peso

NOTES

(1) Pursuant to the General Instructions to Form U5S, the companies listed in the table, together with System Fuels, Inc. (SFI or System Fuels), are collectively defined herein as "System Companies" and individually as a "System Company".

(2) During 1999, Entergy Corporation, Entergy Services, Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans, System Fuels, System Energy, and Entergy Operations participated in a joint money pool arrangement whereby those companies with available funds made short-term loans to certain other companies in the Entergy System having short-term borrowing requirements. As of December 31, 1999, Entergy Corporation and System Energy had total investments in the money pool in the amounts of $126,710,193 and $269,237,614 respectively.
     Entergy Arkansas, Entergy Operations, Entergy Services, Entergy Gulf States, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans and System Fuels had total borrowings in the money pool in the amounts of $40,622,244, $11,913,484, $87,515,692, $36,103,624, $91,466,859, $49,973,761,
     $9,663,343 and $17,193,308, respectively. The unborrowed balance in the money pool amounted to $51,495,492 as of December 31, 1999, and was invested in high quality commercial paper and certificates of deposit.

(3) The percentage ownership of System Fuels' common stock is held as follows: 35% by Entergy Arkansas, 33% by Entergy Louisiana, 19% by Entergy Mississippi and 13% by Entergy New Orleans. The numbers of common shares owned and the book values to both the issuer and owners are as follows: Entergy Arkansas, 70 shares - $7,000; Entergy Louisiana, 66 shares - $6,600; Entergy Mississippi, 38 shares - $3,800; and Entergy New Orleans, 26 shares - $2,600. Under a loan agreement, System Fuels had borrowings outstanding from its parent companies to finance its fuel supply business. As of December 31, 1999, approximate loans to System Fuels from its parent companies were as follows: Entergy Arkansas $11.0 million; Entergy Louisiana, $14.2 million; Entergy Mississippi, $5.5 million; and Entergy New Orleans, $3.3 million. These loans mature in 2008.

(4) The Capital Stock of The Arklahoma Corporation (ARKCO) is owned in the proportions of 47%, 5%, and 48%, respectively, by Entergy Arkansas, Oklahoma Gas and Electric Company and Southwestern Electric Power Company. ARKCO owns an electric transmission line that is leased to these three companies. Information covering ARKCO is included herein pursuant to the instructions for Form U5S. Entergy Arkansas is exempted from holding company status under the Public Utility Holding Company Act of 1935 ("Act") (except with regard to section 9(a)(2) of the Act) pursuant to the provisions of Reg. 250.2(a)(2).

(5)  Inactive companies held to preserve franchises.

(6) See Items 5 and 9 and Exhibit I for information regarding direct and indirect holdings in Exempt Wholesale Generators
     ("EWG") and Foreign Utility Companies ("FUCO").

(7) During 1999, Entergy Corporation organized the following direct or indirect subsidiary companies principally to develop, acquire, and/or hold investments in EWGs or FUCOs: Entergy Power Investment Holdings Corporation (under Delaware law, on January 12, 1999); Entergy Power Damhead Finco LLC (Delaware, on January 4, 1999); Entergy Power Damhead Finco 1 (Cayman Islands on January 5, 1999); Entergy Power Damhead Finco 2 (Cayman Islands on January 5, 1999); Damhead Finance LDC (Cayman Islands on January 5, 1999); Damhead Finance (Netherlands Antilles) N.V (Netherlands Antilles, on January 12, 1999); Damhead Finance (Netherlands) B.V (Netherlands, on February 26, 1999); Entergy Power Espana, S.A. (Spain, on October 21, 1999); Entergy Power Maritza Holding, Inc. (Delaware, on June 8, 1999); Entergy Power Maritza Holding Limited (Cyprus, on August 13, 1999); Entergy Power Maritza Holding I, Ltd. (Cayman Islands, on June 8, 1999); Entergy Power Maritza Holding II, Ltd. (Cayman Islands, on June 8, 1999); Entergy Power Maritza Holding III, Ltd., (Cayman Islands, on June 8, 1999); Maritza East III Power Company AD (Bulgaria, on July 1, 1999); EAL Power Generation, LLC (Delaware, on September 29, 1999); Entergy Power Fairfield Corporation (Delaware, on June 3, 1999); Entergy Power Freestone Corporation ( Texas, on June 3, 1999); Freestone Power Generation, L.P. (Texas, on June 3, 1999); Entergy Nuclear Holding Company #1 (Delaware, on June 25, 1999); Entergy Nuclear New York Investment Company I (Delaware, on October 7, 1999); Entergy Nuclear New York Investment Company II (Delaware, on December 6, 1999). During 1999, Entergy Corporation organized the following direct or indirect subsidiary companies to develop, acquire, and/or hold investment permitted under Rule 58: Entergy Power Holdings USA Corporation (Delaware, on February 25, 1999); Entergy Power RS Corporation (Delaware, on February 25, 1999); RS Cogen LLC (Louisiana on March 25, 1999).

(8) Relinquished FUCO status during 1999 due to sale of FUCO investment or abandonment of FUCO development efforts.

ITEM 2.   ACQUISITIONS OR SALES OF UTILITY ASSETS

There are no transactions to report under this item.


ITEM 3.   ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM
SECURITIES

     On September 13, 1996, Entergy Corporation and Entergy Technology Holding Company (ETHC) entered into a credit agreement with the Bank of New York (as agent) in the amount of $100 million. In 1998 the credit agreement was amended and restated to increase the size of the facility to $300 million. The credit facility expired on September 12, 1999. During 1999, all borrowings under the credit agreement were repaid.

      In 1999 Entergy Corporation entered into several third party guarantees for the benefit of Entergy Power Marketing Corp. totaling $170 million at December 31, 1999. These guarantees were issued by Entergy pursuant to the Commission's order in File No. 70-8863 (HCAR No. 26812) dated January 6, 1998, and File No. 70-9123 (HCAR No. 27039) dated June 22, 1999.

      In 1999 Entergy International Ltd LLC entered into several third party guarantees for the benefit of Entergy Trading and Marketing Ltd totaling $4.0 million at December 31, 1999. Such guarantees were issued pursuant to the exemption under Section 33 (a)(1).

      In December 1999, Entergy Enterprises Inc., (EEI) sold its remaining interest in Entergy Operations Services Inc., (EOSI) stock (420 shares) to Entergy Corporation for the amount of $311,056. The aggregate total amount of such transaction was therefore, below the $5 million limit established by Rule 43.

      In January 1999, Entergy Technology Holding Company sold 100% of the common stock of its security management subsidiary, Entergy Security Corp. The consideration was arrived at through arm's length discussions with the purchaser, ADT. The gain on the sale after taxes was approximately $6.4 million including a true-up which was paid to Entergy and recognized in December 1999.

      In May 1999, Entergy Technology Holding Company sold 100% of its investment in TeleCorp to the other equity investors. The consideration was arrived at through arm's length discussions with the purchasers. The gain on the sale was approximately $3.4 million.

      In June 1999 Entergy Technology Holding Company sold 100% of its investment in Entergy Hyperion. The consideration was arrived at through arm's length discussions with the purchaser, Hyperion. The after tax gain on the sale was approximately $7.9 million.

      Also, in June 1999 Entergy Wireless, Inc., a subsidiary of Entergy Technology Holding Company, sold 100% of its investment for book value.

      In  June  1999, Entergy International Ltd LLC sold 100%  of  its
stock in Entergy Power Edesur Holding Ltd. to Perez Company Ltd.   The
after tax gain on the sale was approximately $ 17.3 million.

     During 1999, Entergy Power Generation Corporation transferred its 100% stock ownership in Entergy Nuclear Generation Corporation to Entergy Corporation. Subsequently, Entergy Corp. transferred to its wholly-owned subsidiary, Entergy Nuclear Holding Company #1, 100% ownership in Entergy Nuclear Generation Corporation.


ITEM 4.     ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES



					      Calendar Year 1999
			     Name of Company               Number of Shares                              Holding Company
Name of Issuer            Acquiring, Redeeming           or Principal Amount                            Act Exemption or
and Security              or Retiring Securities     Acquired   Redeemed   Retired        Consideration  Release Number
ENTERGY ARKANSAS

  Long-Term Debt*            ENTERGY ARKANSAS             -           -  $39,607,000    $    39,607,000   See Exhibit F

  Preferred Stock*           ENTERGY ARKANSAS             -     281,085       -         $    22,666,125   See Exhibit F

ENTERGY GULF STATES

  Long-Term Debt*            ENTERGY GULF STATES          -           -  $195,920,000   $   197,960,000   See Exhibit F

  Preferred Stock*           ENTERGY GULF STATES          -     258,471       -         $    25,931,100   See Exhibit F

ENTERGY LOUISIANA

  Long-Term Debt*            ENTERGY LOUISIANA            -           -  $380,107,044   $   386,707,044   See Exhibit F

  Preferred Stock*           ENTERGY LOUISIANA            -     500,000       -         $    50,000,000   See Exhibit F

ENTERGY MISSISSIPPI

  Long-Term Debt*            ENTERGY MISSISSIPPI          -           -  $155,865,000   $   163,277,500   See Exhibit F


SYSTEM ENERGY

  Long-Term Debt*            SYSTEM ENERGY                -           -  $282,885,000   $   286,974,563   See Exhibit F

ENTERGY OPERATIONS
SERVICES, INC.**

Capital Stock (Sale by EEI)  ENTERGY CORPORATION        420           -             -   $       311,056   Rule 43
ENTERGY POWER ESPANA, S.A.

Common Stock                 ENTERGY POWER              100           -             -   $        64,869   Section 33 (c)
Paid-in-Capital              DEVELOPMENT
			     CORPORATION

EAL  POWER GENERATION, LLC

Member Interest              ENTERGY POWER                -           -             -   $            10   Section 32(e)
			     GENERATION
			     CORPORATION

ENTERGY POWER FAIRFIELD
CORPORATION

Common Stock                 ENTERGY POWER            1,000           -             -   $         1,000   Section 32(e)
Paid-in-Capital              GENERATION
			     CORPORATION



					      Calendar Year 1999
			Name of Company            Number of Shares                       Holding Company
Name of Issuer       Acquiring, Redeeming        or Principal Amount                      Act Exemption or
and Security        or Retiring Securities   Acquired   Redeemed   Retired Consideration  Release Number

ENTERGY POWER
FREESTONE CORPORATION
Common Stock            ENTERGY POWER         1,000          -         -  $      1,000    Section 32(e)
Paid-in-Capital         GENERATION
			CORPORATION

FREESTONE POWER
GENERATION L.P.

Partnership Interest    ENTERGY POWER                        -         -  $          -    Section 32(e)
			FREESTONE
			CORPORATION

ENTERGY  POWER
MARITZA HOLDING, LTD.

Common Stock            ENTERGY POWER         1,100          -         -  $     45,856    Section 33(c)
			DEVELOPMENT
			CORPORATION

ENTERGY  POWER
MARITZA HOLDING I,
LTD.

Common Stock            ENTERGY  POWER          200          -         -  $    44,956     Section 33 (c)
Paid-in-Capital         MARITZA HOLDING,
			LTD.

ENTERGY  POWER
MARITZA HOLDING II,
LTD.

Common Stock            ENTERGY  POWER          199          -         -  $    44,517     Section 33 (c)
Paid-in-Capital         MARITZA HOLDING I,
			LTD.
ENTERGY  POWER
MARITZA HOLDING III,
LTD.

Common Stock            ENTERGY  POWER          101          -         -  $       539     Section 33(c)
			MARITZA HOLDING I,
			LTD.

ENTERGY  POWER
MARITZA HOLDING
LIMITED

Common Stock            ENTERGY  POWER        1,096          -         -  $    45,856     Section 33(c)
			MARITZA HOLDING
			III,  LTD.

MARITZA EAST III POWER
COMPANY AD

Common Stock            ENTERGY  POWER          816          -         -  $    44,856     Section 33 (c)
Paid-in-Capital         MARITZA HOLDING
			LIMITED



					      Calendar Year 1999
		     Name of Company            Number of Shares                       Holding Company
Name of Issuer    Acquiring, Redeeming        or Principal Amount                      Act Exemption or
and Security     or Retiring Securities   Acquired   Redeemed   Retired Consideration  Release Number


ENTERGY  POWER
HOLDING USA
CORPORATION
Common Stock        ENTERGY CORPORATION      1,000        -        -   $     1,000    Rule 58
Paid-in-Capital

ENTERGY  POWER  RS
CORPORATION

Common Stock        ENTERGY  POWER           1,000        -        -   $     1,000    Rule 58
		    HOLDING USA
		    CORPORATION

RS COGEN  LLC

Member Interest     ENTERGY  POWER  RS           -        -        -   $   -          Rule 58
		    CORPORATION



* See annexed schedules (Exhibit F) which identify the amount acquired, redeemed or retired for each series or issue.
** No additional Commission approval was required for Entergy's acquisition of the securities of EOSI since, at the time of the subject transaction, EOSI was an existing Entergy subsidiary company, the securities of which had already been acquired by Entergy (indirectly through EEI) pursuant to Commission order HCAR No. 26322, dated June 30, 1995. Accordingly, the sale and transfer of the securities from EEI to Entergy on December 17, 1999 was not a new acquisition of securities requiring separate Commission approval pursuant to Section 9(a)(1).


ITEM 5.   INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES

(1) Investments In Persons (Not Exceeding $100,000) Operating Within Retail Service Area of Owner
							    Amount of
Name of Owner          Number of Persons and Description    Investment

None



(2)                           Other Investments

		     Name of Issuer and a Description                                Number of Shares  % of Voting     Carrying
Name of Owner                  of the Issuer's Business            Security Owned          Owned          Power        Value to
															 Owner
Entergy Arkansas     Capital Avenue Development                    90.171%
		      Company (limited partnership                 Limited
		      engaged in the business of                   Partnership
		      constructing, owning,                        Interest                        -              -  $   2,976,050
		      maintaining, operating and
		      leasing a 40-story commercial
		      office building)

Entergy Power        Inversiones Electricas Quillota S.A.  (50%    50% interest                    -          50.00          7,447
Chile, S.A.          owner of a 370 MW gas-fired power plant in
		     Chile)

Entergy S.A.         Central Costanera S.A.                        6% capital stock        8,081,160           6.00     10,527,014
								   interest
		     (Owner of a 1,260 MW fossil-fuel
		     steam electric generating facility
		     located in Buenos Aires, Argentina)

Entergy Power        Central Termoelectric Buenos Aires, S.A.      7.8% capital stock      3,301,378           7.80      3,673,508
CBA Holding Ltd.                                                   interest
		     (Owner of a 220 MW combined cycle gas
		     turbine located at the Central Costanera
		     Power Plant in Buenos Aires, Argentina)

Entergy              Hub Power Company, Ltd.                       4.8% capital stock     55,671,721           4.80     14,729,993
								   interest
Pakistan, Ltd.       (Owner of a 4 unit, 1,292 MW oil-
		     fired steam electric generating facility
		     located near Karachi, Pakistan at the
		     mouth of the Hub River)

Entergy              First Pacific Networks, Inc.                  Common Stock,           1,715,235            7.9        -
Enterprises, Inc.    ( A communications company that was           (.001 Par)
		     developing jointly with Entergy utility
		     applications of patented communication
		     technology)

Entergy Australia    United    Energy   Limited   (An    electric  Common Stock                1,000        -
DB 1A Pty Limited    distribution  utility serving  customers  in                                                            1,929
		     the State of Victoria, Australia)

Entergy  UK          National  Grid Group plc (A holding  company  American                      100        -
Enterprises Limited  whose   primary  subsidiary  is   the   sole  Depositary                                                3,555
		     independent transmission company for England  Receipts
		     and Wales)


ITEM 6.   OFFICERS AND DIRECTORS

ITEM 6.  Part I - Names, Addresses, and Positions Held

ETR  =       Entergy Corporation
EAI  =       Entergy Arkansas, Inc.
EGSI =       Entergy Gulf States, Inc.
ELI  =       Entergy Louisiana, Inc.
EMI  =       Entergy Mississippi, Inc.
ENOI =       Entergy New Orleans, Inc.
ESI  =       Entergy Services, Inc.
EIL  =       Entergy International Ltd. LLC

     As of December 31, 1999        ETR   EAI   EGSI   ELI   EMI  ENOI   ESI    EIL

  Cecil L. Alexander                      VP
    P. O. Box 551
    Little Rock, AR  72203
  Kay Kelley Arnold                                                      VP
    P. O. Box 551
    Little Rock, AR  72203
  Michael D. Bakewell                                                    VP
    350 Pine Street
    Beaumont, TX  77701
  W. Frank Blount                   D
    105 Flyway Drive
    Kiawah, SC  29455
  Tracie L. Boutte                                                       VP
    639 Loyola Avenue
    New Orleans, LA  70113
  S.M. Henry Brown, Jr.                                                  VP
    1776 Eye St., NW
    Suite 275
    Washington, D.C.  20006
  James D. Bruno                                VP     VP                VP
    446 North Boulevard
    Baton Rouge, LA  70802
  C. Gary Clary                           SVP   SVP    SVP   SVP  SVP    SVP
    639 Loyola Avenue
    New Orleans,  LA  70113
  Elaine Coleman                                                  VP
    1600 Perdido Street
    Building 505
    New Orleans, LA  70112
  E. Renae Conley                                                        VP
    639 Loyola Avenue
    New Orleans, LA  70113
  Bill F. Cossar                                              VP
    P.O. Box 1640
    Jackson, MS  39215-1640
  Robert L. Cushman                                                      VP
    10055 Grogan's Mill Road
    Suite 150
    The Woodlands, TX  77380
  George W. Davis                   D
    4824 Smallwood Road, Apt 26
    Columbia, SC  29223
  Leo P. Denault                                                         VP
    639 Loyola Avenue
    New Orleans, LA  70113
  Joseph F. Domino                              P
    350 Pine Street                             CEO
    Beaumont, TX  77701                         D
  Murphy A. Dreher                              VP     VP                VP
    446 North Boulevard
    Baton Rouge, LA  70802
  John A. Dubret                                                         VP
    1450 Poydras Street
    New Orleans  70113
  Johnny  D. Ervin                                                       VP
    639 Loyola Avenue
    New Orleans, LA  70113
  Kent R. Foster                                                         VP
    P.O. Box 551
    Little Rock, AR  72203
  Norman C. Francis                 D
    7325 Palmetto Street
    New Orleans, LA  70125
  Frank F. Gallaher                 SVP   SVP   SVP    SVP   SVP  SVP    SVP
    639 Loyola Avenue
    New Orleans, LA  70113
  Laurence M. Hamric                                                            S
    639 Loyola Avenue                                                           VP
    New Orleans, LA  70113
  David  C. Harlan                                                       VP
    639 Loyola Avenue
    New Orleans, LA  70113
  Randall W. Helmick                            VP     VP                VP
    446 N. Boulevard
    Baton Rouge, LA  70802
  Joseph T. Henderson               VP    VP    VP     VP    VP   VP     VP     VP
    639 Loyola Avenue               GTC   GTC   GTC    GTC   GTC  GTC    GTC    GTC
    New Orleans, LA  70113
  Donald C. Hintz                   P     D     D      D     D    D      P
    639 Loyola Avenue                                                    COB
    New Orleans, LA  70113
  Jill I. Israel                                                         VP
    639 Loyola Avenue
    New Orleans, LA  70113
  Jerry D. Jackson                  EVP         P      P                 EVP
    4809 Jefferson Hwy.                         CEO    CEO               D
    Jefferson, LA  70121                        COB    COB
  J. F. Kenney                                                           VP
    10055 Grogan's Mill Road
    Suite 300
    The Woodlands, TX  77380
  Nathan E. Langston                VP    VP    VP     VP    VP   VP     VP     VP
    639 Loyola Avenue               CAO   CAO   CAO    CAO   CAO  CAO    CAO    CAO
    New Orleans, LA  70113
  Kimberly Y. Lee                                                        VP
    639 Loyola Avenue
    New Orleans, LA  70113
  Peter H. Lendrum                                                       VP
    639 Loyola Avenue
    New Orleans, LA  70113
  J. Wayne Leonard                  CEO                                  CEO
    639 Loyola Avenue               D
    New Orleans, LA  70113
  Robert v.d. Luft                  COB
    639 Loyola Avenue
    New Orleans, LA  70113
  Jerry L. Maulden (a)              VC
    P.O. Box 551
    Little Rock, AR  72203
  J. Parker McCollough                          VP
    919 Congress Avenue
    Suite 740
    Austin, TX  78701
  Hugh T. McDonald                                                       SVP
    639 Loyola Avenue
    New Orleans, LA  70113
  Kinnaird R. McKee                 D
    214 S. Morris St.
    Oxford, MD  21654
  Thomas F. McLarty, III            D
    425 W. Capitol Avenue
    Suite 3810
    Little Rock, AR  72201
  Steven C. McNeal                  VP    VP    VP     VP    VP   VP     VP     VP
    639 Loyola Avenue               T     T     T      T     T    T      T      T
    New Orleans, LA  70113
  Phillip R. Miracle                                                     VP
    639 Loyola Avenue
    New Orleans, LA  70113
  Nancy C. Morovich                                                      VP
    639 Loyola Avenue
    New Orleans, LA  70113
  Paul W. Murrill                   D
    206 Sunset Blvd.
    Baton Rouge, LA  70808
  James M. Neikirk                                                       VP
    639 Loyola Avenue                                                    CPO
    New Orleans, LA  70113
  James R. Nichols                  D
    50 Congress Street, Suite 832
    Boston, MA  2109
  Phillip Orton                                                          VP
    639 Loyola Avenue                                                    CIO
    New Orleans, LA  70113
  Eugene H. Owen                    D
    8755 Goodwood Blvd.
    Baton Rouge, LA  70806
  Daniel F. Packer                                                P
    639 Loyola Avenue                                             COB
    New Orleans,  LA  70113                                       CEO
  William A. Percy, III (b)         D
    1200 Old Leland Road
    Greenville, MS  38701
  Dennis H. Reilley                 D
    39 Old Ridgebury Road
    Danbury, CT  06810
  Deanna D. Rodriguez                                                    VP
    639 Loyola Avenue
    New Orleans, LA  70113
  Carolyn C. Shanks                                          P
    308 E. Pearl Street                                      CEO
    Jackson, MS  32901                                       COB
  Richard J. Smith                                                       SVP
    639 Loyola Avenue
    New Orleans, LA  70113
  Wm. Clifford  Smith               D
    P.O. Box 2266
    Houma, LA  70361
  Bismark A. Steinhagen             D
    P.O. Box 20037
    Beaumont, TX  77720-0037
  Michael G. Thompson               SVP   SVP   SVP    SVP   SVP  SVP    SVP
    639 Loyola Avenue               S     S     S      S     S    S      S
    New Orleans, LA  70113          GC    GC    GC     GC    GC   GC     GC
  Horace S. Webb                                                         SVP
    639 Loyola Avenue
    New Orleans, LA  70113
  C. John Wilder                    EVP   EVP   EVP    EVP   EVP  EVP    EVP    CFO
    639 Loyola Avenue               CFO   CFO   CFO    CFO   CFO  CFO    CFO    P
    New Orleans, LA  70113                D     D      D     D    D      D
  Thomas J. Wright                        COB
    425 W. Capitol                        P
    Little Rock, AR  72201                CEO
  Jerry W. Yelverton                                                     EVP
    1340 Echelon Parkway                                                 CNO
    Jackson, MS  39213
  John H. Zemanek                                                        VP
    639 Loyola Avenue
    New Orleans,  LA  70113


a)   Mr. Maulden retired effective December 31, 1999.
b)   Mr. Percy was elected to the Board of Directors on January 16, 2000.

COB  =  Chairman of the Board           CAO  =   Chief Accounting Officer
VC   =  Vice Chairman                   CFO  =   Chief Financial Officer
CEO  =  Chief Executive Officer         CIO  =   Chief Information Officer
P    =  President                       CNO  =   Chief Nuclear Officer
SVP  =  Senior Vice President           CPO  =   Chief Procurement Officer
EVP  =  Executive Vice President        CRO  =   Chief Risk Officer
VP   =  Vice President                  T    =   Treasurer
D    =  Director                        S    =   Secretary
GTC  =  General Tax Counsel             GC   =   General Counsel

SERI  = System Entergy Resources, Inc.
EOI   = Entergy Operations, Inc.
EPI   = Entergy Power, Inc.
SFI   = System Fuels, Inc.
VARI  = Varibus Corporation
POGI  = Prudential Oil and Gas, Inc.
SGRC  = Southern Gulf Railway Company
GSG&T = GSG&T, Inc.

    As of December 31, 1999      SERI   EOI   EPI    SFI   VARI POGI  SGRC  GSG&T
  Christopher J. Bernard                      GC
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
  Joseph L. Blount                S     S
    1340 Echelon Parkway
    Jackson, MS  39213
  C. Gary Clary                         SVP
    639 Loyola Avenue
    New Orleans, LA  70113
  Charles M. Dugger                     VP
    17265 River Road
    Killona, LA  70066
  William A. Eaton                      VP
    Waterloo Road
    Port Gibson, MS  39150
  Randall K. Edington                   VP
    5485 U. S. Highway 61
    St. Francisville, LA  70775
  Dale K. Furrow                              CRO
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
  Joseph T. Henderson            VP     VP    VP     VP    VP   VP    VP    VP
    639 Loyola Avenue            GTC    GTC   GTC    GTC   GTC  GTC   GTC   GTC
    New Orleans, LA  70113
  Donald C. Hintz                D      D            D     D    D     D     D
    639 Loyola Avenue
    New Orleans, LA  70113
  C. Randy Hutchinson                   VP
    Route 3, Box 137G
    Russellville, AR  72802
  Michael R. Kansler                    VP
    1340 Echelon Parkway
    Jackson, MS  39213
  J. F. Kenney                                       P      P      P     P     P
    10055 Grogan's Mill Road                         CEO    CEO    CEO   CEO   CEO
    Suite 300                                        COB    COB    COB   COB   COB
    The Woodlands, TX  77380
  Nathan E. Langston             VP     VP
    639 Loyola Avenue            CAO    CAO
    New Orleans, LA  70113
  John R. McGaha                        EVP
    P. O. Box 220                       COO
    St. Francisville,  LA  70775
  Steven C. McNeal               VP     VP    VP     VP    VP   VP    VP    VP
    639 Loyola Avenue            T      T     T      T     T    T     T     T
    New Orleans, LA  70113
  Geoffrey D. Roberts                         P
    10055 Grogan's Mill Road                  CEO
    The Woodlands, TX  77380                  D
  Michael G. Thompson                         S      SVP   SVP  SVP   SVP   SVP
    639 Loyola Avenue                         D      S     S    S     S     S
    New Orleans, LA 70113                     SVP
  F. W.  Titus                          VP
    1340 Echelon Parkway
    Jackson,  MS  39213
  C. John Wilder                 EVP    EVP   D      EVP   EVP  EVP   EVP   EVP
    639 Loyola Avenue            CFO    CFO          CFO   CFO  CFO   CFO   CFO
    New Orleans, LA  70113       D      D            D     D    D     D     D
  Jerry W. Yelverton             COB    COB
    1340 Echelon Parkway         P      P
    Jackson, MS  39213           CEO    CEO

COB  = Chairman of the Board        CAO =      Chief Accounting Officer
CEO  = Chief Executive Officer      CFO =      Chief Financial Officer
P    = President                    COO =      Chief Operating Officer
SVP  = Senior Vice President        CRO =      Chief Risk Officer
EVP  = Executive Vice President     GC  =      General Counsel
VP   = Vice President               GTC =      General Tax Counsel
T    = Treasurer
S    = Secretary
D    = Director

EEI   =  Entergy Enterprises, Inc.
EOSI  =  Entergy Operations Services, Inc.
EHI   =  Entergy Holdings, Inc.
ENI   =  Entergy Nuclear, Inc.
EPDC  =  Entergy Power Development Corporation
EPGC  =  Entergy Power Generation Corporation
EPIHC =  Entergy Power International Holdings Corporation
EPMC  =  Entergy Power Marketing Corp.

    As of December 31, 1999       EEI  EOSI  EHI   ENI  EPDC  EPGC  EPIHC  EPMC

 Robert M. Bellamy                                 VP
    600 Rocky Hill Road
    Duxburg, MA  02331
 Christopher J. Bernard                                                    GC
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Robert J. Cushman                                      VP    VP    VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Frederick M. Davidson                                                     VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Hamid Fatemi                     VP                    VP
    14 Floor, 2 George Yard
    Lombard Street
    London, UK  EC3V9DH
 Lawrence S. Folks                VP                    VP           VP
    4 Park Plaza, Suite 2000
    Irvine, CA  92614
 William R. Ford, Jr.             VP                    VP
    16 Tivoy Avenue
    Rose Bay
    Australia NSW  2029
 Dale K. Furrow                   VP                    VP    VP           CRO
    10055 Grogan's Mill Road                                               VP
    The Woodlands, TX  77380
 Frank F. Gallaher                     COB
    639 Loyola Avenue                  CEO
    New Orleans, LA  70113             P
 Turgay Gurun                     VP                    VP    VP
    14 Floor, 2 George Yard
    Lombard Street
    London, UK  EC3V9DH
 Joseph T. Henderson              VP   VP    VP    VP   VP    VP    VP     VP
    639 Loyola Avenue             GTC  GTC   GTC   GTC  GTC   GTC   GTC    GTC
    New Orleans, LA  70113
 Donald C. Hintz                  D    D     D     D    D     D
    639 Loyola Avenue
    New Orleans, LA  70113
 Margarita G. Jannasch            VP                    VP    VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Danny R. Keuter                                   VP
    1340 Echelon Parkway
    Jackson, MS  39213
 John J. Ludwig                   VP         VP               VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Steven C. McNeal                 VP   VP    VP    VP   VP    VP    VP     T
    639 Loyola Avenue             T    T     T     T    T     T     T
    New Orleans, LA  70113
 Robert J. Moore                  VP         P          VP    VP
    10055 Grogan's Mill Road                 COB
    The Woodlands, TX  77380
 Frederick Nugent                 VP         VP         VP    VP    VP
    10055 Grogan's Mill Road                            GC    GC
    The Woodlands, TX  77380
 Geoffrey D. Roberts              P                     P     P     P      P
    10055 Grogan's Mill Road      D                     D     D     D      D
    The Woodlands, TX  77380
 David  Stoner                    VP                    VP
    2 George Yard Lombard
    London, UK  EC3V9DH
 Michael G. Thompson              SVP  SVP   SVP   SVP SVP    SVP   SVP    SVP
    639 Loyola Avenue             S    S     S     S   S      S     S      S
    New Orleans, LA  70113        GC                                D      D
 Paul J. Wielgus                  SVP                         SVP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 C. John Wilder                   D    EVP   D     EVP  D     D     D      D
    639 Loyola Avenue                  CFO         CFO  EVP   EVP   EVP
    New Orleans, LA  70113             D           D          CFO
 Jerry W. Yelverton                                P
    1340 Echelon Parkway                           COB
    Jackson, MS  39213                             CEO

COB  =  Chairman of the Board             T   =    Treasurer
CEO  =  Chief Executive Officer           S   =    Secretary
COO  =  Chief Operating Officer           D   =    Director
P    =  President                         CFO =    Chief Financial Officer
SVP  =  Senior Vice President             CRO =    Chief Risk Officer
EVP  =  Executive Vice President          GC  =    General Counsel
VP   =  Vice President

EGPOC  = Entergy Global Power Operations Corporation
ETHC   = Entergy Technology Holding Company
ENHC1  = Entergy Nuclear Holding Company # 1.
EPHUSA = Entergy Power Holdings USA Corp.

    As of December 31, 1999      EGPOC ETHC  ENHC1  EPHUSA
 Douglas Castleberry                   VP
    425 W. Capitol
    Little Rock, AR  72201
 Robert J. Cushman               VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Cynthia Dyer                                       D
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Lawrence S. Folks                                  VP
    4 Park Plaza Suite 2000
    Irvine, CA  92614
 Joseph T. Henderson             VP    VP    VP     VP
    639 Loyola Avenue            GTC   GTC   GTC    GTC
    New Orleans, LA  70113
 Donald C. Hintz                       COB   D
    639 Loyola Avenue
    New Orleans, LA  70113
 Nathan E. Langston                          VP
    639 Loyola Avenue                        CAO
    New Orleans, LA  70113
 John J. Ludwig                  VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Steven C. McNeal                VP    VP    VP
    639 Loyola Avenue            T     T     T
    New Orleans, LA   70113
 Frederick Nugent                VP                 VP
    10055 Grogan's Mill Road                        S
    The Woodlands, TX  77380                        D
 Geoffrey D. Roberts             D                  P
    10055 Grogan's Mill Road     P                  D
    The Woodlands, TX  77380
 Michael G. Thompson             SVP   SVP   SVP
    639 Loyola Avenue            S     S     S
    New Orleans, LA   70113      D
 C. John Wilder                  EVP   CFO   CFO
    639 Loyola Avenue            D     P     EVP
    New Orleans, LA   70113            D     D
 Jerry W. Yelverton                          P
    1340 Echelon Parkway                     COB
    Jackson, MS  39213                       CEO


COB  =  Chairman of the Board              CAO  =  Chief Accounting Officer
CEO  =  Chief Executive Officer            CFO  =  Chief Financial Officer
P    =  President                          GC   =  General Counsel
SVP  =  Senior Vice President              GTC  =  General Tax Council
VP   =  Vice President                     S    =  Secretary
T    =  Treasurer                          D    =  Director

ITEM 6. Part II - Financial Connections

			    As of December 31, 1999

		     Name and Location            Position          Applicable
Name of Officer             of                Held in Financial     Exemption
  or Director      Financial Institution         Institution           Rule
      (1)                  (2)                      (3)                (4)

W. Frank Blount    First Union National Bank          Director         70(b)
		   Atlanta, Georgia

		   National Australia Bank            Director         70(b)
		   Melbourne, Australia


Norman C. Francis  Liberty Bank and Trust             Director         70(a)
		   New Orleans, LA

		   The Equitable Life                 Director         70(b)
		   Assurance Society
		   New York, NY

Item 6. Part III (a) - Executive Compensation


			 Summary Compensation Table

      The following table includes the Chief Executive Officers and the four other most highly compensated executive officers in office as of December 31, 1999 at Entergy Corporation, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., System Energy Resources, Inc., Entergy Services, Inc., System Fuels, Inc., Entergy Operations, Inc., Entergy Enterprises, Inc., Entergy Global Power Operations Corporation, Entergy Power, Inc., Entergy Power Generation Corporation, Entergy Power Marketing Corp., Entergy Power Development Corporation, Entergy Holdings, Inc., Entergy Nuclear, Inc., Entergy Nuclear Holding Company #1, Entergy Power Holdings USA Corporation, Entergy Operations Services, Inc., Entergy Technology Holding Company, Entergy International Ltd LLC, Entergy Power International Holdings Corporation, Varibus Corporation, Prudential Oil and Gas, Inc., Southern Gulf Railway Company, and GSG&T, Inc. (collectively, the "Named Executive Officers"). This determination was based on total annual base salary and bonuses from all Entergy sources earned during the year 1999. See Item 6. Part I, "Names, Addresses, and Positions Held", above for information on the principal positions of the Named Executive Officers in the table below.

      As shown in Item 6. Part I, most Named Executive Officers are employed by several Entergy companies. Because it would be impracticable to allocate such officers' salaries among the various companies, the table below includes aggregate compensation paid by all Entergy companies.

								  Long-Term Compensation
				  Annual Compensation                     Awards
								  Restricted  Securities               (a)
						    Other Annual    Stock     Underlying            All Other
	  Name            Year  Salary    Bonus     Compensation    Awards      Options            Compensation
Michael B. Bemis          1999  $330,000  $506,696    $78,125(f)     (b)      27,000 shares         $42,007
			  1998   339,731   396,500    741,681(f)     (b)       2,500                 11,895
			  1997   314,154         0    734,368(f)     (b)       5,000                 11,736

Charles J. Brown, III     1999  $293,652  $258,488    $20,736        (b)      16,200 shares            $  0
			  1998   273,762   178,429     90,713(f)     (b)       1,250                 22,355
			  1997   212,412    73,810    387,833(f)     (b)       2,500                  4,936

Douglas R. Castleberry    1999  $134,543   $50,750       $  0        (b)       5,700 shares          $4,371
			  1998   149,254    20,000      1,357        (b)           0                  4,310
			  1997   101,798    30,153          0        (b)           0                      0

C. Gary Clary             1999  $254,080  $193,423      $   0        (b)      28,025 shares          $8,012
			  1998   226,662   168,089      9,959        (b)       1,250                  5,017
			  1997   170,731    36,086     23,072        (b)       2,500                  5,122

John J. Cordaro (e)       1999  $ 53,506   $11,815     $2,698        (b)           0 shares      $1,305,083
			  1998   227,556    67,211     45,209        (b)       1,250                  5,833
			  1997   206,410         0     37,986        (b)       2,500                  6,192

Robert J. Cushman         1999  $268,176  $341,495    $28,572        (b)      23,500 shares         $29,463
			  1998   251,925   261,638     72,881        (b)       1,250                  9,432
			  1997   209,261    83,350    146,494(f)     (b)       2,500                 65,898

Frederick M. Davidson     1999  $210,000  $200,600    $15,475        (b)           0 shares         $34,161
			  1998   168,077    50,000          0        (b)           0                      0
			  1997    40,423    48,450          0        (b)           0                      0

								 Long-Term Compensation
			       Annual Compensation                        Awards
								 Restricted   Securities            (a)
						  Other Annual      Stock     Underlying         All Other
	Name          Year   Salary     Bonus     Compensation      Awards     Options          Compensation
Joseph F. Domino      1999   $223,569  $200,210      $7,072          (b)      13,487 shares       $6,838
CEO, TX - EGSI        1998    164,011    39,492       4,558          (b)           0               5,409
		      1997    138,374         0      16,205          (b)           0                   0

Lawrence S. Folks     1999   $239,533  $247,917        $800          (b)      20,500 shares       $6,228
		      1998    233,507    80,155       9,583          (b)       1,250               7,604
		      1997    214,768    85,584      21,163          (b)       2,500               6,321

Gary Fuqua (e)        1999   $152,173   $22,640       $ 404          (b)      11,750 shares         $  0
		      1998    105,112   194,187      18,682          (b)           0              23,984

Frank F. Gallaher     1999   $401,161  $303,855     $38,496          (b)      39,500 shares      $13,545
CEO - EOSI            1998    382,829   280,747      89,137          (b)       2,500              12,396
		      1997    327,385         0      11,132          (b)       5,000               9,822

Laurence M. Hamric    1999   $197,807   $90,000      $1,703          (b)       4,700 shares       $5,968
		      1998    188,609    96,151       9,578          (b)           0               4,829
		      1997    164,005         0       5,135          (b)           0               4,992

Joseph T. Henderson   1999   $222,115  $201,100     $36,004          (b)       7,500 shares      $21,983

Donald C. Hintz       1999   $535,713  $495,000     $76,188          (b)     272,000 shares      $22,156
		      1998    423,379   310,571      28,508          (b)       2,500              14,236
		      1997    365,077         0      18,245          (b)       5,000              10,952

Jerry D. Jackson      1999   $442,809  $403,554     $39,670          (b)      94,000 shares      $15,497
CEO - ELI             1998    408,456   348,156      59,630          (b)       2,500              13,849
CEO, LA - EGSI        1997    342,077         0      56,359          (b)       5,000              10,262

R. Drake Keith (e)    1999   $144,017   $85,544      $3,785          (b)      16,750 shares     $144,801
		      1998    289,145   165,582      67,239          (b)       1,250              10,259
		      1997    276,728         0      41,230          (b)       2,500               8,292

James F. Kenney       1999   $200,947  $105,035     $26,259          (b)      14,250 shares       $6,089
CEO - SFI, VARI       1998    189,725   112,948      40,766          (b)       1,250               4,863
  POGI, SGRC, and     1997    171,605    39,818      27,299          (b)       2,500              13,806
  GSG&T

Danny R. Keuter       1999   $180,892  $132,500        $  0          (b)       7,050 shares       $4,800
		      1998    154,777    42,961       5,280          (b)           0                   0
		      1997    139,449         0      20,517          (b)           0              57,270

Nathan E. Langston    1999   $193,462  $178,400     $23,613          (b)      15,400 shares       $4,800
		      1998    158,563   111,125      21,953          (b)           0               5,243
		      1997    131,660    10,504      17,462          (b)           0                   0

J. Wayne Leonard      1999   $771,938  $840,000      $2,570          (b)     255,000 shares         $  0
CEO - ETR, ESI        1998    412,843 1,145,416      65,787(f) $796,860(b)(d)      0              18,125

John J. Ludwig        1999   $235,005  $205,171     $90,710          (b)      20,500 shares      $95,845
		      1998    225,038    70,293      37,513          (b)           0               6,392
		      1997    206,343    81,900      57,788          (b)           0              43,583



								      Long-Term Compensation
				  Annual Compensation                         Awards
								   Restricted      Securities           (a)
						    Other Annual     Stock         Underlying        All Other
	 Name           Year   Salary    Bonus      Compensation     Awards         Options         Compensation
Shahid J. Malik (e)     1999   $301,714  $275,000        $   0         (b)         29,700 shares      $4,953
			1998    325,283         0       11,015     $595,000(b)(d)   1,250              9,288
			1997    164,364    68,415       19,986         (b)              0                  0

Jerry L. Maulden (e)    1999   $475,939  $428,345     $121,089         (b)         47,000 shares     $18,833
			1998    476,287   388,022       42,712         (b)          2,500             17,782
			1997    445,615         0       67,485         (b)          5,000             13,369

John R. McGaha          1999   $269,381  $173,619       $3,297         (b)         21,750 shares      $7,806
			1998    213,724   129,348       41,423         (b)              0              4,900
			1997    177,172    51,101       12,639         (b)          2,500              5,315

Steven C. McNeal        1999   $171,077   $78,100        $   0         (b)          5,925 shares      $4,800
			1998    154,721    94,400        4,432         (b)              0              5,145
			1997    122,474     9,818       14,237         (b)              0                  0

Donald E. Meiners (e)   1999   $180,342   $84,552      $27,682         (b)         16,750 shares  $1,198,504
			1998    268,345   148,734       60,353         (b)          1,250              9,388
			1997    255,410         0       33,748         (b)          2,500              7,662

Robert J. Moore         1999   $177,944  $113,000      $91,334(f)      (b)          5,700 shares     $39,391
			1998    157,813    42,600       60,768         (b)              0              7,909
			1997     30,577    91,672            0         (b)              0             12,619

Frederick Nugent        1999   $198,472  $172,175     $103,265(f)      (b)         12,050 shares     $63,739
			1998    187,811    78,122       31,885         (b)              0             12,785
			1997    166,089    70,363       75,529         (b)              0             67,111

Daniel F. Packer        1999   $211,055  $127,920      $10,517         (b)         16,750 shares      $6,583
CEO - ENOI              1998    170,326   123,513       54,208(f)      (b)              0              4,018
			1997    147,077         0       96,097(f)      (b)              0              3,028

James R. Rider (e)      1999   $127,357   $61,690      $16,199         (b)         11,750 shares  $1,458,172
			1998    194,926   128,589       36,770         (b)          1,250              4,756
			1997    172,826    40,898       29,547         (b)          2,500              5,185

Geoffrey D. Roberts     1999   $351,442  $682,500         $  0   $1,122,480(b)(c) 180,000 shares        $  0
CEO - EPI

Carolyn C. Shanks       1999   $208,931  $133,950       $2,549         (b)         11,050 shares      $4,800
CEO - EMI               1998    144,798    41,394        3,901         (b)              0              4,340
			1997    118,124     1,110       14,841         (b)              0              3,267

David A. Stoner         1999   $204,798  $471,446     $205,508(f)      (b)         21,375 shares     $16,517
			1998    171,766    74,300      294,730(f)      (b)              0             15,833

Michael G. Thompson     1999   $336,378  $254,910      $53,407         (b)         28,700 shares     $11,280
			1998    309,958   283,935       25,200      $60,874(b)(d)   2,500             10,091
			1997    259,315         0       12,856         (b)          5,000              7,729

C. John Wilder          1999   $445,191  $406,693     $119,878         (b)         52,500 shares     $20,035
			1998    201,413   513,106        7,255     $758,560(b)(d)       0              3,300


									 Long-Term Compensation
				  Annual Compensation                           Awards
									Restricted   Securities         (a)
							Other Annual       Stock     Underlying      All Other
	 Name            Year   Salary     Bonus        Compensation       Awards     Options       Compensation
Thomas J. Wright         1999   $263,120   $225,458      $159,653(f)        (b)      18,999 shares    $32,356
CEO - EAI                1998    234,361    757,045(g)    519,610(f)        (b)           0            20,833
			 1997    210,070     89,232       279,188(f)        (b)           0             6,102

Jerry W. Yelverton       1999   $363,997   $328,500        $8,036           (b)      49,400 shares    $11,286
CEO - System Energy,     1998    282,410    184,959        22,068           (b)       1,250             8,886
  EOI, ENI, and          1997    227,928          0        19,143           (b)       2,500             6,954
  ENHC#1

(a)  Includes the following:

     (1) 1999 benefit accruals under the Defined Contribution Restoration Plan as follows: Mr. Bemis $6,876; Mr. Clary $3,212; Mr. Cordaro $638; Mr. Cushman $3,648; Mr. Domino $2,038; Mr. Folks $150;
	  Mr. Gallaher $8,745; Mr. Hamric $1,168; Mr. Henderson $1,866;
	  Mr. Hintz $13,493; Mr. Jackson $10,697; Mr. Keith $273; Mr. Kenney $1,289; Mr. Malik $553; Mr. Maulden $14,033; Mr. McGaha $3,006;
	  Mr. Meiners $457; Mr. Packer $1,783; Mr. Rider $280; Mr. Thompson $6,480; Mr. Wilder $8,832; Mr. Wright $164; and Mr. Yelverton
	  $6,486.

     (2)  1999 employer contributions to the System Savings Plan as follows:
	  Mr. Bemis $4,800; Mr. Castleberry $4,371; Mr. Clary $4,800;
	  Mr. Cordaro $1,471; Mr. Cushman $4,497; Mr. Davidson $6,300;
	  Mr. Domino $4,800; Mr. Folks $6,078; Mr. Gallaher $4,800;
	  Mr. Hamric $4,800; Mr. Henderson $40; Mr. Hintz $4,800;
	  Mr. Jackson $4,800; Mr. Ludwig $6,505; Mr. Keith $3,187;
	  Mr. Kenney $4,800; Mr. Keuter $4,800; Mr. Langston $4,800;
	  Mr. Malik $4,400; Mr. Maulden $4,800; Mr. McGaha $4,800;
	  Mr. McNeal $4,800; Mr. Meiners $4,263; Mr. Moore $5,108;
	  Mr. Nugent $5,471; Mr. Packer $4,800; Mr. Rider $3,055;
	  Ms. Shanks $4,800; Mr. Stoner $5,172; Mr. Thompson $4,800;
	  Mr. Wilder $4,400; Mr. Wright $5,810; and Mr. Yelverton $4,800.

     (3) 1999 reimbursements for moving expenses are as follows: Mr. Bemis $30,331; Mr. Cushman $21,318; Mr. Davidson $27,861;
	  Mr. Henderson $20,077; Mr. Hintz $3,863; Mr. Ludwig $89,340;
	  Mr. Moore $34,283; Mr. Nugent $58,268; Mr. Stoner $11,345;
	  Mr. Wilder $6,803; and Mr. Wright $26,382.

     (4) 1999 payments to retired Named Executive Officers under the executive pension plans were as follows: Mr. Cordaro and Mr. Meiners received lump sum payments under the Post Retirement Plan and Pension Equalization Plan totaling $1,302,974 and $1,169,071, respectively. Mr. Meiners also received $24,713 from the Defined Contribution Restoration Plan. Mr. Keith received payments under the Post Retirement and the Pension Equalization Plan of $141,341. Mr. Rider received a lump sum payment of $1,452,164 from the System Executive Retirement
	  Plan and $2,673 from the Defined Contribution Restoration Plan.

(b) There were no restricted stock awards in 1999 under the Equity Ownership Plan. At December 31, 1999, the number and value of the aggregate restricted stock holdings were as follows: Mr. Bemis 5,223 shares, $134,492; Mr. Clary 12,945 shares, $333,334; Mr. Cordaro 1,626 shares,
     $41,870; Mr. Cushman 4,500 shares, $115,875; Mr. Domino 3,002 shares,
     $77,302; Mr. Folks 6,750 shares, $173,813; Mr. Gallaher 7,497 shares,
     $193,048; Mr. Henderson 3,948 shares, $101,661; Mr. Hintz 27,006 shares,
     $695,405; Mr. Jackson 27,000 shares, $695,250; Mr. Keith 1,992 shares,
     $51,294; Mr. Kenney 4,500 shares, $115,875; Mr. Keuter 1,754 shares,
     $45,166; Mr. Langston 3,380 shares, $87,035; Mr. Leonard 75,080 shares, $1,933,310; Mr. Ludwig 6,750 shares, $173,813; Mr. Maulden 8,993 shares, $231,570; Mr. McGaha 4,500 shares, $115,875; Mr. Meiners
     2,243 shares, $57,757; Mr. Packer 4,500 shares, $115,875; Mr. Rider
     2,243 shares, $57,757; Mr. Roberts 56,554 shares, $1,456,266; Ms. Shanks
     2,382 shares, $61,337; Mr. Stoner 6,560 shares, $168,920; Mr. Thompson
     14,834 shares, $381,976; Mr. Wilder 39,111 shares, $1,007,108;
     Mr. Wright 4,500 shares, $115,875; and Mr. Yelverton 11,505 shares, $296,254. Accumulated dividends are paid on restricted stock when vested. No restrictions were lifted in 1999, 1998, and 1997 under the Equity Ownership Plan. The value of restricted stock holdings as of December 31, 1999 is determined by multiplying the total number of shares held by the closing market price of Entergy Corporation common stock on the New York Stock Exchange Composite Transactions on December 31, 1999 ($25.75 per share).

(c) In addition to the restricted shares granted under the Equity Ownership Plan, in 1999 Mr. Roberts was granted 40,000 additional restricted shares. Restricted shares awarded will vest incrementally over a five-year period, beginning in 2000, based on continued service with Entergy Corporation. Restrictions will be lifted annually. The value Mr. Roberts may realize is dependent upon both the number of shares that vest and the future market price of Entergy Corporation common stock. Accumulated dividends will be paid on Mr. Roberts' shares when vested.

(d) In addition to the restricted shares granted under the Equity Ownership Plan, in 1998 Mr. Leonard, Mr. Malik, Mr. Wilder and Mr. Thompson were granted 30,000, 20,000, 26,000 and 2,000 additional restricted shares, respectively. Restricted shares awarded will vest incrementally over a three-year period, beginning in 1999, based on continued service with Entergy Corporation. Restrictions will be lifted annually. Mr. Malik vested in 6,666 of the restricted shares in 1999 and forfeited the remainder. The value Mr. Leonard, Mr. Wilder and Mr. Thompson may realize is dependent upon both the number of shares that vest and the future market price of Entergy Corporation common stock. Accumulated dividends will not be paid on Mr. Leonard's 30,000 shares and 21,000 shares of Mr. Wilder's restricted stock when vested. Accumulated dividends will be paid on 5,000 shares of Mr. Wilder's restricted stock and all of Mr. Thompson's restricted stock when vested.

(e) Mr. Cordaro is the former Chief Executive Officer of Entergy Gulf States, LA and Entergy Louisiana. Mr. Fuqua is the former Chief Executive Officer of Entergy Holdings, Inc. Mr. Keith is the former Chief Executive Officer of Entergy Arkansas. Mr. Maulden retired effective December 31, 1999, but had no organizational responsibilities effective April 1, 1999. Mr. Malik is the former Chief Executive Officer of Entergy Power, Inc. and Entergy Power Marketing Corporation. Mr. Meiners is the former Chief Executive Officer of Entergy Mississippi. Mr. Rider is the former Chief Executive Officer of Entergy Operations Systems, Inc.

(f)  Includes  approximately  $72,000 in  1999,  $730,000  in  1998  and
     $670,000 in 1997, related to various overseas living expenses, including UK taxes and housing, associated with Mr. Bemis' overseas assignment in London. Includes approximately $71,000 in 1998 and $320,000 in 1997 in living expenses associated with Mr. Brown's overseas assignment in London. Includes $22,500 in 1997 related to living and housing expenses associated with Mr. Cushman's relocation to California. Includes Mr. Leonard's living expenses of approximately $18,000 in 1998. Includes closing costs of approximately $51,000 in 1999 for Mr. Moore. Includes approximately $64,000 related to closing costs for Mr. Nugent in 1999. Includes Mr. Packer's living expenses of approximately $24,000 in 1998 and $68,000 in 1997, including taxes and housing. Includes approximately $171,000 in 1999 and $295,000 in 1998 related to various overseas living expenses associated with Mr. Stoner's assignment in London. Includes approximately $30,000 in 1999, $465,000 in 1998, and $236,000 in 1997 related to various overseas living expenses associated with Mr. Wright's assignments in London and Australia.

(g) Includes approximately $596,000 of performance bonus for service years 1996-1998. A portion of the bonus was paid during 1999 with the remaining amount to be paid in 2000.



			    Option Grants in 1999


      The following table summarizes option grants during 1999 to the Named Executive Officers. The absence, in the table below, of any Named Executive Officer indicates that no options were granted to such officer.

					    Individual Grants                   Potential Realizable
					 % of Total                                    Value
			  Number of       Options                                at Assumed Annual
			  Securities     Granted to    Exercise                    Rates of Stock
			  Underlying     Employees      Price                    Price Appreciation
			   Options           in        (per       Expiration     for Option Term (h)
	  Name             Granted          1999      share) (g)     Date        5%             10%
Michael B. Bemis          27,000 (a)       0.5%       $ 29.9375    1/28/09    $508,343      $1,288,242
Charles J. Brown, III     16,200 (a)       0.3%         29.9375    1/28/09     305,006         772,945
Douglas R. Castleberry     5,700 (a)       0.1%         29.9375    1/28/09     107,317         271,962
C. Gary Clary             28,025 (a)       0.5%         29.9375    1/28/09     527,642       1,337,147
Robert J. Cushman         23,500 (a)       0.4%         29.9375    1/28/09     442,447       1,121,247
Joseph F. Domino          13,487 (a)       0.3%         29.9375    1/28/09     253,928         643,503
Lawrence S. Folks         20,500 (a)       0.4%         29.9375    1/28/09     385,964         978,110
Gary S. Fuqua             11,750 (a)       0.2%         29.9375    1/28/09     221,224         560,624
Frank F. Gallaher         39,500 (a)       0.7%         29.9375    1/28/09     743,688       1,884,650
Laurence M. Hamric         4,700 (a)       0.1%         29.9375    1/28/09      88,489         224,250
Joseph T. Henderson        7,500 (b)       0.1%         28.8750    3/08/09     136,195         345,145
Donald C. Hintz           72,000 (a)       1.3%         29.9375    1/28/09   1,355,582       3,435,312
Donald C. Hintz          200,000 (c)       3.7%         30.4375    2/01/09   3,828,396       9,701,907
Jerry D. Jackson          94,000 (a)       1.8%         29.9375    1/28/09   1,769,788       4,484,991
R. Drake Keith            16,750 (a)       0.3%         29.9375    1/28/09     315,361         799,187
James F. Kenney           14,250 (a)       0.3%         29.9375    1/28/09     268,292         679,905
Danny R. Keuter            7,050 (a)       0.1%         29.9375    1/28/09     132,734         336,374
Nathan E. Langston        15,400 (a)       0.3%         29.9375    1/28/09     289,944         734,775
J. Wayne Leonard         255,000 (a)       4.8%         29.9375    1/28/09   4,801,021      12,166,730
John J. Ludwig            20,500 (a)       0.4%         29.9375    1/28/09     385,964         978,110
Shahid J. Malik           29,700 (a)       0.6%         29.9375    1/28/09     559,178       1,417,066
Jerry L. Maulden          47,000 (a)       0.9%         29.9375    1/28/09     884,894       2,242,495
John R. McGaha            21,750 (a)       0.4%         29.9375    1/28/09     409,499       1,037,750
Steven C. McNeal           5,925 (a)       0.1%         29.9375    1/28/09     111,561         282,719
Donald E. Meiners         16,750 (a)       0.3%         29.9375    1/28/09     315,361         799,187
Robert J. Moore            5,700 (a)       0.1%         29.9375    1/28/09     107,317         271,962
Frederick F. Nugent        7,050 (a)       0.1%         29.9375    1/28/09     132,734         336,374
Frederick F. Nugent        5,000 (d)       0.1%         30.2500    7/29/09      95,120         241,054
Daniel F. Packer          16,750 (a)       0.3%         29.9375    1/28/09     315,361         799,187
James R. Rider            11,750 (a)       0.2%         29.9375    1/28/09     221,224         560,624
Geoffrey D. Roberts      150,000 (e)       2.8%         28.0625    3/01/09   2,647,253       6,708,660
Geoffrey D. Roberts       30,000 (f)       0.6%         28.0625    3/01/09     529,451       1,341,732
Carolyn C. Shanks         11,050 (a)       0.2%         29.9375    1/28/09     208,044         527,225
David A. Stoner           21,375 (a)       0.4%         29.9375    1/28/09     402,447       1,019,880
Michael G. Thompson       28,700 (a)       0.5%         29.9375    1/28/09     540,350       1,369,353
C. John Wilder            52,500 (a)       1.0%         29.9375    1/28/09     988,454       2,504,936
Thomas J. Wright          18,999 (a)       0.4%         29.9375    1/28/09     357,706         906,498
Jerry W. Yelverton        49,400 (a)       0.9%         29.9375    1/28/09     930,089       2,357,027


(a) Options were granted on January 28, 1999, pursuant to the Equity Ownership Plan. These options will vest in equal increments, annually, over a three-year period beginning in 2000.

(b) Options were granted on March 8, 1999. These options will vest in equal increments, annually, over a three-year period beginning in 2000.

(c) Options were granted on February 1, 1999. These options will vest in equal increments, annually, over a five-year period beginning in 2000.

(d) Options were granted on July 29, 1999. These options will vest in equal increments, annually, over a three-year period beginning in 2000.

(e) Options were granted on March 1, 1999. These options will vest in equal increments, annually, over a four-year period beginning in 2000.

(f) Options were granted on March 1, 1999. These options will vest in equal increments, annually, over a three-year period beginning in 2000.

(g) All options granted have an exercise price equal to the closing price of Entergy Corporation common stock on the New York Stock Exchange Composite Transactions on the date granted.

(h) Calculation based on the market price of the underlying securities assuming the market price increases over a ten-year option period and assuming annual compounding. The column presents estimates of potential values based on simple mathematical assumptions. The actual value, if any, a Named Executive Officer may realize is dependent upon the market price on the date of option exercise.

   Aggregated Option Exercises in 1999 and December 31, 1999 Option Values

      The following table summarizes the number and value of options exercised during 1999, as well as the number and value of all unexercised options held by the Named Executive Officers. The absence, in the table below, of any Named Executive Officer indicates that no options are held by such officer.

							  Number of Securities          Value of Unexercised
						     Underlying Unexercised Options     In-the-Money Options
		    Shares Acquired        Value          as of December 31, 1999    as of December 31, 1999(b)
	  Name        on Exercise       Realized (a)     Exercisable  Unexercisable  Exercisable  Unexercisable

Michael B. Bemis             -            $    -            22,500       27,000        $ 5,938         $  -
Charles J. Brown, III    5,000             7,498                 -            -              -            -
Douglas R. Castleberry       -                 -                 -        5,700              -            -
C. Gary Clary                -                 -             3,750       28,025              -            -
Robert J. Cushman            -                 -             3,750       23,500              -            -
Joseph F. Domino             -                 -             1,500       13,487          3,375            -
Lawrence S. Folks            -                 -             3,750       20,500              -            -
Frank F. Gallaher            -                 -            45,000       39,500        127,813            -
Laurence M. Hamric       1,500             3,843                 -        4,700              -            -
Joseph T. Henderson          -                 -                 -        7,500              -            -
Donald C. Hintz              -                 -            55,000      272,000        133,750            -
Jerry D. Jackson             -                 -            51,911       94,000        121,875            -
James F. Kenney              -                 -            11,250       14,250          5,938            -
Danny R. Keuter              -                 -                 -        7,050              -            -
Nathan E. Langston           -                 -             1,500       15,400          3,375            -
J. Wayne Leonard             -                 -                 -      255,000              -            -
John J. Ludwig               -                 -                 -       20,500              -            -
Shahid J. Malik          3,750             6,719                 -            -              -            -
Jerry L. Maulden             -                 -            32,500       47,000         11,875            -
John R. McGaha               -                 -             5,750       21,750          4,500            -
Steven C. McNeal             -                 -             1,500        5,925          3,375            -
Donald E. Meiners            -                 -            11,250       16,750              -            -
Robert J. Moore              -                 -                 -        5,700              -            -
Frederick F. Nugent          -                 -                 -       12,050              -            -
Daniel F. Packer             -                 -                 -       16,750              -            -
James R. Rider               -                 -             1,250       11,750              -            -
Geoffrey D. Roberts          -                 -                 -      180,000              -            -
Carolyn C. Shanks            -                 -                 -       11,050              -            -
David A. Stoner              -                 -                 -       21,375              -            -
Michael G. Thompson          -                 -            20,000       28,700          5,938            -
C. John Wilder               -                 -                 -       52,500              -            -
Thomas J. Wright             -                 -                 -       18,999              -            -
Jerry W. Yelverton           -                 -             8,250       49,400          4,500            -


(a) Based on the difference between the closing price of Entergy Corporation's common stock on the New York Stock Exchange Composite Transactions on the exercise date and the option exercise price.

(b) Based on the difference between the closing price of Entergy Corporation's common stock on the New York Stock Exchange Composite Transactions on December 31, 1999, and the option exercise price.

			     Pension Plan Tables

			Retirement Income Plan Table

   Annual
   Covered                     Years of Service
Compensation      15            20          25          30          35
     $100,000    $ 22,500    $ 30,000    $ 37,500    $ 45,000    $ 52,000
      200,000      45,500      60,000      75,000      90,000     105,000
      300,000      67,500      90,000     112,500     135,000     157,500
      400,000      90,000     120,000     150,000     180,000     210,000
      500,000     112,500     150,000     187,500     225,000     262,500
      650,000     146,250     195,000     243,750     292,500     341,250
      950,000     213,750     285,000     356,250     427,500     498,750


      All of the Named Executive Officers participate in a Retirement Income Plan, a defined benefit plan, that provides a benefit for employees at retirement from Entergy based upon (1) generally all years of service beginning at age 21 through termination, with a forty-year maximum, multiplied by (2) 1.5%, multiplied by (3) the final average compensation. Final average compensation is based on the highest consecutive 60 months of covered compensation in the last 120 months of service. The normal form of benefit for a single employee is a lifetime annuity and for a married employee is a 50% joint and survivor annuity. Other actuarially equivalent options are available to each retiree. Retirement benefits are not subject to any deduction for Social Security or other offset amounts. The amount of the Named Executive Officers' annual compensation covered by the plan as of December 31, 1999, is represented by the salary column in the Summary Compensation Table above.

      The credited years of service under the Entergy Corporation Retirement Income Plan, as of December 31, 1999, for the Named Executive Officers is as follows: Mr. Brown 4, Mr. Castleberry 15, Mr. Davidson 2, Mr. Domino 29, Mr. Folks 5, Mr. Fuqua 1, Mr. Gallaher 30, Mr. Hamric 6, Mr. Henderson 1, Mr. Langston 28, Mr. Leonard 1, Mr. Malik 2, Mr. Maulden 34, Mr. McGaha 21, Mr. McNeal 17, Mr. Packer 17, Ms. Shanks 16, Mr. Stoner 1, Mr. Wright 30, and Mr. Yelverton 20. The credited years of service under the respective Retirement Income Plan, as of December 31, 1999, for the following Named Executive Officers, as a result of entering into supplemental retirement agreements, is as follows: Mr. Bemis 27, Mr. Clary 26, Mr. Cushman 21, Mr. Hintz 28, Mr. Jackson 20, Mr. Kenney 21, Mr. Keuter 14, Mr. Ludwig 7, Mr. Nugent 16, Mr. Roberts 14, Mr. Thompson 23, and Mr. Wilder 16. Mr. Cordaro, Mr. Keith, Mr. Meiners and Mr. Rider retired during 1999 with 40, 33, 39 and 26 credited years of service, respectively.

      The maximum benefit under the Retirement Income Plan is limited by Sections 401 and 415 of the Internal Revenue Code of 1986, as amended; however, certain companies have elected to participate in the Pension Equalization Plan sponsored by Entergy Corporation. Under this plan, certain executives, including the Named Executive Officers, would receive an additional amount equal to the benefit that would have been payable under the Retirement Income Plan, except for the Sections 401 and 415 limitations discussed above.

      In addition to the Retirement Income Plan discussed above, certain companies participate in the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries (SRP) and the Post-Retirement Plan of Entergy Corporation and Subsidiaries (PRP). Participation is limited to one of these two plans and is at the invitation of a participating employer. The participant may receive from the appropriate Entergy company a monthly benefit payment not in excess of .025 (under the SRP) or .0333 (under the PRP) times the participant's average base annual salary (as defined in the plans) for a maximum of 120 months. Mr. Hintz, Mr. McGaha, Mr. Packer, and Mr. Yelverton entered into SRP participation contracts. Mr. Bemis, Mr. Cordaro, Mr. Gallaher, Mr. Jackson, Mr. Keith, Mr. Maulden, Mr. Meiners, and Mr. Wright have entered into PRP participation contracts. Current estimates indicate that the annual payments to each Named Executive Officer under the above plans would be less than the payments to that officer under the System Executive Retirement Plan discussed below.


		 System Executive Retirement Plan Table (1)

     Annual
    Covered                       Years of Service
  Compensation      15            20           25          30+
      $  200,000  $ 90,000     $100,000     $110,000      $120,000
	 300,000   135,000      150,000      165,000       180,000
	 400,000   180,000      200,000      220,000       240,000
	 500,000   225,000      250,000      275,000       300,000
	 600,000   270,000      300,000      330,000       360,000
	 700,000   315,000      350,000      385,000       420,000
       1,000,000   450,000      500,000      550,000       600,000

___________

(1)Covered pay includes the average of the highest three years of annual base pay and incentive awards earned by the executive during the ten years immediately preceding his retirement. Benefits shown are based on a target replacement ratio of 50% based on the years of service and covered compensation shown. The benefits for 10, 15, and 20 or more years of service at the 45% and 55% replacement levels would decrease (in the case of 45%) or increase (in the case of 55%) by the following percentages: 3.0%, 4.5%, and 5.0%, respectively.

       In 1993, Entergy Corporation adopted the System Executive Retirement Plan (SERP). This plan was amended in 1998. Certain of the companies are participating employers in the SERP. The SERP is an unfunded defined benefit plan offered at retirement to certain senior executives, which would currently include all the Named Executive Officers (except for Mr. Brown, Mr. Castleberry, Mr. Davidson, Mr. Folks, Mr. Hamric, Mr. Keuter, Mr. Leonard, Mr. Malik, Mr. McNeal, Mr. Moore, and Mr. Nugent). Participating executives choose, at retirement, between the retirement benefits paid under provisions of the SERP or those payable under the SRP or PRP discussed above. The plan was amended  in  1998  to  provide that covered pay is the  average  of  the highest three years annual base pay and incentive awards earned by the executive during the ten years immediately preceding his retirement. Benefits paid under the SERP are calculated by multiplying the covered pay times target pay replacement ratios (45%, 50%, or 55%, dependent on job rating at retirement) that are attained, according to plan design, at 20 years of credited service. The target ratios are increased by 1% for each year of service over 20 years, up to a maximum of 30 years of service. In accordance with the SERP formula, the target ratios are reduced for each year of service below 20 years. The credited years of service under this plan are identical to the years of service for most of the Named Executive Officers disclosed above in the section entitled "Pension Plan Tables-Retirement Income Plan Table". The credited years of service under the SERP are different from the credited years of service under the Retirement Income Plan discussed above for the following Named Executive Officers: Mr. Cushman 6 years, Mr. Jackson 26 years, Mr. Kenney 9 years, Mr. Ludwig 3 years, Mr. Rider 30 years, Mr. Roberts 1 year, Mr. Thompson 18 years, Mr. Wilder 1 year, and Mr. Yelverton 30. Mr. Keith had 16 years of credited service under this plan when he retired. Mr. Maulden's retirement benefits are discussed below. His benefits will be calculated based on his final annual base pay and incentive awards, with no reduction on the surviving spouse annuity, the provisions in effect prior to the 1998 amendment to the plan.

     The amended plan provides that a single employee receives a lifetime annuity and a married employee receives the reduced benefit with a 50% surviving spouse annuity. Other actuarially equivalent options are available to each retiree. SERP benefits are offset by any and all defined benefit plan payments from Entergy. SERP benefits are not subject to Social Security offsets.

      Eligibility for and receipt of benefits under any of the executive plans described above are contingent upon several factors. The participant must agree, without the specific consent of the Entergy company for which such participant was last employed, not to take employment after retirement with any entity that is in competition with, or similar in nature to, any Entergy company. Eligibility for benefits is forfeitable for various reasons, including violation of an agreement with a participating employer, certain resignations of employment, or certain terminations of employment without company permission.

      In addition to the Retirement Income Plan discussed above, Entergy Gulf States provides, among other benefits to officers, an Executive Income Security Plan for key managerial personnel. The plan provides participants with certain retirement, disability, termination, and survivors' benefits. To the extent that such benefits are not funded by the employee benefit plans of Entergy Gulf States or by vested benefits payable by the participants' former employers, Entergy Gulf States is obligated to make supplemental payments to participants or their survivors. The plan provides that upon the death or disability of a participant during his employment, he or his designated survivors will receive (i) during the first year following his death or disability an amount not to exceed his annual base salary, and (ii) thereafter for a number of years until the participant attains or would have attained age 65, but not less than nine years, an amount equal to one-half of the participant's annual base salary. The plan also provides supplemental retirement benefits for life for participants retiring after reaching age 65 equal to 1/2 of the participant's average final compensation rate, with 1/2 of such benefit upon the death of the participant being payable to a surviving spouse for life.

      Entergy Gulf States amended and restated the plan effective March 1, 1991, to provide such benefits for life upon termination of employment of a participating officer or key managerial employee without cause (as defined in the plan) or if the participant separates from employment for good reason (as defined in the plan), with 1/2 of such benefits to be payable to a surviving spouse for life. Further, the plan was amended to provide medical benefits for a participant and his family when the participant separates from service. These medical benefits generally continue until the participant is eligible to receive medical benefits from a subsequent employer; but in the case of a participant who is over 50 at the time of separation and was participating in the plan on March 1, 1991, medical benefits continue for life. By virtue of the 1991 amendment and restatement, benefits for a participant cannot be modified once he becomes eligible to participate in the plan. Mr. Domino is a participant in this plan.

			  Compensation of Directors

      Directors who are Entergy officers do not receive any fee for service as a director. Each non-employee director of Entergy Corporation receives a fee of $1,500 for attendance at Board meetings, $1,000 for attendance at committee meetings scheduled in conjunction with Board meetings, and $2,000 for attendance at committee meetings not scheduled in conjunction with a Board meeting. Directors also receive $1,000 for participation in any inspection trip or conference not held in conjunction with a Board or Committee meeting. In addition, committee chairpersons are paid an additional $5,000 annually. Directors receive only one-half the fees set forth above for telephone attendance at Board or committee meetings. All non-employee directors receive on a quarterly basis 150 shares of Common Stock and one-half the value of the 150 shares in cash. Mr. Luft is paid $200,000 annually to serve as Chairman of the Board.

     All non-employee directors are credited with 800 "phantom" shares of Common Stock for each year of service on the Board up to a maximum of ten years. The "phantom" shares are credited to a specific account for each director that is maintained solely for accounting purposes. After separation from Board service, these directors receive an amount in cash equal to the value of their accumulated "phantom" shares. Payments are made in at least five but no more than 15 annual payments. Each "phantom" share is assigned a value on its payment date equal to the value of a share of Common Stock on that date. Dividends are earned on each "phantom" share from the date of original crediting.

      The remaining Entergy companies currently have no non-employee directors, and none of the current directors are compensated for their responsibilities as directors.

       Retired non-employee directors of Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, and Entergy New Orleans with a minimum of five years of service on the respective Boards of Directors are paid $200 a month for a term of years corresponding to the number of years of active service as directors. Retired non-employee directors with over ten years of service receive a lifetime benefit of $200 a month. Years of service as an advisory director are included in calculating this benefit. System Energy has no retired non-employee directors.

      Retired non-employee directors of Entergy Gulf States receive retirement benefits under a plan in which all directors who served continuously for a period of years will receive a percentage of their retainer fee in effect at the time of their retirement for life. The retirement benefit is 30 percent of the retainer fee for service of not less than five nor more than nine years, 40 percent for service of not less than ten nor more than fourteen years, and 50 percent for fifteen or more years of service. For those directors who retired prior to the retirement age, their benefits are reduced. The plan also provides disability retirement and optional hospital and medical coverage if the director has served at least five years prior to the disability. The retired director pays one-third of the premium for such optional hospital and medical coverage and Entergy Gulf States pays the remaining two-thirds. Years of service as an advisory director are included in calculating this benefit.

     Before Entergy Gulf States, Inc. became a subsidiary of Entergy, it established a deferred compensation plan for its officers and non-employee directors. A director could defer a maximum of 100% of his salary, and an officer could defer up to a maximum of 50% of his salary. Both Dr. Murrill, as an officer, and Mr. Steinhagen, as a director, deferred their salaries. The directors' right to receive this deferred compensation is an unsecured obligation of the Corporation, which accrues simple interest compounded annually at the rate set by Entergy Gulf States, Inc. in 1985. In addition to payments received prior to 1997, on January 1, 2000, Dr. Murrill began to receive his deferred compensation plus interest in equal installments annually for 15 years. Beginning on the January 1 after Mr. Steinhagen turns 70, he will receive his deferred compensation plus interest in equal installments annually for 10 years.

     On certain occasions, the Corporation provides personal transportation services for the benefit of non-employee directors. During 1999, the value of such transportation services provided by Entergy Corporation to all directors was approximately $8,376.


   Employment Contracts, Termination of Employment Agreements, Retirement
		Agreements and Change-in-Control Arrangements

      In connection with Mr. Bemis' continued relationship with Entergy, Mr. Bemis entered into an agreement with the company in April 1998. Under the terms of this agreement, Mr. Bemis became a Special Projects Coordinator on March 6, 1999, for which Entergy will continue to pay him the base salary (excluding any and all incentive payments) he was earning on that date until he becomes eligible for early retirement on March 24, 2002. Until this time Mr. Bemis will be eligible to continue his participation in all of the employee benefit plans to which he is entitled, under the terms and conditions of these plans. Upon reaching age 55, on March 24, 2002, Mr. Bemis will retire with retirement benefits, subject to the terms and conditions of these plans.

      Pursuant to a March 1994 employment agreement, Mr. Folks received five additional years of credited service in the Entergy Corporation Retirement Income Plan for having completed five years of service. Under the terms of a written continuing employment agreement dated in June of 1999, Mr. Folks was allowed to participate in certain management incentive programs during the term of his employment. Mr. Folks' employment ended on February 15, 2000. Pursuant to his employee separation agreement, Mr. Folks received a separation package equal to 12 months base salary plus one week's pay for every year of employment (five years).

     In connection with Mr. Fuqua's employment, the Company entered into an agreement with him that provided for an annual salary of $200,000 and a potential annual incentive payout of 60%. Mr. Fuqua also received a signing bonus of $100,000. Mr. Fuqua's employment ended on July 31, 1999 and he did not receive any separation benefits.

      Mr. Davidson received a written retention agreement from Entergy Enterprises, Inc. in 1999. Under the terms of the agreement, he will receive a retention bonus of 25% of his annual base salary if he remains a full time employee through June 30, 2000.

     When Mr. Leonard became Chief Executive Officer on January 1, 1999, certain elements of compensation set forth in his 1998 employment agreement with the Corporation were increased by the Board of Directors. Mr. Leonard's 1999 compensation in salary, incentive bonus, restricted stock and stock options are as shown in the Executive Compensation Table. Pursuant to the 1998 Employment Agreement, Entergy continues to provide Mr. Leonard, in lieu of participation in Entergy Executive Retirement Plans, with a retirement benefit comparable to the one provided by his previous employer. This benefit will be calculated on the basis of 60% of his highest three year average base salary and annual incentive payments, and will be offset by Mr. Leonard's vested retirement benefit from his previous employment. This retirement benefit can begin at age 55. If Mr. Leonard should resign prior to age 55 without permission, he will forfeit this replacement benefit and receive only regular accrued pension benefits. If he should resign prior to age 55 with the Corporation's permission, he will receive the replacement benefit, but discounted at the rate of 6.5% for each year before age 55. This benefit would not be payable until age 62. Mr. Leonard's agreement contains a "change of control" provision that provides for an immediate vesting of the 60% replacement pension benefit plus a lump sum payment of 2.99 times his average three years base pay.

      In connection with his early retirement, Mr. Maulden entered into an agreement with Entergy. Effective April 1, 1999, Mr. Maulden continued to serve as Vice Chairman, and continued to receive his base salary, incentive pay and all other benefits but will no longer be responsible for any organizational responsibilities. Commencing on December 31,1999, his retirement date, Mr. Maulden will receive retirement benefits as though he had continued as an active employee until age 65 without the application of 2% per year early retirement discount factor. In addition, the Company has agreed to fund a named chair to honor Mr. Maulden at the University of Arkansas at Little Rock for $1,000,000. The funding will be made in four equal installments paid directly to the University, the first paid on April 1, 1999, and thereafter on April 1, 2000, 2001, 2002.

      Upon his employment on July 6, 1998, Mr. Wilder entered into an employment agreement with the Corporation pursuant to which he receives an annual salary of $400,000 and the potential maximum annual incentive payout of 90%. Mr. Wilder is eligible for a pro-rata share of the performance award for the period 1998-2000. The Corporation granted Mr. Wilder a signing bonus of $300,000, and 21,000 shares of restricted stock, upon which restrictions have been or will be lifted on 7,000
shares  each  year  beginning on his first employment  anniversary.   On
December 4, 1998, Mr. Wilder was granted 5,000 restricted shares of Entergy stock. Restrictions were lifted on one-third of these 5,000 shares on December 4, 1999 and will be lifted on one-third of these shares on the second and third anniversary dates of this grant. Mr. Wilder was offered participation in the System Executive Retirement
Plan. Mr. Wilder was credited with 15 years of service under the Retirement Income Plan as a result of entering into a supplemental retirement agreement. If Entergy terminates Mr. Wilder's employment within two years other than for just cause, he will receive his annual base salary and continuation of his health benefits for two years and all of his remaining earned but unvested stock options and performance shares would immediately vest. Upon a change of control, if Mr. Wilder resigns for "good reason" his executive pension benefits will immediately vest and he will receive a lump sum payment of 2.99 times his average three years base pay.

     In connection with Mr. Hintz's employment, the Company entered into an agreement with him effective July 29, 1999. The agreement provides for an annual base salary of $550,000 and 200,000 stock options with an exercise price of $30.44. On February 1, 2000 40,000 options vested and an additional 40,000 options will vest every succeeding February 1 until and including February 1, 2004. The exercise period for these stock options expires July 29, 2009. In addition, Entergy agreed to provide Supplemental System Executive Retirement Plan benefits, by which Mr. Hintz will receive retirement benefits, survivor benefits or pre-retirement death benefits that would have been due to him from both the Entergy System Executive Retirement Plan ("SERP") and from a 1997 agreement between Mr. Hintz and Entergy Operations, Inc., with the benefits calculated as if the terms of the SERP in effect immediately prior to March 25, 1998 were still in effect. Mr. Hintz's agreement contains a "change of control" provision that provides a payment of 2.99 times the sum of his final base salary plus his target bonus under the Executive Annual Incentive Plan and immediate vesting of the 200,000 stock options and Supplemental SERP benefits.

      As a result of the Entergy Corporation/Entergy Gulf States, Inc. merger, Entergy Gulf States is obligated to pay benefits under the Executive Income Security Plan to those persons who were participants at the time of the Merger and who later terminated their employment under circumstances described in the plan. For additional description of the benefits under the Executive Income Security Plan, see the "Pension Plan Tables-System Executive Retirement Plan Table" section noted above.


Item 6. Part III (b) - Security Ownership of Certain Beneficial Owners and Management

      The directors, the Named Executive Officers, and the directors and officers as a group for Entergy Corporation, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., System Energy Resources, Inc., Entergy Services, Inc., System Fuels, Inc., Entergy Operations, Inc., Entergy Enterprises, Inc., Entergy Global Power Operations Corporation, Entergy Power, Inc., Entergy Power Generation Corporation, Entergy Power Marketing Corp., Entergy Power Development Corporation, Entergy Holdings, Inc., Entergy Nuclear, Inc., Entergy Nuclear Holding Company #1, Entergy Power Holdings USA Corporation, Entergy Operations Services, Inc., Entergy Technology Holding Company, Entergy International Ltd LLC, Entergy Power International Holdings Corporation, Varibus Corporation, Prudential Oil and Gas, Inc., Southern Gulf Railway Company, and GSG&T, Inc. beneficially owned directly or indirectly common stock of Entergy Corporation as indicated:


				      As of December 31, 1999
					Entergy Corporation
					   Common Stock
				       Amount and Nature of
				      Beneficial Ownership(a)
				 Sole Voting and          Other
				    Investment          Beneficial
		   Name               Power            Ownership(b)

       Entergy Corporation
       W. Frank Blount*                 6,234                    -
       George W. Davis*                   900                    -
       Norman C. Francis*               2,100                    -
       Frank F. Gallaher**              5,706               45,000
       Donald C. Hintz**                2,095               55,000
       Jerry D. Jackson**              20,998               51,911
       J. Wayne Leonard***              5,594                    -
       Robert v.d. Luft*               14,522               40,000
       Jerry L. Maulden**              16,587               32,500
       Thomas F. McLarty, III*            300                    -
       Paul W. Murrill*                 2,682                    -
       James R. Nichols*               15,614                    -
       William A. Percy, III*               -                    -
       Dennis H. Reilley*                 300                    -
       Wm. Clifford Smith*              8,520                    -
       Bismark A. Steinhagen*           9,047                    -
       C. John Wilder*                  8,666                    -
       All  directors and  executive  136,086              247,411
       officers


       Entergy Arkansas, Inc.
       C. Gary Clary**                 15,705                3,750
       Frank F. Gallaher**              5,706               45,000
       Donald C. Hintz*                 2,095               55,000
       R. Drake Keith**(c)             16,984                    -
       Michael G. Thompson**            9,319               20,000
       C. John Wilder***                8,666                    -
       Thomas J. Wright***             12,432                    -
       All  directors and  executive   82,553              128,750
       officers

				      As of December 31, 1999
					Entergy Corporation
					    Common Stock
					Amount and Nature of
				      Beneficial Ownership(a)
				  Sole Voting and       Other
				   Investment         Beneficial
		   Name               Power           Ownership(b)

       Entergy Gulf States, Inc.
       C. Gary Clary**                15,705               3,750
       John J. Cordaro**(c)              346                   -
       Joseph F. Domino***             5,616               1,500
       Frank F. Gallaher**             5,706              45,000
       Donald C. Hintz*                2,095              55,000
       Jerry D. Jackson***            20,998              51,911
       Michael G. Thompson**           9,319              20,000
       C. John Wilder***               8,666                   -
       All  directors and  executive  81,871             186,411
       officers


       Entergy Louisiana, Inc.
       C. Gary Clary**                15,705               3,750
       John J. Cordaro**(c)              346                   -
       Frank F. Gallaher**             5,706              45,000
       Donald C. Hintz*                2,095              55,000
       Jerry D. Jackson***            20,998              51,911
       Michael G. Thompson**           9,319              20,000
       C. John Wilder***               8,666                   -
       All  directors and  executive  75,779             184,911
       officers


       Entergy Mississippi, Inc.
       C. Gary Clary**                15,705               3,750
       Frank F. Gallaher**             5,706              45,000
       Donald C. Hintz*                2,095              55,000
       Donald E. Meiners**(c)         21,109              11,250
       Carolyn C. Shanks***            2,528                   -
       Michael G. Thompson**           9,319              20,000
       C. John Wilder***               8,666                   -
       All  directors and  executive  74,978             138,000
       officers


       Entergy New Orleans, Inc.
       C. Gary Clary**                15,705               3,750
       Frank F. Gallaher**             5,706              45,000
       Donald C. Hintz*                2,095              55,000
       Daniel F. Packer***             2,253                   -
       Michael G. Thompson**           9,319              20,000
       C. John Wilder***               8,666                   -
       All  directors and  executive  52,401             126,750
       officers


       System Energy Resources, Inc.
       Joseph T. Henderson**               -                   -
       Donald C. Hintz*                2,095              55,000
       Nathan E. Langston**            5,134               1,500
       Steven C. McNeal**              1,768               1,500
       C. John Wilder***               8,666                   -
       Jerry W. Yelverton***           7,110               8,250
       All  directors and  executive  27,713              66,250
       officers

				      As of December 31, 1999
					 Entergy Corporation
					    Common Stock
					Amount and Nature of
				      Beneficial Ownership(a)
				   Sole Voting and       Other
				     Investment        Beneficial
		   Name                 Power          Ownership(b)

       Entergy Services, Inc.
       Michael B. Bemis**               7,217             22,500
       Frank F. Gallaher**              5,706             45,000
       Donald C. Hintz***               2,095             55,000
       Jerry D. Jackson***             20,998             51,911
       J. Wayne Leonard**               5,594                  -
       C. John Wilder***                8,666                  -
       All  directors and  executive  138,803            280,911
       officers


       Entergy Operations, Inc.
       C. Gary Clary**                 15,705              3,750
       Joseph T. Henderson**                -                  -
       Donald C. Hintz*                 2,095             55,000
       John R. McGaha**                 5,390              5,750
       C. John Wilder***                8,666                  -
       Jerry W. Yelverton***            7,110              8,250
       All  directors and  executive   66,057             95,000
       officers


       Entergy Power, Inc.
       Charles J. Brown, III**              -                  -
       Robert J. Cushman**              2,223              3,750
       Joseph T. Henderson**                -                  -
       Shahid J. Malik**(c)            10,420                  -
       Steven C. McNeal**               1,768              1,500
       Geoffrey D. Roberts***             100                  -
       Michael G. Thompson***           9,319             20,000
       C. John Wilder*                  8,666                  -
       All  directors and  executive   32,496             25,250
       officers


       System Fuels, Inc.
       Joseph T. Henderson**                -                  -
       Donald C. Hintz*                 2,095             55,000
       J. F. Kenney***                  2,738             11,250
       Steven C. McNeal**               1,768              1,500
       Michael G. Thompson**            9,319             20,000
       C. John Wilder***                8,666                  -
       All  directors and  executive   24,586             87,750
       officers


       Varibus Corporation
       Joseph T. Henderson**                -                  -
       Donald C. Hintz*                 2,095             55,000
       J. F. Kenney***                  2,738             11,250
       Steven C. McNeal**               1,768              1,500
       Michael G. Thompson**            9,319             20,000
       C. John Wilder***                8,666                  -
       All  directors and  executive   24,586             87,750
       officers

				      As of December 31, 1999
					Entergy Corporation
					   Common Stock
				       Amount and Nature of
				      Beneficial Ownership(a)
				  Sole Voting and       Other
				     Investment       Beneficial
				       Power         Ownership(b)

       Prudential Oil and Gas, Inc.
       Joseph T. Henderson**               -                 -
       Donald C. Hintz*                2,095            55,000
       J. F. Kenney***                 2,738            11,250
       Steven C. McNeal**              1,768             1,500
       Michael G. Thompson**           9,319            20,000
       C. John Wilder***               8,666                 -
       All directors and executive    24,586            87,750


       Southern Gulf Railway Company
       Joseph T. Henderson**               -                 -
       Donald C. Hintz*                2,095            55,000
       J. F. Kenney***                 2,738            11,250
       Steven C. McNeal**              1,768             1,500
       Michael G. Thompson**           9,319            20,000
       C. John Wilder***               8,666                 -
       All  directors  and  executive 24,586            87,750
       officers


       GSG&T, Inc.
       Joseph T. Henderson**               -                 -
       Donald C. Hintz*                2,095            55,000
       J. F. Kenney***                 2,738            11,250
       Steven C. McNeal**              1,768             1,500
       Michael G. Thompson**           9,319            20,000
       C. John Wilder***               8,666                 -
       All  directors  and  executive 24,586            87,750
       officers


       Entergy Enterprises, Inc.
       Lawrence S. Folks**             1,173             3,750
       Joseph T. Henderson**               -                 -
       Donald C. Hintz*                2,095            55,000
       Shahid J. Malik**              10,420                 -
       Geoffrey D. Roberts***            100                 -
       David A Stoner**                    -                 -
       Michael G. Thompson**           9,319            20,000
       C. John Wilder*                 8,666                 -
       All  directors  and  executive 37,229            80,250
       officers


       Entergy International Ltd LLC
       Michael B. Bemis**              7,217            22,500
       Robert J. Cushman**             2,223             3,750
       Laurence M. Hamric**            3,398                 -
       Joseph T. Henderson**               -                 -
       Nathan E. Langston**            5,134             1,500
       Steven C. McNeal**              1,768             1,500
       C. John Wilder**                8,666                 -
       All  directors  and  executive 28,406            29,250
       officers

					   As of December 31, 1999
					      Entergy Corporation
						  Common Stock
					     Amount and Nature of
					    Beneficial Ownership(a)
					Sole Voting and       Other
					  Investment        Beneficial
		    Name                     Power          Ownership(b)

       Entergy Power Development Corporation
       Robert J. Cushman**                    2,223              3,750
       Joseph T. Henderson**                     -                   -
       Donald C. Hintz*                       2,095             55,000
       Geoffrey D. Roberts***                   100                  -
       Michael G. Thompson**                  9,319             20,000
       C. John Wilder***                      8,666                  -
       All directors and executive officers  29,032             84,000


       Entergy Power Generation Corporation
       Robert J. Cushman**                    2,223              3,750
       Joseph T. Henderson**                      -                  -
       Donald C. Hintz*                       2,095             55,000
       Geoffrey D. Roberts***                   100                  -
       Michael G. Thompson**                  9,319             20,000
       C. John Wilder***                      8,666                  -
       All directors and executive officers  25,528             80,250


       Entergy Power International Holdings
       Corporation
       Robert J. Cushman**                    2,223              3,750
       Joseph T. Henderson**                      -                  -
       Geoffrey D. Roberts***                   100                  -
       Michael G. Thompson***                 9,319             20,000
       C. John Wilder***                      8,666                  -
       All directors and executive officers  24,606             29,000


       Entergy Power Marketing Corp.
       Charles J. Brown, III**                    -                  -
       Robert J. Cushman**                    2,223              3,750
       Mitchell F. Davidson**                25,000                  -
       Joseph T. Henderson**                      -                  -
       Shahid J. Malik**(c)                  10,420                  -
       Steven C. McNeal**                     1,768              1,500
       Geoffrey D. Roberts***                   100                  -
       Michael G. Thompson***                 9,319             20,000
       C. John Wilder*                        8,666                  -
       All directors and executive officers  57,496             25,250


       Entergy   Global   Power   Operations
       Corporation
       Robert J. Cushman**                    2,223              3,750
       Joseph T. Henderson**                      -                  -
       Geoffrey D. Roberts***                   100                  -
       Michael G. Thompson***                 9,319             20,000
       C. John Wilder***                      8,666                  -
       All directors and executive officers  24,324             25,250

				      As of December 31, 1999
					Entergy Corporation
					    Common Stock
					Amount and Nature of
				       Beneficial Ownership(a)
				   Sole Voting and      Other
				     Investment       Beneficial
		    Name               Power         Ownership (b)

       Entergy Technology Holding
       Company
       Douglas R. Castleberry**         1,891                -
       Joseph T. Henderson**                -                -
       Donald C. Hintz*                 2,095           55,000
       Steven C. McNeal**               1,768            1,500
       Michael G. Thompson**            9,319           20,000
       C. John Wilder***                8,666                -
       All   directors  and  executive 23,739           76,500
       officers


       Entergy Holdings, Inc.
       Gary Fuqua**(c)                      -                -
       Joseph T. Henderson**                -                -
       Donald C. Hintz*                 2,095           55,000
       John T. Ludwig**                   891                -
       Robert J. Moore***                   -                -
       Frederick F. Nugent**            1,357                -
       Michael G. Thompson**            9,319           20,000
       C. John Wilder*                  8,666                -
       All   directors  and  executive 24,096           76,500
       officers


       Entergy Nuclear, Inc.
       Joseph T. Henderson**                -                -
       Donald C. Hintz*                 2,095           55,000
       Danny R. Keuter**                    -                -
       Michael G. Thompson**            9,319           20,000
       C. John Wilder***                8,666                -
       Jerry W. Yelverton***            7,110            8,250
       All   directors  and  executive 29,629           84,750
       officers


       Entergy   Operations  Services,
       Inc.
       Frank F. Gallaher***             5,706           45,000
       Joseph T. Henderson**                -                -
       Donald C. Hintz*                 2,095           55,000
       Steven C. McNeal**               1,768            1,500
       James R. Rider**(c)             14,458            1,250
       Michael G. Thompson**            9,319           20,000
       C. John Wilder***                8,666                -
       All   directors  and  executive 42,012          122,750
       officers


       Entergy Nuclear Holding Company
       #1
       Joseph T. Henderson**                -                -
       Donald C. Hintz*                 2,095           55,000
       Nathan E. Langston**             5,134            1,500
       Michael G. Thompson**            9,319           20,000
       C. John Wilder***                8,666                -
       Jerry W. Yelverton***            7,110            8,250
       All   directors  and  executive 34,092           86,250
       officers

					    As of December 31, 1999
					       Entergy Corporation
						  Common Stock
					      Amount and Nature of
					     Beneficial Ownership(a)
					   Sole Voting and    Other
					     Investment     Beneficial
		   Name                         Power      Ownership(b)

       Entergy  Power  Holdings  USA
       Corp.
       Cynthia Dyer*                                 -            -
       Lawrence S. Folks**                       1,173        3,750
       Joseph T. Henderson**                         -            -
       Frederick F. Nugent***                    1,357            -
       Geoffrey D. Roberts***                      100            -
       All  directors and  executive             2,630        3,750
       officers


*    Director of the respective Company

**   Named Executive Officer of the respective Company

***  Director and Named Executive Officer of the respective Company

(a) Based on information furnished by the respective individuals. Except as noted, each individual has sole voting and investment power. The number of shares of Entergy Corporation common stock owned by each individual and by all directors and executive officers as a group does not exceed one percent of the outstanding Entergy Corporation common stock.

(b) Includes, for the Named Executive Officers, shares of Entergy Corporation common stock in the form of unexercised stock options awarded pursuant to the Equity Ownership Plan as follows: Michael B. Bemis, 22,500 shares; C. Gary Clary, 3,750 shares; Robert J. Cushman, 3,750 shares; Joseph F. Domino, 1,500 shares; Lawrence S. Folks, 3,750 shares; Frank F. Gallaher, 45,000 shares; Donald C. Hintz, 55,000 shares; Jerry D. Jackson, 51,911 shares; James F. Kenney, 11,250 shares; Nathan E. Langston, 1,500 shares; Robert v.d. Luft, 40,000 shares; Jerry L. Maulden, 32,500 shares; John R. McGaha, 5,750 shares; Steven C. McNeal, 1,500 shares; Donald E. Meiners, 11,250 shares;
     James R. Rider, 1,250 shares; Michael G. Thompson, 20,000 shares;
     and Jerry W. Yelverton, 8,250 shares.

(c) Mr. Cordaro is the former Chief Executive Officer and a former director of Entergy Gulf States, LA and Entergy Louisiana. Mr. Keith is the former Chief Executive Officer and a former director of Entergy Arkansas. Mr. Meiners is the former Chief Executive Officer and a former director of Entergy Mississippi. Mr. Malik is the former President and Chief Executive Officer and a former director of Entergy Power, Inc. and Entergy Power Marketing Corp. Mr. Fuqua is the former President and Chief Executive Officer for Entergy Holdings Inc. Mr. Rider is the former President and Chief Executive Officer and a former director of Entergy Operations Services, Inc.


Item 6.  Part III (c) - Contracts and Transactions with System Companies

      During 1999, T. Baker Smith & Son, Inc. performed land-surveying services for, and received payments of approximately $202,996 from Entergy companies. Mr. Wm. Clifford Smith, a director of Entergy Corporation, is President of T. Baker Smith & Son, Inc. Mr. Smith's children own 100% of the voting stock of T. Baker Smith & Son, Inc.


ITEM 6.     Part III (d) - Indebtedness to System Companies

      Charles J. Brown, III owed the company $300,000 as of December 31, 1998 in relation to a second mortgage used for the purchase of a home in his relocation to California. The entire amount was repaid in August 1999. A 0% interest rate was charged.


ITEM 6. Part III (e) - Participation in Bonus and Sharing Arrangements and Other Benefits

     See Item 6. Part III (a).


ITEM 6.     Part III (f) - Rights to Indemnity

      The Certificate of Incorporation of Entergy provides that the corporation shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, as amended from time to time.

      The Certificate of Incorporation also provides that Entergy may maintain insurance to protect its officers and directors against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

(1)*           CALENDAR YEAR 1999
  Name of      Name or Number of         Purpose(s)     Account(s)     Amount
  Company        Beneficiaries                            Charged
ENTERGY      Democratic National      Building Fund        Donations     $48,500.00
CORPORATION  Committee

	     Republican National      Building Fund        Donations      49,500.00
	     Finance Committee                                           __________

				     Total                               $98,000.00
									 ==========

* Several of the System Companies have established separate segregated funds known as political action committees, established pursuant to the Federal Election Campaign Act, in soliciting employee participation in Federal, state and local elections.

(2)                                CALENDAR YEAR 1999
  Name of      Name or Number of         Purpose(s)     Account(s)     Amount
  Company        Beneficiaries                            Charged

ENTERGY       Chambers of Commerce     Civic Activity      Donations     $350,100.00
CORPORATION

	      National Alliance of     Civic Activity      Donations       25,000.00
	      Business

	      Bureau of Governmental   Research            Donations       15,000.00
	      Research

	      Two Items                Community Welfare,  Donations        3,727.00
				       and Civic Activity                ___________


				       Total                             $393,827.00
									 ===========

(2)                                  CALENDAR YEAR 1999
ENTERGY       Arkansas State and       Civic Activity       Donations     $71,290.00
ARKANSAS      Local Chambers of
	      Commerce

	      Boys and Girls Clubs     Community Welfare    Donations      17,800.00

	      American Red Cross       Community Welfare    Donations      11,600.00

	      One-hundred eighteen     Civic Activity,      Donations      88,280.00
	      Items                    Education Community               ___________
				       Welfare

				       Total                             $188,970.00
									 ===========

ENTERGY      Chambers of Commerce     Civic Activity       Donations     $ 54,621.00
GULF STATES

	     Foundation of            Civic Activity       Donations       30,000.00
	     Southwest Louisiana

	     City of Beaumont         Community Welfare    Donations       22,000.00

	     YMCA                     Civic Activity       Donations       21,600.00

	     Southeast Texas Art      Civic Activity       Donations       15,250.00
	     Council

	     Junior Leagues           Civic Activity       Donations       12,750.00

	     NAACP                    Civic Activity       Donations       11,950.00

	     Boy Scouts of America    Civic Activity       Donations       10,550.00

	     St. Elizabeth's          Civic Activity       Donations       10,000.00
	     Hospital

	     Art Museum of            Civic Activity       Donations       10,000.00
	     Southeast Texas

	     Thirty-five              Civic Activity,      Donations       34,635.00
				      Education,                         ___________
				      Community Welfare

				      Total                              $248,421.00
									 ===========

ENTERGY     Chambers of Commerce      Civic Activity       Donations     $ 46,864.00
LOUISIANA

	     NAACP                    Civic Activity       Donations       32,950.00

	     Boy Scouts of America    Civic Activity       Donations       20,350.00

(2)                                    CALENDAR YEAR 1999

	     Councils on Aging        Civic Activity       Donations       10,200.00

	     One hundred three        Research and         Donations       61,636.00
	     items                    Education, Civic                   ___________
				      Activity, Community
				      Welfare

				      Total                              $172,000.00
									 ===========

ENTERGY      Public Education Forum   Education            Donations     $ 30,000.00
MISSISSIPPI  of Mississippi

	     Chambers of Commerce     Civic Activity       Donations       28,750.00

	     NAACP                    Civic Activity       Donations       23,000.00

	     Boys and Girls Clubs     Civic Activity       Donations       22,750.00

	     MS Partnership for       Civic Activity       Donations       20,000.00
	     Economic Development

	     Mississippi Economic     Community Welfare    Donations       18,450.00
	     Council

	     Boy Scouts of America    Civic Activity       Donations       16,265.00

	     YMCA                     Civic Activity       Donations       10,180.00

	     Fifty-five Items         Civic Activity,      Donations       49,428.00
				      Education,                         ___________
				      Community Welfare

				      Total                              $218,823.00
									 ===========

ENTERGY NEW  Councils on Aging        Civic Activity       Donations     $ 70,487.00
ORLEANS

	     American Association     Civic Activity       Donations       50,000.00
	     of Blacks in Energy

	     Chamber of Commerce      Civic Activity       Donations       41,000.00
	     New Orleans and the
	     River Region

	     Multiple Items           Research &           Donations       23,925.00
				      Education, Civic                   ___________
				      Activity,
				      Community Welfare

				      Total                              $185,412.00
									 ===========


ITEM 8. SERVICE, SALES, AND CONSTRUCTION CONTRACTS


(I)                                                                                             In Effect
			  Serving            Receiving                               Date Of    12/31/99
Transaction               Company            Company                 Compensation    Contract   (Yes/No)
Fuel Purchases            System Fuels       Entergy Arkansas      $       3,573,042 1/12/73         Yes

Fuel Purchases            System Fuels       Entergy  Louisiana    $       4,569,527 1/12/73         Yes

Fuel Purchases            System Fuels       Entergy Mississippi   $      56,629,549 1/12/73         Yes

Fuel Purchases            System Fuels       Entergy New Orleans   $       5,338,594 1/12/73         Yes

Certain materials &       System Fuels       Entergy Arkansas      $      24,966,336 6/15/78         Yes
services required for
fabrication of Nuclear
Fuel

Certain materials &       System Fuels       Entergy  Louisiana    $             513 6/15/78         Yes
services required for
fabrication of Nuclear
Fuel

Certain materials &       System Fuels       System Energy         $      30,745,506 6/15/78         Yes
services required for
fabrication of Nuclear
Fuel

Miscellaneous Spare       Entergy Arkansas   Entergy Louisiana     $       5,278,884    N/A          N/A
Parts Inventory

Miscellaneous Spare Parts Entergy Arkansas   Entergy Mississippi   $       3,640,818    N/A          N/A
Inventory

Miscellaneous Spare Parts Entergy Arkansas   Entergy New Orleans   $              13    N/A          N/A
Inventory

Miscellaneous Spare Parts Entergy Arkansas   Entergy Gulf States   $         656,495    N/A          N/A
Inventory

Miscellaneous Spare Parts Entergy Louisiana  Entergy Arkansas      $          63,019    N/A          N/A
Inventory

Miscellaneous Spare Parts Entergy Louisiana  Entergy Mississippi   $          10,956    N/A          N/A
Inventory

Miscellaneous Spare Parts Entergy Louisiana  Entergy New Orleans   $       5,509,081    N/A          N/A
Inventory

Miscellaneous Spare Parts Entergy Louisiana  Entergy Gulf States   $         143,872    N/A          N/A
Inventory

(I)                                                                                          In Effect
		       Serving              Receiving                              Date Of   12/31/99
Transaction            Company              Company                 Compensation   Contract  (Yes/No)
Miscellaneous Spare   Entergy Mississippi   Entergy Arkansas     $         32,760    N/A        N/A
Parts Inventory

Miscellaneous Spare   Entergy Mississippi   Entergy Louisiana    $      1,627,682    N/A        N/A
Parts Inventory

Miscellaneous Spare   Entergy Mississippi   Entergy Gulf States  $          6,339    N/A        N/A
Parts Inventory

Miscellaneous Spare   Entergy New Orleans   Entergy Arkansas     $          2,472    N/A        N/A
Parts Inventory

Miscellaneous Spare   Entergy New Orleans   Entergy Louisiana    $         82,964    N/A        N/A
Parts Inventory

Miscellaneous Spare   Entergy New Orleans   Entergy Mississippi  $            600    N/A        N/A
Parts Inventory

Miscellaneous Spare   Entergy New Orleans   Entergy Gulf States  $         61,246    N/A        N/A
Parts Inventory

Miscellaneous Spare   Entergy Gulf States   Entergy Louisiana    $         15,768    N/A        N/A
Parts Inventory

Miscellaneous         Entergy Gulf States   Entergy Louisiana    $         90,916    N/A        N/A
transmission and
distribution station
equipment

Miscellaneous station Entergy Louisiana     Entergy New Orleans  $          9,500    N/A        N/A
equipment

Miscellaneous         Entergy Mississippi   Entergy Louisiana    $        123,646    N/A        N/A
transmission and
distribution station
equipment

Miscellaneous         Entergy Louisiana     Entergy Gulf States  $         16,203    N/A        N/A
transmission and
distribution station
equipment

Miscellaneous         Entergy Mississippi   Entergy Arkansas     $        504,536    N/A        N/A
transmission and
distribution station
equipment

Miscellaneous         Entergy Louisiana     Entergy Arkansas     $        169,162    N/A        N/A
transmission and
distribution station
equipment



(I)                                                                                        In Effect
		      Serving            Receiving                               Date Of   12/31/99
Transaction           Company            Company                  Compensation   Contract  (Yes/No)
Miscellaneous         Entergy Arkansas   Entergy Louisiana      $         21,442    N/A        N/A
transmission and
distribution station
equipment

Capacity Use of and   ETC                Entergy Arkansas       $        287,503  5-01-97      Yes
Service of  Local
Fiber

Capacity Use of and   ETC                Entergy Louisiana      $        614,208  5-01-97      Yes
Service of Local
Fiber

Capacity Use of and   ETC                Entergy Mississippi    $        757,235  5-01-97      Yes
Service of Local
Fiber

Capacity Use of and   ETC                Entergy Gulf States    $      1,364,071  5-01-97      Yes
Service of Local
Fiber

Construction and      ETC                Entergy Services       $      1,112,121  1-01-97      Yes
Service of Local
Fiber


The following contracts were in effect as of December 31, 1999:

- Contract for the purchase of fuel oil between System Fuels and certain System Companies dated January 12, 1973.

- Contract for the purchase of nuclear fuel between System Fuels and certain System Companies dated June 15, 1978.

- Contract for the capacity use and service of local fiber between Entergy Technology Company and certain System Companies dated January 1, 1997.

- Contract for the capacity use and service of local fiber between Entergy Technology Company and certain System Companies dated May 1, 1997.



ITEM 8. Part II

Reference is made to information under Item 6, Part III(c).


ITEM 8. Part III

Interstate FiberNet acts as exclusive agent to market all of Entergy Technology Company's available capacity for point-to-point communication. The compensation amount for 1999 was $3,812,057.

ITEM 9.   WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

(a)

    In November 1992, Entergy Corporation's subsidiary, Entergy, S.A., participated in a consortium with other nonaffiliated companies that acquired a 6% interest in Central Costanera, S.A. Central Costanera, S.A. is an Argentina steam electric generating facility consisting of seven natural gas and oil fired generating units, with total installed capacity of 1,260 MW. Central Costanera, S.A. is a FUCO under the provisions of the Energy Act. Entergy Corporation's aggregate investment in Central Costanera, S.A. is approximately $10.5 million.

     In August 1994, Entergy Corporation, through a wholly-owned subsidiary of Entergy Power Development Corporation, Entergy Pakistan, Ltd., acquired a 10% equity interest in The Hub Power Company, Ltd., which owns a 1,292 MW steam electric generation facility in Pakistan. Entergy Pakistan, Ltd. is a FUCO under the Energy Act. Entergy Pakistan, Ltd.'s initial investment to acquire its indirect 10% interest in The Hub Power Company, Ltd., was $50.2 million. From 1996 through 1998, Entergy Pakistan, Ltd. sold 52% of its interest in The Hub Power Company, Ltd. for approximately $56 million. At December 31, 1999, Entergy Pakistan, Ltd. held a 4.8% interest in The Hub Power Company, Ltd., representing an aggregate investment of approximately $14.7 million.

     In April 1995, Entergy Corporation, through a wholly-owned subsidiary of Entergy Power Development Corporation, Entergy
Power CBA Holding Ltd., purchased a 7.8% interest in Central Buenos Aires, S.A. Central Buenos Aires, S.A. owns a 220 MW combined cycle gas turbine at the Central Costanera S. A. power plant in Buenos Aires, Argentina. Entergy Power CBA Holding Ltd. is a FUCO under the Energy Act. Entergy's aggregate investment in Central Buenos Aires, S.A. is approximately $3.7 million.

     In November 1995, Entergy Corporation, through a wholly-owned subsidiary of Entergy Power Development Corporation, EP Edegel, Inc., acquired a 34.7% interest in a consortium, Generandes, Co., which purchased 60% of Edegel, S.A., a company that owns 5 hydroelectric generating stations (totaling 539 MW) and 2 thermal generating stations (totaling 254 MW) in Peru. EP Edegel, Inc. is a FUCO under the Energy Act. Entergy's aggregate investment in Edegel, S.A. is approximately $100 million.

     In July 1999, Entergy Corporation, through its wholly-owned EWG subsidiaries, Entergy Nuclear Holding Company # 1 and Entergy Nuclear Generation Company ("ENGC"), acquired from Boston Edison Company the Pilgrim Nuclear Power Station, a 670 MW nuclear-powered electric generating station located in Plymouth, Massachusetts. Entergy's aggregate investment in ENGC is approximately $89.2 million.

     Entergy Corporation owns, indirectly through its wholly-owned subsidiaries, Entergy Power Operations Corporation and Entergy Power Development Corporation, 100% of the outstanding capital stock of Entergy Power Operations Pakistan LDC ("EPOP"), a FUCO under the Energy Act formed to provide operations and management services to the Liberty Power Project in Pakistan. Entergy's aggregate investment in EPOP totals approximately $500,000.

     Entergy Corporation owns, indirectly through its wholly-owned subsidiaries, Entergy Power Operations Corporation and Entergy Power Development Corporation, 100% of the outstanding capital stock of Entergy Power Operations UK Limited and Entergy Power Operations Damhead Creek Limited Partnership, each of which is a FUCO formed under the Energy Act to provide operations and maintenance services to the Saltend and Damhead Creek power projects, respectively, in the United Kingdom.

     In June 1997, Entergy Corporation, indirectly through its wholly-owned subsidiaries Entergy Power Development Corporation, and Entergy Power Chile, S.A., acquired an indirect 25% interest in Compania Electrica San Isidro S.A. Compania Electrica San Isidro S.A. owns a 370 MW power plant in central Chile. Compania Electrica San Isidro S.A., is a FUCO under the Energy Act. Entergy's aggregate investment in Compania Electrica San Isidro S.A. totals approximately $15.6 million at December 31, 1999.

     In August 1997, Entergy Corporation, through a wholly-owned subsidiary, Entergy Power Development Corporation, acquired 100% of the capital stock of Damhead Creek Limited (formerly Kingsnorth Power Ltd.). Damhead Creek Limited is developing an 800 MW power plant in the United Kingdom and is a FUCO under the Energy Act. Non-recourse project financing for the project has been obtained and construction of the power plant commenced in 1998. Entergy's equity contribution obligations (BPS36.1 million) under the project financing are supported by a letter of credit issued through a credit facility of Entergy Power Development Corporation. As noted below, Entergy Corporation has issued a $170 million guaranty of Entergy Power Development Corporation's credit facility. Entergy's aggregate investment in Damhead Creek Limited totals approximately $61 million.

     In December 1997, Entergy Corporation, through a wholly-owned subsidiary of Entergy Power Development Corporation, Entergy Power Saltend, Ltd., acquired 100% of the capital stock of Saltend Cogeneration Company Limited. Saltend Cogeneration Company Limited is developing a 1200-megawatt power plant in the United Kingdom. Non-recourse project financing for the project has been obtained and construction of the power plant commenced in December 1997. Saltend Cogeneration Company Limited is a FUCO under the Energy Act. Entergy's equity contribution obligations (BPS 48 million) under the project financing are supported by a letter of credit issued through a credit facility of Entergy
Power Development Corporation. As noted below, Entergy Corporation has issued a $170 million guaranty of Entergy Power Development Corporation's credit facility. Entergy's aggregate investment in Saltend Cogeneration Company Limited totals approximately $78 million.

     Entergy Corporation owns 100% of the outstanding capital stock of Entergy Power Generation Corporation ("EPGC"), which is an EWG formed under the Entergy Act to develop and hold Entergy's interests in certain domestic EWG projects including a proposed 1,000 MW gas-fired power project in Fairfield, Texas. Entergy's aggregate investment in EPGC is approximately ($616,000).

    At December 31, 1999, Entergy had provided a guarantee in the amount of $170 million to its wholly-owned FUCO subsidiary, Entergy Power Development Corporation, in respect of a credit facility entered into by Entergy Power Development Corporation in connection with the Saltend and Damhead Creek power projects, as described above.

    Reference is hereby made to the applicable application for EWG determination or Notification of Foreign Utility Company Status on Form U-57 filed in respect to each EWG or FUCO identified in this Form U5S in which Entergy owned an interest at December 31, 1999 for the business address of such EWG or FUCO. See "Item 1 - System Companies and Investments Therein as of December 31, 1999" for information concerning the system companies owning interests in such EWGs and FUCOs and the nature of the interest held.

Part I(b); Part I(c); and Part I(d) are being filed pursuant to Rule 104.

ITEM 9.  Part II

    See Exhibits H and I.

ITEM 9.  Part III is being filed pursuant to Rule 104.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

     Financial statements and financial statement schedules filed as part of the annual report, pursuant to requirements of the Public Utility Holding Company Act of 1935.


FINANCIAL STATEMENTS                                      PAGE NO.

*Independent Accountants' Consent                           S-1

Entergy Corporation and Subsidiaries:
 *Consolidating Statement of Income (Loss) for the Year     S-2
   Ended December 31, 1999
 *Consolidating Statement of Cash Flows for the Year Ended  S-8
   December 31, 1999
 *Consolidating Balance Sheet as of December 31, 1999       S-14
 *Consolidating Statement of Retained Earnings for the Year S-26
   Ended December 31, 1999

Entergy Gulf States Corporation and Subsidiaries:
 *Consolidating Statement of Income for the Year Ended      S-32
   December 31, 1999
 *Consolidating Statement of Cash Flows for the Year Ended  S-33
   December 31, 1999
 *Consolidating Balance Sheet as of December 31, 1999       S-34
 *Consolidating Statement of Retained Earnings for the Year S-36
   Ended December 31, 1999

Statutory Subsidiary, accounted for as an equity investment, the
 Accounts of which are not included in the foregoing Consolidating Statements of Entergy Corporation and Subsidiaries:
  The Arklahoma Corporation:
 *Statement of Operations and Retained Earnings,
   Years Ended November 30, 1999 and 1998                   S-38
 *Statements of Cash Flows, Years Ended
   November 30, 1999 and 1998                               S-39
 *Balance Sheets, November 30, 1999 and 1998                S-40
 *Notes to Financial Statements, November 30, 1999 and 1998 S-41

  * Letter, dated April 26, 2000, regarding payment of nuclear liability insurance premiums by Entergy System companies.


      The following financial information indicated by an asterisk is filed herewith. The balance of the financial information has heretofore been filed with the Securities and Exchange Commission in the file numbers indicated and is incorporated herein by reference.


ENTERGY CORPORATION

       Independent Accountants' Report and Notes to Consolidated Financial Statements of Entergy Corporation (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Consolidated Financial Statements," contained in Entergy Corporation's 1999 Financial Statements included in the Form 10-K for the year ended December 31, 1999, in File No. 1-11299).

      Financial Statement Schedules of Entergy Corporation (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 1999, in File No. 1-11299 and included in such Form 10-K).


ENTERGY ARKANSAS

      Independent Accountants' Report and Notes to Financial Statements of Entergy Arkansas (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Financial Statements" contained in Entergy Arkansas' 1999 Financial Statements included in the Form 10-K for the year ended December 31, 1999, in File No. 1-10764).

      Financial Statement Schedules of Entergy Arkansas (Referred to in
Item 14(a)2 to Form 10-K for the year ended December 31, 1999, in File No. 1-10764 and included in such Form 10-K).


ENTERGY GULF STATES

      Independent Accountants' Report and Notes to Financial Statements of Entergy Gulf States (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Financial Statements" contained in Entergy Gulf States' 1999 Financial Statements included in the Form 10-K for the year ended December 31, 1999, in File No. 1-2703).

      Financial Statement Schedules of Entergy Gulf States (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 1999, in File No. 1-2703 and included in such Form 10-K).


ENTERGY LOUISIANA

      Independent Accountants' Report and Notes to Financial Statements of Entergy Louisiana (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Financial Statements" contained in Entergy Louisiana's 1999 Financial Statements included in the Form 10-K for the year ended December 31, 1999, in File No. 1-8474).

     Financial Statement Schedules of Entergy Louisiana (Referred to in
Item 14(a)2 to Form 10-K for the year ended December 31, 1999, in File No. 1-8474 and included in such Form 10-K).


ENTERGY MISSISSIPPI

      Independent Accountants' Report and Notes to Financial Statements of Entergy Mississippi (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Financial Statements," contained in Entergy Mississippi's 1999 Financial Statements included in the Form 10-K for the year ended December 31, 1999, in File No. 0-320).

      Financial Statement Schedules of Entergy Mississippi (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 1999, in File No. 0-320 and included in such Form 10-K).


ENTERGY NEW ORLEANS

      Independent Accountants' Report and Notes to Financial Statements of Entergy New Orleans (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Financial Statements," contained in Entergy New Orleans' 1999 Financial Statements included in the Form 10-K for the year ended December 31, 1999, in File No. 0-5807).

      Financial Statement Schedules of Entergy New Orleans (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 1999, in File No. 0-5807 and included in such Form 10-K).


SYSTEM ENERGY

      Independent Accountants' Report and Notes to Financial Statements of System Energy (Reference is made to information under the headings "Report of Independent Accountants" and "Notes to Financial Statements," contained in System Energy's 1999 Financial Statements included in the Form 10-K for the year ended December 31, 1999, in File No. 1-9067).

      Financial  Statement Schedules of System Energy (Referred  to  in
Item 14(a)2 to Form 10-K for the year ended December 31, 1999, in File No. 1-9067 and included in such Form 10-K).


ENTERGY CORPORATION SYSTEM COMPANIES

A-1    Entergy  Corporation's Annual Report on Form 10-K for  the  year ended December 31, 1999 (Incorporated herein by reference from File No.
1-11299).

A-2    Entergy Arkansas' Annual Report on Form 10-K for the year  ended
December  31, 1999 (Incorporated herein by reference from File  No.  1-
10764).

A-3    Entergy  Gulf States' Annual Report on Form 10-K  for  the  year ended December 31, 1999 (Incorporated herein by reference from File No.
1-2703).

A-4   Entergy Louisiana's Annual Report on Form 10-K for the year ended
December  31, 1999 (Incorporated herein by reference from File  No.  1-
8474).

A-5    Entergy  Mississippi's Annual Report on Form 10-K for  the  year ended December 31, 1999 (Incorporated herein by reference from File No.
0-320).

A-6    Entergy  New Orleans' Annual Report on Form 10-K  for  the  year ended December 31, 1999 (Incorporated herein by reference from File No.
0-5807).

A-7    System  Energy's Annual Report on Form 10-K for the  year  ended
December  31, 1999 (Incorporated herein by reference from File  No.  1-
9067).


ENTERGY CORPORATION

B-1(a) Certificate of Incorporation of Entergy Corporation as executed December 31, 1993 (Filed as Exhibit A-1(a) to Rule 24 Certificate in File No. 70-8059).

B-1(b) By-Laws of Entergy Corporation as amended January 29, 1999, and as presently in effect (Filed as Exhibit 4.2 to Form S-8 in File No. 333-75097).


ENTERGY ARKANSAS

B-2(a) Amended and Restated Articles of Incorporation of Entergy Arkansas effective November 12, 1999 (Filed as Exhibit 3(i)(c)1 to Form 10-K for the year ended December 31, 1999 in File No. 1-10764).

B-2(b) By-Laws of Entergy Arkansas effective November 26, 1999, and as presently in effect (Filed as Exhibit 3(ii)(c) to Form 10-K for the year ended December 31, 1999 in File No. 1-10764).


ENTERGY ENTERPRISES, INC.

B-3(a) Restated Articles of Incorporation of Entergy Enterprises, Inc., as in effect December 28, 1992 (Filed as Exhibit B-3(a) to Form U5S for the year ended December 31, 1997).

B-3(b) By-Laws of Entergy Enterprises, Inc., as amended as of July 17, 1990 and currently in effect (Filed as Exhibit A-6(a) to Form U-1 in File No. 70-7947).


ENTERGY LOUISIANA

B-4(a) Amended and Restated Articles of Incorporation of Entergy Louisiana effective November 15, 1999 (Filed as Exhibit 3(a) to Form S-3 in File No. 333-93683).

B-4(b) By-Laws of Entergy Louisiana effective November 26, 1999, and as presently in effect (Filed as Exhibit 3(b) to Form S-3 in File No. 333-93683).


ENTERGY MISSISSIPPI

B-5(a) Amended and Restated Articles of Incorporation of Entergy Mississippi effective November 12, 1999 (Filed as Exhibit 3(i)(f)1 to Form 10-K for the year ended December 31, 1999 in File No. 0-320).

B-5(b)     By-Laws of Entergy Mississippi effective November 26,  1999, and as presently in effect (Filed as Exhibit 3(ii)(f) to Form 10-K for the year ended December 31, 1999 in File No. 0-320).


ENTERGY NEW ORLEANS

B-6(a) Amended and Restated Articles of Incorporation of Entergy New Orleans effective November 15, 1999 (Filed as Exhibit 3(a) to Form S-3 in File No. 333-95599).

B-6(b) By-Laws of Entergy New Orleans effective November 30, 1999, and as presently in effect (Filed as Exhibit 3(b) to Form S-3 in File No. 333-95599).


SYSTEM ENERGY

B-7(a) Amended and Restated Articles of Incorporation of System Energy and amendments thereto through April 28, 1989 (Filed as Exhibit A-1(a) to Form U-1 in File No. 70-5399).

B-7(b) By-Laws of System Energy effective July 6, 1998, and as presently in effect (Filed as Exhibit 3(f) to Form 10-Q for the quarter ended June 30, 1998 in File No. 1-9067).


ENTERGY SERVICES

B-8(a) Certificate of Amendment of Certificate of Incorporation of Entergy Services, as executed May 5, 1998 (Filed as Exhibit B-8(a) to Form U5S for the year ended December 31, 1998).

*B-8(b)    By-Laws  of Entergy Services, as of July  6,  1999,  and  as
presently in effect.


SYSTEM FUELS, INC.

B-9(a) Articles of Incorporation of System Fuels, Inc., as executed January 3, 1972 (Filed as Exhibit A-1 to Form U-1 in File No. 70-5015).

*B-9(b)    By-Laws of System Fuels, Inc., as of July 12, 1999,  and  as
presently in effect.


ENTERGY OPERATIONS, INC.

B-10(a)    Restated Certificate of Incorporation of Entergy Operations,
Inc., effective June 8, 1990 (Filed as Exhibit A-1(b) to Rule 24 Certificate in File No. 70-7679).

*B-10(b)   By-Laws of Entergy Operations, Inc., as of August 23,  1999,
and as presently in effect.


ENTERGY POWER, INC.

*B-11(a) Restated Certificate of Incorporation of Entergy Power, Inc., effective August 20, 1990.

*B-11(b) By-Laws of Entergy Power, Inc., as amended as of October 26, 1995 and currently in effect.


ENTERGY POWER DEVELOPMENT CORPORATION

B-12(a)    Certificate  of Incorporation of Entergy  Power  Development
Corporation, as executed December 9, 1992 (Filed as Exhibit B-14(a) to Form U5S for the year ended December 31, 1992).

*B-12(b) By-Laws of Entergy Power Development Corporation, as amended as of October 26, 1995 and currently in effect.


ENTERGY GULF STATES

B-13(a)    Restated  Articles of Incorporation of Entergy  Gulf  States
effective November 17, 1999 (Filed as Exhibit 3(i)(d)1 to Form 10-K for the year ended December 31, 1999 in File No. 1-2703).

B-13(b)    By-Laws of Entergy Gulf States effective November 26,  1999, and as presently in effect (Filed as Exhibit 3(ii)(d) to Form 10-K for the year ended December 31, 1999 in File No. 1-2703).


VARIBUS CORPORATION

B-14(a)    Charter (Articles of Association) and Amendments thereto  of
Varibus Corporation, as executed March 23, 1970 (Filed as Exhibit B-17(a) to Form U5B).

B-14(b)    By-Laws of Varibus Corporation, as of August  10,  1998  and
currently in effect (Filed as Exhibit B-14(b) to Form U5S for the year ended December 31, 1998).


PRUDENTIAL OIL AND GAS, INC.

B-15(a)    Charter (Articles of Association) and Amendments thereto  of
Prudential Oil and Gas, Inc., as executed October 16, 1962 (Filed as Exhibit B-18(a) to Form U5B).

B-15(b)    By-Laws of Prudential, Oil and Gas, Inc., as of  August  10,
1998 and currently in effect (Filed as Exhibit B-15(b) to Form U5S for the year ended December 31, 1998).


GSG&T, INC.

B-16(a)    Charter (Articles of Association) and Amendments thereto  of
GSG&T, Inc., as executed May 15, 1987 (Filed as Exhibit B-19(a) to Form
U5B).

B-16(b)    By-Laws of GSG&T, Inc., as of August 10, 1998 and  currently in effect (Filed as Exhibit B-16(b) to Form U5S for the year ended December 31, 1998).


SOUTHERN GULF RAILWAY COMPANY

B-17(a)    Charter (Articles of Association) and Amendments thereto  of
Southern Gulf Railway Company, as executed May 6, 1993 (Filed as Exhibit B-20(a) to Form U5B).

B-17(b)    By-Laws of Southern Gulf Railway Company, as of  August  10,
1998 and currently in effect (Filed as Exhibit B-17(b) to Form U5S for the year ended December 31, 1998).


ENTERGY POWER MARKETING CORPORATION

B-18(a)    Certificate  of  Incorporation of  Entergy  Power  Marketing
Corporation, as executed May 17, 1995 (Filed as Exhibit B-19(a) to Form U5S for the year ended December 31, 1996).

B-18(b)   By-Laws of Entergy Power Marketing Corporation, as of  August
1, 1995 and currently in effect (Filed as Exhibit B-19(b) to Form U5S for the year ended December 31, 1996).


ENTERGY POWER OPERATIONS CORPORATION

B-19(a)    Certificate  of  Incorporation of Entergy  Power  Operations
Corporation, as executed April 17, 1995 (Filed as Exhibit B-20(a) to Form U5S for the year ended December 31, 1996).

B-19(b)   By-Laws of Entergy Power Operations Corporation, as of  April
21, 1995 and currently in effect (Filed as Exhibit B-20(a) to Form U5S for the year ended December 31, 1996).


ENTERGY TECHNOLOGY HOLDING COMPANY

B-20(a)    Certificate of Incorporation of Entergy  Technology  Holding
Company, as executed February 12, 1996 (Filed as Exhibit B-22(a) to Form U5S for the year ended December 31, 1996).

B-20(b)   By-Laws of Entergy Technology Holding Company, as of February
12, 1996 and currently in effect (Filed as Exhibit B-22(a) to Form U5S for the year ended December 31, 1996).


ENTERGY POWER GENERATION CORPORATION

B-21(a) Certificate of Amendment of the Certificate of Incorporation of Entergy Power Generation Corporation, as executed August 22, 1997 (Filed as Exhibit B-21(a) to Form U5S for the year ended December 31,
1997).

B-21(b)    By-Laws  of  Entergy  Power Generation  Corporation,  as  of
December 26, 1996 and currently in effect (Filed as Exhibit B-21(b) to Form U5S for the year ended December 31, 1997).


ENTERGY POWER INTERNATIONAL HOLDINGS CORPORATION

B-22(a)    Certificate of Incorporation of Entergy Power  International
Holdings Corporation, as executed August 5, 1996 (Filed as Exhibit B-22(a) to Form U5S for the year ended December 31, 1997).

B-22(b)    By-Laws of Entergy Power International Holdings Corporation,
as of January 16, 1996 and currently in effect (Filed as Exhibit B-22(b) to Form U5S for the year ended December 31, 1997).


ENTERGY INTERNATIONAL LTD LLC

*B-23(a) Limited Liability Agreement of Entergy International Ltd LLC, as executed March 12, 1998.


ENTERGY HOLDINGS, INC.

*B-24(a)   Certificate of Amendment of Certificate of Incorporation  of
Entergy Holdings, Inc., as executed January 25, 1999.

B-24(b)    By-Laws of Entergy Holdings, Inc., as amended  November  30,
1998 and currently in effect (Filed as Exhibit B-24(b) to Form U5S for the year ended December 31, 1998).


ENTERGY NUCLEAR, INC.

B-25(a)    Certificate of Incorporation of Entergy  Nuclear,  Inc.,  as
executed April 10, 1996 (Filed as Exhibit B-25(a) to Form U5S for the year ended December 31, 1998).

B-25(b)    By-Laws of Entergy Nuclear, Inc., as amended  September  10,
1998 and currently in effect (Filed as Exhibit B-25(b) to Form U5S for the year ended December 31, 1998).


ENTERGY OPERATIONS SERVICES, INC.

B-26(a)    Certificate of Amendment of Certificate of Incorporation  of
Entergy Operations Services, Inc., as executed July 9, 1996 (Filed as Exhibit B-26(a) to Form U5S for the year ended December 31, 1998).

B-26(b)    By-Laws  of Entergy Operations Services,  Inc.,  as  amended
October 9, 1998 and currently in effect (Filed as Exhibit B-26(b) to Form U5S for the year ended December 31, 1998).


ENTERGY NUCLEAR HOLDING COMPANY # 1

*B-27(a)   Certificate of Amendment of Certificate of Incorporation  of
Entergy Nuclear Holding Company # 1, as executed October 8, 1999.

*B-27(b)   By-Laws of Entergy Nuclear Holding Company # 1,  as  amended
July 6, 1999 and currently in effect.


ENTERGY CORPORATION

C-1(a) See C-2 (a) through C-7(f) below for instruments defining the rights of holders of long-term debt of Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans and System Energy.

C-1(b) Credit Agreement, dated as of September 13, 1996, among Entergy Corporation, Entergy Technology Holding Company, the Banks (The Bank of New York, Bank of America NT & SA, The Bank of Nova Scotia, Banque Nationale de Paris (Houston Agency), The First National Bank of Chicago, The Fuji Bank, Ltd., Societe Generale Southwest Agency, and CIBC Inc.) and The Bank of New York, as Agent (the "Entergy-ETHC Credit Agreement") (filed as Exhibit 4(a)12 to Form 10-K for the year ended December 31, 1996).

C-1(c) Amendment No. 1, dated as of October 22, 1996 to Credit Agreement Entergy-ETHC Credit Agreement (filed as Exhibit 4(a)13 to Form 10-K for the year ended December 31, 1996).

C-1(d) Guaranty and Acknowledgment Agreement, dated as of October 3, 1996, by Entergy Corporation to The Bank of New York of certain promissory notes issued by ETHC in connection with acquisition of 280 Equity Holdings, Ltd (filed as Exhibit 4(a)14 to Form 10-K for the year ended December 31, 1996).

C-1(e) Amendment, dated as of November 21, 1996, to Guaranty and Acknowledgment Agreement by Entergy Corporation to The Bank of New York of certain promissory notes issued by ETHC in connection with acquisition of 280 Equity Holdings, Ltd (filed as Exhibit 4(a)15 to Form 10-K for the year ended December 31, 1996).

C-1(f) Guaranty and Acknowledgment Agreement, dated as of November 21, 1996, by Entergy Corporation to The Bank of New York of certain promissory notes issued by ETHC in connection with acquisition of Sentry (filed as Exhibit 4(a)16 to Form 10-K for the year ended December 31, 1996).

C-1(g) Amended and Restated Credit Agreement, dated as of December 12, 1996, among Entergy, the Banks (Bank of America National Trust & Savings Association, The Bank of New York, The Chase Manhattan Bank, Citibank, N.A., Union Bank of Switzerland, ABN Amro Bank N.V., The Bank of Nova Scotia, Canadian Imperial Bank of Commerce, Mellon Bank, N.A., First National Bank of Commerce and Whitney National Bank) and Citibank, N.A., as Agent (filed as Exhibit 4(a)17 to Form 10-K for the year ended December 31, 1996).


ENTERGY ARKANSAS

C-2(a)   Mortgage  and  Deed  of  Trust,  as  amended   by   fifty-four
Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: 7(d) in 2-5463 (Mortgage); 7(b) in 2-7121 (First); 7(c) in 2-7605 (Second); 7(d) in 2-8100 (Third); 7(a)-4 in 2-
8482 (Fourth); 7(a)-5 in 2-9149 (Fifth); 4(a)-6 in 2-9789 (Sixth); 4(a)-
7  in  2-10261 (Seventh); 4(a)-8 in 2-11043 (Eighth); 2(b)-9 in 2-11468
(Ninth); 2(b)-10 in 2-15767 (Tenth); D in 70-3952 (Eleventh); D in  70-
4099   (Twelfth);  4(d)  in  2-23185  (Thirteenth);  2(c)  in   2-24414
(Fourteenth); 2(c) in 2-25913 (Fifteenth); 2(c) in 2-28869 (Sixteenth); 2(d) in 2-28869 (Seventeenth); 2(c) in 2-35107 (Eighteenth); 2(d) in 2-
36646  (Nineteenth);  2(c)  in  2-39253 (Twentieth);  2(c)  in  2-41080
(Twenty-first); C-1 to Rule 24 Certificate in 70-5151 (Twenty-second); C-1 to Rule 24 Certificate in 70-5257 (Twenty-third); C to Rule 24 Certificate in 70-5343 (Twenty-fourth); C-1 to Rule 24 Certificate in 70-5404 (Twenty-fifth); C to Rule 24 Certificate in 70-5502 (Twenty-sixth); C-1 to Rule 24 Certificate in 70-5556 (Twenty-seventh); C-1 to Rule 24 Certificate in 70-5693 (Twenty-eighth); C-1 to Rule 24 Certificate in 70-6078 (Twenty-ninth); C-1 to Rule 24 Certificate in 70-6174 (Thirtieth); C-1 to Rule 24 Certificate in 70-6246 (Thirty-first); C-1 to Rule 24 Certificate in 70-6498 (Thirty-second); A-4b-2 to Rule 24 Certificate in 70-6326 (Thirty-third); C-1 to Rule 24 Certificate in 70-6607 (Thirty-fourth); C-1 to Rule 24 Certificate in 70-6650 (Thirty-fifth); C-1 to Rule 24 Certificate, dated December 1, 1982, in 70-6774 (Thirty-sixth); C-1 to Rule 24 Certificate, dated February 17, 1983, in 70-6774 (Thirty-seventh); A-2(a) to Rule 24 Certificate, dated December 5, 1984, in 70-6858 (Thirty-eighth); A-3(a) to Rule 24 Certificate in
70-7127   (Thirty-ninth);  A-7  to  Rule  24  Certificate  in   70-7068
(Fortieth); A-8(b) to Rule 24 Certificate, dated July 6, 1989, in 70-7346 (Forty-first); A-8(c) to Rule 24 Certificate, dated February 1, 1990, in 70-7346 (Forty-second); 4 to Form 10-Q for the quarter ended September 30, 1990, in 1-10764 (Forty-third); A-2(a) to Rule 24 Certificate, dated November 30, 1990, in 70-7802 (Forty-fourth); and A-2(b) to Rule 24 Certificate, dated January 24, 1991, in 70-7802 (Forty-fifth); and 4(d)(2) in 33-54298 (Forty-sixth) 4(c)(2) to Form 10-K for the year ended December 31, 1992 in 1-10764 (Forty-seventh); 4(b) to Form 10-Q for the quarter ended June 30, 1993 in 1-10764 (Forty-eighth); 4(c) to Form 10-Q for the quarter ended June 30, 1993 in 1-10764 (Forty-ninth); 4(b) to Form 10-Q for the quarter ended September 30, 1993 in 1-10764 (Fiftieth); 4(c) to Form 10-Q for the quarter ended September 30, 1993 in 1-10764 (Fifty-first); 4(a) to Form 10-Q for the quarter ended June 30, 1994 (Fifty-second); C-2 to Form U5S for the year ended December 31, 1995 (Fifty-third); and C-2(a) to Form U5S for the year ended December 31, 1996 (Fifty-fourth)).

C-2(b) Indenture for Unsecured Subordinated Debt Securities relating to Trust Securities between Entergy Arkansas and Bank of New York (as Trustee), dated as of August 1, 1996 (filed as Exhibit A-1(a) to Rule 24 Certificate dated August 26, 1996 in File No. 70-8723).

C-2(c)     Amended  and  Restated Trust Agreement of  Entergy  Arkansas
Capital I, dated as of August 14, 1996 (filed as Exhibit A-3(a) to Rule 24 Certificate dated August 26, 1996 in File No. 70-8723).

C-2(d) Guarantee Agreement between Entergy Arkansas (as Guarantor) and The Bank of New York (as Trustee), dated as of August 14, 1996, with respect to Entergy Arkansas Capital I's obligations on its 8 1/2% Cumulative Quarterly Income Preferred Securities, Series A (filed as Exhibit A-4(a) to Rule 24 Certificate dated August 26, 1996 in File No. 70-8723).


ENTERGY LOUISIANA

C-3(a)   Mortgage  and  Deed  of  Trust,  as  amended   by   fifty-four
Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: 7(d) in 2-5317 (Mortgage); 7(b) in 2-7408 (First); 7(c) in 2-8636 (Second); 4(b)-3 in 2-10412 (Third); 4(b)-4 in
2-12264 (Fourth); 2(b)-5 in 2-12936 (Fifth); D in 70-3862 (Sixth); 2(b)-
7  in  2-22340 (Seventh); 2(c) in 2-24429 (Eighth); 4(c)-9  in  2-25801
(Ninth);  4(c)-10 in 2-26911 (Tenth); 2(c) in 2-28123 (Eleventh);  2(c)
in 2-34659 (Twelfth); C to Rule 24 Certificate in 70-4793 (Thirteenth); 2(b)-2 in 2-38378 (Fourteenth); 2(b)-2 in 2-39437 (Fifteenth); 2(b)-2
in   2-42523   (Sixteenth);  C  to  Rule  24  Certificate  in   70-5242
(Seventeenth); C to Rule 24 Certificate in 70-5330 (Eighteenth); C-1 to Rule 24 Certificate in 70-5449 (Nineteenth); C-1 to Rule 24 Certificate in 70-5550 (Twentieth); A-6(a) to Rule 24 Certificate in 70-5598 (Twenty-first); C-1 to Rule 24 Certificate in 70-5711 (Twenty-second); C-1 to Rule 24 Certificate in 70-5919 (Twenty-third); C-1 to Rule 24 Certificate in 70-6102 (Twenty-fourth); C-1 to Rule 24 Certificate in 70-6169 (Twenty-fifth); C-1 to Rule 24 Certificate in 70-6278 (Twenty-sixth); C-1 to Rule 24 Certificate in 70-6355 (Twenty-seventh); C-1 to Rule 24 Certificate in 70-6508 (Twenty-eighth); C-1 to Rule 24 Certificate in 70-6556 (Twenty-ninth); C-1 to Rule 24 Certificate in 70-6635 (Thirtieth); C-1 to Rule 24 Certificate in 70-6834 (Thirty-first); C-1 to Rule 24 Certificate in 70-6886 (Thirty-second); C-1 to Rule 24 Certificate in 70-6993 (Thirty-third); C-2 to Rule 24 Certificate in 70-6993 (Thirty-fourth); C-3 to Rule 24 Certificate in 70-6993 (Thirty-fifth); A-2(a) to Rule 24 Certificate in 70-7166 (Thirty-sixth); A-2(a) to Rule 24 Certificate in 70-7226 (Thirty-seventh); C-1 to Rule 24 Certificate in 70-7270 (Thirty-eighth)); 4(a) to Quarterly Report on Form 10-Q for the quarter ended June 30, 1988, in 1-8474 (Thirty-ninth); A-2(b) to Rule 24 Certificate in 70-7553 (Fortieth); A-2(d) to Rule 24 Certificate in 70-7553 (Forty-first); A-3(a) to Rule 24 Certificate, in 70-7822 (Forty-second); A-3(b) to Rule 24 Certificate in 70-7822 (Forty-third); A-2(b) to Rule 24 Certificate in 70-7822 (Forty-fourth); and A-3(c) to Rule 24 Certificate in 70-7822 (Forty-fifth); A-2(c) to Rule 24 Certificate dated April 7, 1993 in 70-7822 (Forty-sixth); A-3(d) to Rule 24 Certificate dated June 4, 1993 in 70-7822 (Forth-seventh); A-3(e) to Rule 24 Certificate dated December 21, 1993 in 70-7822 (Forty-eighth); A-3(f) to Rule 24 Certificate dated August 1, 1994 in 70-7822 (Forty-ninth); A-4(c) to Rule 24 Certificate dated September 28, 1994 in 70-7653 (Fiftieth); A-2(a) to Rule 24 Certificate dated April 4, 1996 in File No. 70-8487 (Fifty-first); A-2(a) to Rule 24 Certificate dated April 3, 1998 in File No. 70-9141 (Fifty-second); A-2(b) to Rule 24 Certificate dated April 9, 1999 in File No. 70-9141 (Fifty-third); and A-3(a) to Rule 24 Certificate dated July 6, 1999 in File No. 70-9141 (Fifty-fourth)).

C-3(b) Facility Lease No. 1, dated as of September 1, 1989, between First National Bank of Commerce, as Owner Trustee, and Entergy La. (Filed as Exhibit 4(c)-1 in Registration No. 33-30660).

C-3(c) Facility Lease No. 2, dated as of September 1, 1989, between First National Bank of Commerce, as Owner Trustee, and Entergy La. (Filed as Exhibit 4(c)-2 in Registration No. 33-30660).

C-3(d) Facility Lease No. 3, dated as of September 1, 1989, between First National Bank of Commerce, as Owner Trustee, and Entergy La. (Filed as Exhibit 4(c)-3 in Registration No. 33-30660).

C-3(e)    Indenture for Unsecured Subordinated Debt Securities relating to Trust Securities, dated as of July 1, 1996 (filed as Exhibit A-14(a) to Rule 24 Certificate dated July 25, 1996 in File No. 70-8487).

C-3(f) Amended and Restated Trust Agreement of Entergy Louisiana Capital I dated July 16, 1996 of Series A Preferred Securities (filed as Exhibit A-16(a) to Rule 24 Certificate dated July 25, 1996 in File No. 70-8487).

C-3(g)     Guarantee  Agreement  between Entergy  Louisiana,  Inc.  (as
Guarantor) and The Bank of New York (as Trustee) dated as of July 16, 1996 with respect to Entergy Louisiana Capital I's obligation on its 9% Cumulative Quarterly Income Preferred Securities, Series A (filed as Exhibit A-19(a) to Rule 24 Certificate dated July 25, 1996 in File No. 70-8487).


ENTERGY MISSISSIPPI

C-4(a) Mortgage and Deed of Trust, dated as of February 1, 1988, as amended by fifteen Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: A-2(a)-2 to Rule 24
Certificate in File No. 70-7461 (Mortgage); A-2(b)-2 to Rule 24 Certificate in File No. 70-7461 (First); A-5(b) to Rule 24 Certificate in File No. 70-7419 (Second); A-4(b) to Rule 24 Certificate in File No. 70-7554 (Third); A-1(b)-1 to Rule 24 Certificate in File No. 70-7737 (Fourth); A-2(b) to Rule 24 Certificate in File No. 70-7914 (Fifth); A-2(e) to Rule 24 Certificate in File No. 70-7914 (Sixth); A-2(g) to Form U-1 in File No. 70-7914 (Seventh); A-2(i) to Rule 24 Certificate in File No. 70-7914 (Eighth); A-2(j) to Rule 24 Certificate dated July 22, 1994 in File No. 70-7914 (ninth); A-2(l) to Rule 24 Certificate dated April 21, 1995 in File No. 70-7914 (Tenth); A-2(a) to Rule 24 Certificate dated June 27, 1997 in File No. 70-8719 (Eleventh); A-2(b) to Rule 24 Certificate dated April 16, 1998 in File No. 70-8719(Twelfth); A-2(c) to Rule 24 Certificate dated May 12, 1999 in File No. 70-8719 (Thirteenth); A-3(a) to Rule 24 Certificate dated June 8, 1999 in File No. 70-8719 (Fourteenth); and A-2(d) to Rule 24 Certificate dated February 24, 2000 in File No. 70-8719 (Fifteenth)).


ENTERGY NEW ORLEANS

C-5(a) Mortgage and Deed of Trust, dated as of May 1, 1987, as amended by seven Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: A-2(c) to Rule 24 Certificate in 70-7350 (Mortgage); A-5(b) to Rule 24 Certificate in File No. 70-7350 (First); A-4(b) to Rule 24 Certificate in File No. 70-7448 (Second); 4(f)4 to Form 10-K for the year ended December 31, 1992 in File No. 0-5807 (Third); 4(a) to Form 10-Q for the quarter ended September 30, 1993 in File No. 0-5807 (Fourth); 4(a) to Form 8-K dated April 26, 1995 in File No. 0-5807 (Fifth); 4(a) to Form 8-K dated March 22, 1996 in File No. 0-5807 (Sixth); and 4(b) to Form 10-Q for the quarter ended June 30, 1998 in File No. 0-5807 (Seventh)).


SYSTEM ENERGY

C-6(a) Mortgage and Deed of Trust, as amended by twenty-one Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: A-1 in 70-5890 (Mortgage); B and C to Rule 24 Certificate in 70-5890 (First); B to Rule 24 Certificate in 70-6259 (Second); 20(a)-5 to Form 10-Q for the quarter ended June 30, 1981, in 1-3517 (Third); A-1(e)-1 to Rule 24 Certificate in 70-6985 (Fourth); B to Rule 24 Certificate in 70-7021 (Fifth); B to Rule 24 Certificate in 70-7021 (Sixth); A-3(b) to Rule 24 Certificate in 70-7026 (Seventh); A-3(b) to Rule 24 Certificate in 70-7158 (Eighth); B to Rule 24 Certificate in 70-7123 (Ninth); B-1 to Rule 24 Certificate in 70-7272 (Tenth); B-2 to Rule 24 Certificate in 70-7272 (Eleventh); B-3 to Rule 24 Certificate in 70-7272 (Twelfth); B-1 to Rule 24 Certificate in 70-7382 (Thirteenth); and B-2 to Rule 24 Certificate in 70-7382 (Fourteenth); A-2(c) to Rule 24 Certificate in 70-7946 (Fifteenth); A-2(c) to Rule 24 Certificate in 70-7946 (Sixteenth); A-2(d) to Rule 24 Certificate in 70-7946 (Seventeenth); A-2(e) to Rule 24 Certificate in 70-7946 (Eighteenth); A-2(g) to Rule 24 Certificate dated May 6, 1994 in 70-7946 (Nineteenth); A-2(a)(1) to Rule 24 Certificate dated August 8, 1996 in File No. 70-8511 (Twentieth); and A-2(a)(2) to Rule 24 Certificate dated August 8, 1996 in File No. 70-8511 (Twenty-first)).

C-6(b) Facility Lease No. 1, dated as of December 1, 1988, between Meridian Trust Company and Stephen M. Carta, (Steven Kaba, Seccessor) as Owner Trustees, and System Energy (Filed as Exhibit B-2(c)(1) to Rule 24 Certificate, dated January 9, 1989, in File No. 70-7561), as supplemented by Lease Supplement No. 1 dated as of April 1, 1989 (B-22(b) (1) to Rule 24 Certificate dated April 21, 1989 in 70-7561) and Lease Supplement No. 2 dated as of January 1, 1994 (B-3(d) to Rule 24 Certificate dated January 31, 1994 in 70-8215).

C-6(c) Facility Lease No. 2, dated as of December 1, 1988, between Meridian Trust Company and Stephen M. Carta, as Owner Trustees, and System Energy (Filed as Exhibit B-2(c)(2) to Rule 24 Certificate, dated January 9, 1989, in File No. 70-7561), as supplemented by Lease Supplement No. 1 dated as of April 1, 1989 (B-22(b) (2) to Rule 24 Certificate dated April 21, 1989 in 70-7561) and Lease Supplement No. 2 dated as of January 1, 1994 (B-4(d) Rule 24 Certificate dated January 31, 1994 in 70-8215).

C-6(d) Indenture (for Unsecured Debt Securities), dated as of September 1, 1995, between System Energy Resources, Inc., and Chemical Bank (B-10(a) to Rule 24 Certificate in 70-8511).


ENTERGY GULF STATES

C-7(a) Indenture of Mortgage, as amended by certain Supplemental Indentures (B-a-I-1 in Registration No. 2-2449 (Mortgage); 7-A-9 in Registration No. 2-6893 (Seventh); B to Form 8-K dated September 1, 1959 (Eighteenth); B to Form 8-K dated February 1, 1966 (Twenty-second); B to Form 8-K dated March 1, 1967 (Twenty-third); C to Form 8-K dated March 1, 1968 (Twenty-fourth); B to Form 8-K dated November 1, 1968 (Twenty-fifth); B to Form 8-K dated April 1, 1969 (Twenty-sixth); 2-A-8 in Registration No. 2-66612 (Thirty-eighth); 4-2 to Form 10-K for the year ended December 31, 1984 in 1-2703 (Forty-eighth); 4-2 to Form 10-K for the year ended December 31, 1988 in 1-2703 (Fifty-second); 4 to Form 10-K for the year ended December 31, 1991 in 1-2703 (Fifty-third); 4 to Form 8-K dated July 29, 1992 in 1-2703 (Fifth-fourth); 4 to Form 10-K dated December 31, 1992 in 1-2703 (Fifty-fifth); 4 to Form 10-Q for the quarter ended March 31, 1993 in 1-2703 (Fifty-sixth); 4-2 to Amendment No. 9 to Registration No. 2-76551 (Fifty-seventh); and 4(b) to Form 10-Q for the quarter ended March 31, 1999 in File No. 1-2703(Fifty-eighth)).

C-7(b) Indenture, dated March 21, 1939, accepting resignation of The Chase National Bank of the City of New York as trustee and appointing Central Hanover Bank and Trust Company as successor trustee (Filed as Exhibit B-a-1-6 in Registration No. 2-4076).

C-7(c)    Trust Indenture for 9.72% Debentures due July 1, 1998 (Filed
as Exhibit 4 in Registration No. 33-40113).

C-7(d) Indenture for Unsecured Subordinated Debt Securities relating to Trust Securities, dated as of January 15, 1997 (filed as Exhibit A-11(a) to Rule 24 Certificate dated February 6, 1997 in File No. 70-
8721).

C-7(e) Amended and Restated Trust Agreement of Entergy Gulf States Capital I dated January 28, 1997 of Series A Preferred Securities (filed as Exhibit A-13(a) to Rule 24 Certificate dated February 6, 1997 in File No. 70-8721).

C-7(f) Guarantee Agreement between Entergy Gulf States, Inc. (as Guarantor) and The Bank of New York (as Trustee) dated as of January 28, 1997 with respect to Entergy Gulf States Capital I's obligation on its 8.75% Cumulative Quarterly Income Preferred Securities, Series A (filed as Exhibit A-14(a) to Rule 24 Certificate dated February 6, 1997 in File No. 70-8721).


ENTERGY CORPORATION SYSTEM COMPANIES

D-1 Copy of the Middle South Utilities, Inc. and Subsidiary Companies Intercompany Income Tax Allocation Agreement, dated April 28, 1988 (Filed as Exhibit D-1 to Form U5S for the year ended December 31,
1987).

D-2 Copy of First Amendment to the Middle South Utilities, Inc. and Subsidiary Companies Intercompany Income Tax Allocation Agreement, dated January 1, 1990 (Filed as Exhibit D-2 to Form U5S for the year ended December 31, 1989).

D-3 Copy of Second Amendment to the Entergy Corporation and Subsidiary Companies Intercompany Income Tax Allocation Agreement, dated January 1, 1992 (Filed as Exhibit D-3 to Form U5S for the year ended December 31, 1992).

D-4 Copy of Third Amendment to the Entergy Corporation and Subsidiary Companies Intercompany Income Tax Allocation Agreement, dated January 1, 1994 (Filed as Exhibit D-3(a) to Form U5S for the year ended December 31, 1993).

D-5 Copy of Fourth Amendment to the Entergy Corporation and Subsidiary Companies Intercompany Income Tax Allocation Agreement (Filed as Exhibit D-5 to Form U5S for the year ended December 31,
1996).

*F Entergy Arkansas Preferred Stock Redeemed During 1999; Entergy Arkansas Long-Term Debt, including First Mortgage Bonds, Retired During 1999; Entergy Gulf States Preferred Stock Redeemed During 1999; Entergy Gulf States Long-Term Debt Retired During 1999; Entergy Louisiana Preferred Stock Redeemed During 1999; Entergy Louisiana Long-Term Debt, including First Mortgage Bonds, Retired During 1999; Entergy Mississippi Preferred Stock Redeemed During 1999; Entergy Mississippi Long-Term Debt, including First Mortgage Bonds, Retired During 1999; Entergy New Orleans Preferred Stock Redeemed During 1999; Entergy New
Orleans General & Refunding Mortgage Bonds Retired During 1999; and System Energy Long-Term Debt, including First Mortgage Bonds Retired during 1999.

*G Financial Data Schedules for Entergy Corporation and Subsidiaries, Entergy Arkansas, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., System Energy Resources, Inc., Entergy Corporation, Entergy Operations, Inc., Entergy Power, Inc., Entergy Services, Inc., System Fuels, Inc., Entergy Enterprises, Inc., Entergy Gulf States Corporation and Subsidiaries, Entergy Gulf States, Inc., GSG&T, Inc., Southern Gulf Railway Company, Varibus Corporation, Prudential Oil & Gas, Inc., and The Arklahoma Corporation.

H       See  "Item  1  System Companies and Investments Therein  as  of
December 31, 1999" for a copy of the organization chart of Entergy Corporation and it's subsidiaries, showing the relationship of each EWG or foreign utility in which the system holds an interest to other system companies, dated December 31, 1999.

*I-1 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy Power Development Corporation for the year ended December 31, 1999 (Exhibit I-1 is being filed pursuant to Rule 104.).

*I-2 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy Power Operations Corporation for the year ended December 31, 1999 (Exhibit I-2 is being filed pursuant to Rule 104.).

*I-3 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy International Ltd LLC for the year ended December 31, 1999 (Exhibit I-3 is being filed pursuant to Rule 104.).

*I-4 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy Power International Holdings Corporation for the year ended December 31, 1999 (Exhibit I-4 is being filed pursuant to Rule 104.).

*I-5 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy Power Generation Corporation for the year ended December 31, 1999 (Exhibit I-4 is being filed pursuant to Rule 104.).

*I-6 Report of Independent Accountants, Financial Statements and Notes to Financial Statements of Entergy Nuclear Holding Company #1 for the year ended December 31, 1999 (Exhibit I-4 is being filed pursuant to Rule 104.).

_______________________

* Exhibits indicated by an asterisk preceding the exhibit number are filed herewith. The balance of the exhibits have heretofore been filed with the Securities and Exchange Commission, respectively, as the exhibits and in the file numbers indicated and are incorporated herein by reference.

The Jackson Gas Light Company, Entergy Power & Light Company and The Light, Heat and Water Company of Jackson, Mississippi are inactive companies and copies of exhibits are not included for this reason. No exhibits pertaining to ARKCO are included. (See notes (4) and (5) to Item 1 of this Form.)

							      EXHIBIT F

ITEM 4.    SUPPORTING SCHEDULES


	 Entergy Arkansas Preferred Stock Redeemed During 1999


			    Shares
	 Series             Redeemed         Consideration


     9.92% Series               81,085          $2,027,125
     8.52% Series              200,000          20,639,000
			       -------         -----------
			       281,085         $22,666,125
			       =======         ===========



Entergy Arkansas Long-Term Debt, including First Mortgage Bonds, Retired
			     During 1999*


				      Principal
  Series                               Amount         Consideration

 7.9% Series Due 2002                $25,000,000      $25,000,000
 8.7% Series Due 2022                 13,287,000       13,287,000
 Jefferson County Pollution Control
    & Industrial Development Bonds
    6.125% Due 2007                      980,000          980,000
    8.75% Due 1999                       290,000          290,000
 Pope County Pollution
    Control Bonds
    8.5% Due 1999                         50,000           50,000
				     -----------      -----------
				     $39,607,000      $39,607,000
				     ===========      ===========

ITEM 4.   SUPPORTING SCHEDULES (Continued)         EXHIBIT F


       Entergy Gulf States Preferred Stock Redeemed During 1999

				    Shares
  Series                           Redeemed         Consideration

 8.80% Series                       139,971         $13,997,100
 8.64% Series                        84,000           8,484,000
 Adjustable Rate Series A, 7.00%     12,000           1,200,000
 Adjustable Rate Series B, 7.00%     22,500           2,250,000
				    -------         -----------
				    258,471         $25,931,100
				    =======         ===========


  Entergy Gulf States Long-Term Debt, Including First Mortgage Bonds,
			 Retired During 1999*

				  Principal
  Series                           Amount         Consideration

 7 1/4% Series Due 1999          $ 25,000,000     $ 25,000,000
 7.46% Series Due 1999             46,000,000       46,000,000
 Iberville Parish Pollution
   Control Revenue Bonds
   7% Due 2006                        825,000          825,000
 Iberville Parish Pollution
   Control Revenue Bonds
   5.9% Due 2007                   22,095,000       22,095,000
 Pollution Control Revenue Bonds
   8% Due 2024                    102,000,000      104,040,000
				 ------------     ------------
				 $195,920,000     $197,960,000
				 ============     ============

     ITEM 4.     SUPPORTING SCHEDULES (Continued)        EXHIBIT F

	Entergy Louisiana Preferred Stock Redeemed During 1999

			   Shares
	 Series            Redeemed        Consideration

    7% Series                 500,000      $50,000,000



   Entergy Louisiana Long-Term Debt, including First Mortgage Bonds,
			 Retired During 1999*

				 Principal
  Series                          Amount         Consideration

 7.74% Series Due 2002          $122,600,000     $122,600,000
 Ouachita Parish Pollution
   Control Revenue Bonds
   6.4% Due 2007                   1,725,000        1,725,000
 St. Charles Parish Pollution
   Control Revenue Bonds
   6.4% Due 2007                   3,440,000        3,440,000
 St. Charles Parish Industrial
   Development Bonds
   6.4% Due 2007                     870,000          870,000
 Jefferson Parish Pollution
   Control Revenue Bonds
   8% Due 2009                     3,550,000        3,550,000
 Ouachita Parish Industrial
   Development Revenue Bonds
   8% Due 2007                     1,135,000        1,135,000
 Ouachita Parish Industrial
   Development Bonds
   6.4% Due 2007                     870,000          870,000
 St. Charles Parish Pollution
   Control Revenue Bonds
   8.25% Due 2014                115,000,000      118,450,000
 St. Charles Parish Pollution
   Control Bonds
   8% Due 2014                   105,000,000      108,150,000
 St. Charles Parish Pollution
   Control Revenue Bonds
   8% Due 2007                     2,610,000        2,610,000
 Waterford 3 Sale/Leaseback
   Principal Payments             23,294,544       23,294,544
 Lk. Prov. Future Obligation          12,500           12,500
				------------     ------------
				$380,107,044     $386,707,044
				============     ============

   ITEM 4.         SUPPORTING SCHEDULES (Continued)       EXHIBIT F



	Entergy Mississippi Long-Term Debt Retired During 1999*

				  Principal
  Series                           Amount         Consideration
 General & Refunding Mortgage
   Bonds 8.65% Series Due 2023   $125,000,000     $132,412,500
 Washington Parish Pollution
   Control Bonds
   7.5% Due 2004                      865,000          865,000
 Independence County Pollution
   Control Revenue Bonds
   7.625% Due 2012                 10,000,000       10,000,000
 Independence County Pollution
   Control Revenue Bonds
   9% Due 2013                     10,000,000       10,000,000
 Independence County Pollution
   Control Revenue Bonds
   9.5% Due 2014                   10,000,000       10,000,000
				 ------------     ------------
				 $155,865,000     $163,277,500
				 ============     ============

ITEM 4.   SUPPORTING SCHEDULES (Concluded)             EXHIBIT F





 System Energy Long Term Debt, including First Mortgage Bonds Retired
			     During 1999*


				   Principal
  Series                            Amount         Consideration

 7 5/8 % Series Due 1999          $ 60,000,000     $  60,000,000
 7.28 % Series Due 1999            100,000,000       100,000,000
 Claiborne County Pollution
   Control Bonds
   7.3 % Series 1995 ,  Due 2025    36,375,000        38,466,563
   9.5 % Series A ,  Due 2013       39,500,000        40,685,000
   8.25 % Series B ,  Due 2014      27,100,000        27,913,000
 Grand Gulf Sale/Leaseback
   Principal Payments               19,910,000        19,910,000
				  ------------      ------------
				  $282,885,000      $286,974,563
				  ============      ============

 * All retirements of securities were made in reliance on Rule 42 promulgated under the Holding Company Act.

                              SIGNATURES


Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.


                    ENTERGY CORPORATION
                    ENTERGY ARKANSAS, INC.
                    ENTERGY GULF STATES, INC.
                    ENTERGY LOUISIANA, INC.
                    ENTERGY MISSISSIPPI, INC.
                    ENTERGY NEW ORLEANS, INC.
                    SYSTEM ENERGY RESOURCES, INC.
                    ENTERGY OPERATIONS, INC.
                    ENTERGY SERVICES, INC.
                    ENTERGY INTERNATIONAL LTD LLC

                    By:     /s/ Nathan E. Langston
                               Nathan E. Langston
                       Vice President, Chief Accounting Officer


                    ENTERGY POWER, INC.
                    SYSTEM FUELS, INC.
                    ENTERGY ENTERPRISES, INC.
                    ENTERGY POWER INTERNATIONAL HOLDINGS CORP.
                    ENTERGY POWER DEVELOPMENT CORPORATION
                    ENTERGY POWER OPERATIONS CORPORATION
                    ENTERGY TECHNOLOGY HOLDING COMPANY
                    ENTERGY POWER MARKETING CORP.
                    ENTERGY HOLDINGS, INC.
                    ENTERGY NUCLEAR INCORPORATED
                    ENTERGY POWER GENERATION CORPORATION
                    ENTERGY NUCLEAR HOLDING COMPANY #1
                    ENTERGY OPERATIONS SERVICES INCORPORATED



                    By:      /s/ C. John Wilder
                             C. John Wilder
                         Executive Vice President,
                          Chief Financial Officer




Dated:  April 26, 2000

                  Consent of Independent Accountants



We hereby consent to the incorporation by reference in this Annual Report to the Securities and Exchange Commission on Form U5S of Entergy Corporation for the year ended December 31, 1999 filed pursuant to the Public Utility Holding Company Act of 1935, of our reports dated February 17, 2000 relating to the consolidated financial statements of Entergy Corporation and the financial statements of its subsidiaries (Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc. and System Energy Resources, Inc., collectively referred to as "the Companies"), which appear in each of the Companies' Annual Reports on Form 10-K for the year ended December 31, 1999.


PricewaterhouseCoopers LLP

New Orleans, Louisiana
April 26, 2000

                  ENTERGY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATING STATEMENT OF INCOME (LOSS)
                      YEAR ENDED DECEMBER 31, 1999
                    (In Thousands, Except Share Data)

                                                                          INTERCOMPANY
                                                                          ELIMINATIONS
                                                                              AND         ENTERGY       ENTERGY       ENTERGY
                                                            CONSOLIDATED  ADJUSTMENTS    ARKANSAS     GULF STATES    LOUISIANA

Operating Revenues:
     Domestic electric                                     $   6,271,414 $   1,899,573 $  1,541,894     2,082,358 $   1,806,594
     Natural gas                                                 110,355          ....           ..        28,998            ..
     Steam products                                               15,852          ....           ..        15,852            ..
     Competitive businesses                                    2,375,607    (1,714,053)          ..            ..            ..
Equity in earnings of subsidiaries                                  ....       710,390         ....          ....          ....
                                                           --------------------------------------------------------------------
                      Total                                    8,773,228       895,910    1,541,894     2,127,208     1,806,594
                                                           --------------------------------------------------------------------
Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                       2,082,875      (242,153)     257,946       634,726       421,763
         Purchased power                                       2,442,484      (661,665)     455,425       365,245       418,878
         Nuclear refueling outage expenses                        76,057            (1)      29,857        16,307        15,756
         Other operation and maintenance                       1,705,545     1,125,288      389,462       419,713       289,348
     Decommissioning                                              45,988          ....       10,670         7,588         8,786
     Taxes other than income taxes                               339,284        56,874       36,669       111,872        75,447
     Depreciation and amortization                               698,881         8,150      161,234       185,254       161,754
     Other regulatory charges (credits)                            8,113         4,321        5,230       (24,092)       (5,280)
     Amortization of rate deferrals                              122,347        (4,320)          ..        89,597            ..
                                                           --------------------------------------------------------------------
                      Total                                    7,521,574       286,494    1,346,493     1,806,210     1,386,452
                                                           --------------------------------------------------------------------
Operating Income                                               1,251,654       609,416      195,401       320,998       420,142
                                                           --------------------------------------------------------------------
Other Income (Deductions):
     Allowance for equity funds used during
         construction                                             29,291            (1)      12,866         6,306         4,925
     Miscellaneous - net                                         226,349      (166,268)       3,622        20,119         2,206
                                                           --------------------------------------------------------------------
                      Total                                      255,640      (166,269)      16,488        26,425         7,131
                                                           --------------------------------------------------------------------
Interest and Other Charges:
     Interest on long-term debt                                  476,877        (2,232)      80,800       138,602       103,937
     Other interest - net                                         82,471         6,451       11,123         6,994         7,010
     Distributions on preferred securities of subsidiary          18,838          ....        5,100         7,438         6,300
     Allowance for borrowed funds used during                                     ....
         construction                                            (22,585)           (1)      (8,459)       (5,776)       (4,112)
                                                           --------------------------------------------------------------------
                      Total                                      555,601         4,218       88,564       147,258       113,135
                                                           --------------------------------------------------------------------

Income (Loss) Before Income Taxes                                951,693       438,929      123,325       200,165       314,138

Income Taxes                                                     356,667       (17,700)      54,012        75,165       122,368
                                                           --------------------------------------------------------------------

Net Income (Loss)                                                595,026       456,629       69,313       125,000       191,770

Preferred and Preference Dividend Requirements
    and Other                                                     42,567          ....       10,854        17,423         9,955
                                                           --------------------------------------------------------------------

Earnings (Loss) Applicable to Common Stock                 $     552,459 $     456,629 $     58,459 $     107,577 $     181,815
                                                           ====================================================================
Earnings per average common share
                   Basic and diluted                               $2.25
Dividends declared per common share                                $1.20
Average number of common shares outstanding
                   Basic                                     245,127,460
                   Diluted                                   245,326,883







                                                              ENTERGY       ENTERGY       SYSTEM        ENTERGY       ENTERGY
                                                            MISSISSIPPI   NEW ORLEANS     ENERGY      CORPORATION   OPERATIONS
                                                                                                                    (unaudited)
Operating Revenues:
     Domestic electric                                           832,819 $     426,431 $    620,032 $          .. $     728,516
     Natural gas                                                      ..        81,357           ..            ..            ..
     Steam products                                                   ..            ..           ..            ..            ..
     Competitive businesses                                           ..            ..           ..            ..            ..
Equity in earnings of subsidiaries                                  ....          ....           ..       651,977          ....
                                                           --------------------------------------------------------------------
                      Total                                      832,819       507,788      620,032       651,977       728,516
                                                           --------------------------------------------------------------------
Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                         185,063       135,242       37,336            ..            ..
         Purchased power                                         332,015       166,579           ..            ..            ..
         Nuclear refueling outage expenses                            ..            ..       14,136            ..            ..
         Other operation and maintenance                         152,817        83,197       87,450        85,815       685,999
     Decommissioning                                                  ..            ..       18,944            ..            ..
     Taxes other than income taxes                                44,013        39,621       27,212           739        41,571
     Depreciation and amortization                                42,870        21,219      113,862            ..           470
     Other regulatory charges (credits)                          (12,044)       (9,036)      57,656            ..            ..
     Amortization of rate deferrals                                 ....        28,430         ....          ....          ....
                                                           --------------------------------------------------------------------
                      Total                                      744,734       465,252      356,596        86,554       728,040
                                                           --------------------------------------------------------------------
Operating Income                                                  88,085        42,536      263,436       565,423           476
                                                           --------------------------------------------------------------------
Other Income (Deductions):
     Allowance for equity funds used during
         construction                                              1,569         1,084        2,540            ..            ..
     Miscellaneous - net                                           6,781         2,263       16,309         5,703          ....
                                                           --------------------------------------------------------------------
                      Total                                        8,350         3,347       18,849         5,703          ....
                                                           --------------------------------------------------------------------
Interest and Other Charges:
     Interest on long-term debt                                   35,265        13,277      102,764            ..            ..
     Other interest - net                                          3,574         1,403       45,218         6,143           621
     Distributions on preferred securities of subsidiary              ..            ..           ..            ..            ..
     Allowance for borrowed funds used during
         construction                                             (1,529)         (788)      (1,920)         ....          ....
                                                           --------------------------------------------------------------------
                      Total                                       37,310        13,892      146,062         6,143           621
                                                           --------------------------------------------------------------------

Income (Loss) Before Income Taxes                                 59,125        31,991      136,223       564,983          (145)

Income Taxes                                                      17,537        13,030       53,851        12,524          (145)
                                                           --------------------------------------------------------------------

Net Income (Loss)                                                 41,588        18,961       82,372       552,459             0

Preferred and Preference Dividend Requirements
    and Other                                                      3,370           965         ....          ....          ....
                                                           --------------------------------------------------------------------

Earnings (Loss) Applicable to Common Stock                        38,218 $      17,996 $     82,372 $     552,459 $           0
                                                           ====================================================================


                  ENTERGY CORPORATION AND SUBSIDIARIES
                CONSOLIDATING STATEMENT OF INCOME (LOSS)
                       YEAR ENDED DECEMBER 31, 1999
                    (In Thousands, Except Share Data)



                                                               ENTERGY       ENTERGY        SYSTEM         ENTERGY
                                                                POWER        SERVICES       FUELS        ENTERPRISES
                                                              (unaudited)   (unaudited)   (unaudited)    (unaudited)
Operating Revenues:
     Domestic electric                                      $          .. $          .. $     132,343 $           ..
     Natural gas                                                       ..            ..            ..             ..
     Steam products                                                    ..            ..            ..             ..
     Competitive businesses                                        75,016       586,538            ..             ..
Equity in earnings of subsidiaries                                   ....          ....          ....         58,413
                                                             -------------------------------------------------------
                      Total                                        75,016       586,538       132,343         58,413
                                                             -------------------------------------------------------
Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                           46,239            ..       122,407             ..
         Purchased power                                            5,901        36,776            ..             ..
         Nuclear refueling outage expenses                             ..            ..            ..             ..
         Other operation and maintenance                           12,566       513,053         6,970        104,443
     Decommissioning                                                   ..            ..            ..             ..
     Taxes other than income taxes                                    541        17,411           625            437
     Depreciation and amortization                                  3,620        14,758            ..          1,990
     Other regulatory charges (credits)                                ..            ..            ..             ..
     Amortization of rate deferrals                                  ....          ....          ....           ....
                                                             -------------------------------------------------------
                      Total                                        68,867       581,998       130,002        106,870
                                                             -------------------------------------------------------
Operating Income                                                    6,149         4,540         2,341        (48,457)
                                                             -------------------------------------------------------
Other Income (Deductions):
     Allowance for equity funds used during
         construction                                                  ..            ..            ..             ..
     Miscellaneous - net                                            2,134          ....          ....            944
                                                             -------------------------------------------------------
                      Total                                         2,134          ....          ....            944
                                                             -------------------------------------------------------
Interest and Other Charges:
     Interest on long-term debt                                        ..            ..            ..             ..
     Other interest - net                                              ..         4,540         2,225             69
     Distributions on preferred securities of subsidiary               ..            ..            ..             ..
     Allowance for borrowed funds used during
         construction                                                ....          ....          ....           ....
                                                             -------------------------------------------------------
                      Total                                           ...         4,540         2,225             69
                                                             -------------------------------------------------------

Income (Loss) Before Income Taxes                                   8,283            ..           116        (47,582)

Income Taxes                                                        2,936          ....           116        (12,427)
                                                             -------------------------------------------------------

Net Income (Loss)                                                   5,347            ..            ..        (35,155)

Preferred and Preference Dividend Requirements
    and Other                                                        ....          ....          ....           ....
                                                             -------------------------------------------------------

Earnings (Loss) Applicable to Common Stock                   $      5,347 $        .... $        .... $      (35,155)
                                                             =======================================================



                  ENTERGY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATING STATEMENT OF CASH FLOWS
                      YEAR ENDED DECEMBER 31, 1999
                              (In Thousands)

                                                                          INTERCOMPANY
                                                                          ELIMINATIONS
                                                                               AND        ENTERGY     ENTERGY     ENTERGY
OPERATING ACTIVITIES:                                       CONSOLIDATED  ADJUSTMENTS    ARKANSAS   GULF STATES  LOUISIANA

Net Income (Loss)                                          $     595,026 $     456,629 $    69,313 $    125,000 $   191,770
Noncash items included in net income
     Amortization of rate deferrals                              122,347        (4,320)       ....       89,597        ....
     Reserve for regulatory adjustments                           10,531          ....        ....      (97,953)       ....
     Other regulatory charges - net                                8,113         4,321       5,230      (24,092)     (5,280)
     Deferred unrealized losses on hedging                          ....          ....        ....         ....        ....
     Depreciation, amortization and decommissioning              744,869        13,823     171,904      192,842     170,540
     Deferred income taxes and investment tax credits           (204,644)      117,452      22,421       (1,495)    (15,487)
     Allowance for equity funds used during construction         (29,291)            1     (12,866)      (6,306)     (4,925)
     Gain on sale of assets                                      (71,926)       69,880        ....       (2,046)       ....
     Gain on sale of non-regulated businesses & property            ....          ....        ....         ....        ....
     Equity in earnings of subsidiaries                             ....      (651,977)       ....         ....        ....
     Accrued pension liability                                      ....          ....        ....         ....        ....
     Provisions for estimated losses                                ....          ....        ....         ....        ....
Changes in working capital:
     Receivables                                                   9,246      (127,171)     40,375        9,791     (41,565)
     Fuel inventory                                               (1,359)       94,394      (4,633)      (8,070)     95,120
     Accounts payable                                             35,233       150,342      56,985       42,370       7,659
     Taxes accrued                                               158,733      (178,046)    (30,054)      46,018     (33,066)
     Interest accrued                                            (56,552)       23,044      (2,908)     (14,061)     (9,959)
     Deferred fuel costs                                         (71,072)       66,673        (429)      (1,561)     56,714
     Other working capital accounts                               45,285      (122,169)      2,444      (10,954)      5,442
Provision for estimated losses and reserves                      (59,464)      113,532      (8,116)       8,496      38,577
Common stock dividends received                                     ....       532,300        ....         ....        ....
Changes in other regulatory assets                               (36,379)      (82,233)     45,898      (59,242)    (45,146)
Other                                                            108,673        38,239     (42,249)      56,817        ....
                                                              -------------------------------------------------------------
Net cash flow provided by (used in) operating activities       1,307,369       514,714     313,315      345,151     410,394
                                                              -------------------------------------------------------------

INVESTING ACTIVITIES:
Construction expenditures                                     (1,195,750)      431,578    (238,009)    (199,076)   (130,933)
Allowance for equity funds used during construction               29,291            (1)     12,866        6,306       4,925
Nuclear fuel purchases                                          (137,649)          556     (32,517)     (53,293)    (11,308)
Proceeds from sale/leaseback of nuclear fuel                     137,093          ....      32,517       53,293      11,308
Acquisition of non-regulated businesses                             ....          ....        ....         ....        ....
Investment in subsidiaries                                          ....       237,121        ....         ....        ....
Proceeds from sale of businesses                                 351,082      (351,082)       ....         ....        ....
Investment in nonregulated/nonutility properties                 (81,273)       81,273        ....         ....        ....
Proceeds from notes receivable                                   956,356      (956,356)
Purchase of other temporary investments                         (321,351)      321,351
Proceeds from sale of non-utility property                          ....          ....        ....         ....        ....
Purchase of notes receivable                                        ....          ....        ....         ....        ....
Decommissioning trust contributions and realized
     change in trust assets                                      (61,766)       (2,650)    (17,746)     (10,853)    (13,678)
Other                                                            (42,258)       47,763        ....         ....        ....
                                                              -------------------------------------------------------------
  Net cash flow provided by (used in) investing activities      (366,225)     (190,447)   (242,889)    (203,623)   (139,686)
                                                              -------------------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of:
     General and refunding mortgage bonds                           ....          ....        ....         ....        ....
     First mortgage bonds                                           ....          ....        ....         ....        ....
     Long-term debt                                            1,113,370      (436,908)       ....      122,906     298,092
     Common stock                                                 15,320          ....        ....         ....        ....
Retirement of:
     First mortgage bonds                                           ....          ....        ....         ....        ....
     General and refunding mortgage bonds                           ....          ....        ....         ....        ....
     Long-term debt                                           (1,195,451)      125,014     (39,607)    (197,960)   (386,707)
Repurchase of common stock                                      (245,004)            1        ....         ....        ....
Redemption of preferred stock                                    (98,597)         ....     (22,666)     (25,931)    (50,000)
Changes in short-term borrowings                                (165,506)       (6,948)       ....         ....        ....
Dividends paid:
     Common stock                                               (291,483)     (522,300)    (82,700)    (107,000)   (197,000)
     Preferred stock                                             (43,621)         ....     (11,696)     (16,967)    (10,389)
Change in advances from parent company                              ....        (3,000)       ....         ....        ....
Capital contributions returned to parent                            ....         6,000        ....         ....        ....
Advances to subsidiaries                                            ....       (32,261)       ....         ....        ....
Other                                                               ....          ....        ....         ....        ....
                                                              -------------------------------------------------------------
  Net cash flow provided by (used in) financing activities      (910,972)     (870,402)   (156,669)    (224,952)   (346,004)
                                                              -------------------------------------------------------------

Effect of exchange rates on cash and cash equivalents               (948)          948        ....         ....        ....
                                                              -------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents              29,224      (545,187)    (86,243)     (83,424)    (75,296)
Cash and cash equivalents at beginning of year                 1,184,495      (452,417)     93,105      115,736      83,030
                                                              -------------------------------------------------------------
Cash and cash equivalents at end of year                      $1,213,719  $   (997,604) $    6,862 $     32,312 $     7,734
                                                              =============================================================







                                                              ENTERGY        ENTERGY      SYSTEM      ENTERGY     ENTERGY
OPERATING ACTIVITIES:                                       MISSISSIPPI    NEW ORLEANS    ENERGY    CORPORATION OPERATIONS
                                                                                                                 (unaudited)

Net Income (Loss)                                          $      41,588 $      18,961 $    82,372  $   552,459 $      ....
Noncash items included in net income
     Amortization of rate deferrals                                 ....        28,430        ....         ....        ....
     Reserve for regulatory adjustments                             ....          ....     108,484         ....        ....
     Other regulatory charges - net                              (12,044)       (9,036)     57,656         ....        ....
     Deferred unrealized losses on hedging                          ....          ....        ....         ....        ....
     Depreciation, amortization and decommissioning               42,870        21,219     132,806        1,438         470
     Deferred income taxes and investment tax credits             18,066        (3,131)    (86,860)     (15,237)       (121)
     Allowance for equity funds used during construction          (1,569)       (1,084)     (2,540)        ....        ....
     Gain on sale of assets                                         ....          ....        ....         ....        ....
     Gain on sale of non-regulated businesses & property            ....          ....        ....         ....        ....
     Equity in earnings of subsidiaries                             ....          ....        ....     (651,977)       ....
     Accrued pension liability                                      ....          ....        ....         ....        ....
     Provisions for estimated losses                                ....          ....        ....         ....        ....
Changes in working capital:
     Receivables                                                  24,208        (7,258)   (172,354)         198      21,603
     Fuel inventory                                                 (771)          179           0         ....        ....
     Accounts payable                                             54,317        23,319     (11,688)      17,256     (16,816)
     Taxes accrued                                                29,955           429     (21,424)        ....        ....
     Interest accrued                                             (4,595)           37      (2,022)        ....        ....
     Deferred fuel costs                                         (45,830)      (13,293)       ....         ....        ....
     Other working capital accounts                               10,072         6,607      (4,425)     (83,711)        169
Provision for estimated losses and reserves                        4,173          (531)         45         ....        ....
Common stock dividends received                                     ....          ....        ....      532,300        ....
Changes in other regulatory assets                               (30,179)      (11,482)    (18,492)        ....        ....
Other                                                             12,152         6,796      41,250       68,276       1,757
                                                              -------------------------------------------------------------
Net cash flow provided by (used in) operating activities         142,413        60,162     102,808      421,002       7,062
                                                              -------------------------------------------------------------

INVESTING ACTIVITIES:
Construction expenditures                                        (94,717)      (46,239)    (28,848)        (604)       ....
Allowance for equity funds used during construction                1,569         1,084       2,540         ....        ....
Nuclear fuel purchases                                              ....          ....     (39,975)        ....        ....
Proceeds from sale/leaseback of nuclear fuel                        ....          ....      39,975         ....        ....
Acquisition of non-regulated businesses                             ....          ....        ....         ....        ....
Investment in subsidiaries                                          ....          ....        ....      237,121        ....
Proceeds from sale of businesses                                    ....          ....        ....         ....        ....
Investment in nonregulated/nonutility properties                    ....          ....        ....         ....        ....
Proceeds from notes receivable
Purchase of other temporary investments
Proceeds from sale of non-utility property                          ....          ....        ....         ....        ....
Purchase of notes receivable                                        ....          ....        ....         ....        ....
Decommissioning trust contributions and realized
     change in trust assets                                         ....          ....     (22,139)        ....        ....
Other                                                               ....          ....        ....        9,327        ....
                                                              -------------------------------------------------------------
  Net cash flow provided by (used in) investing activities       (93,148)      (45,155)    (48,447)     245,844        ....
                                                              -------------------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of:
     General and refunding mortgage bonds                           ....          ....        ....         ....        ....
     First mortgage bonds                                           ....          ....        ....         ....        ....
     Long-term debt                                              153,629          ....     101,835         ....        ....
     Common stock                                                   ....          ....        ....       15,320        ....
Retirement of:
     First mortgage bonds                                           ....          ....        ....         ....        ....
     General and refunding mortgage bonds                           ....          ....        ....         ....        ....
     Long-term debt                                             (163,278)         ....    (282,885)        ....        ....
Repurchase of common stock                                          ....          ....        ....     (245,003)       ....
Redemption of preferred stock                                       ....          ....        ....         ....        ....
Changes in short-term borrowings                                      (6)         ....        ....     (165,500)     (6,948)
Dividends paid:
     Common stock                                                (34,100)      (26,500)    (75,000)    (291,483)       ....
     Preferred stock                                              (3,363)       (1,206)       ....         ....        ....
Change in advances from parent company                              ....          ....        ....         ....        ....
Capital contributions returned to parent                            ....          ....        ....         ....        ....
Advances to subsidiaries                                            ....          ....        ....      (32,261)       ....
Other                                                               ....          ....        ....         ....        ....
                                                              -------------------------------------------------------------
  Net cash flow provided by (used in) financing activities       (47,118)      (27,706)   (256,050)    (718,927)     (6,948)
                                                              -------------------------------------------------------------

Effect of exchange rates on cash and cash equivalents               ....          ....        ....         ....        ....
                                                              -------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents               2,147       (12,699)   (201,689)     (52,081)        114
Cash and cash equivalents at beginning of year                     2,640        17,153     236,841       68,574           3
                                                              -------------------------------------------------------------
Cash and cash equivalents at end of year                      $    4,787 $       4,454  $   35,152   $   16,493   $     117
                                                              =============================================================

                  ENTERGY CORPORATION AND SUBSIDIARIES
                  CONSOLIDATING STATEMENT OF CASH FLOWS
                      YEAR ENDED DECEMBER 31, 1999
                              (In Thousands)



                                                               ENTERGY       ENTERGY       SYSTEM       ENTERGY
OPERATING ACTIVITIES:                                           POWER        SERVICES       FUELS     ENTERPRISES
                                                              (unaudited)   (unaudited)   (unaudited)  (unaudited)
Net Income (Loss)                                           $      5,347 $        .... $        ....  $   (35,155)
Noncash items included in net income
     Amortization of rate deferrals                                 ....          ....          ....         ....
     Reserve for regulatory adjustments                             ....          ....          ....         ....
     Other regulatory charges - net                                 ....          ....          ....         ....
     Deferred unrealized losses on hedging                          ....          ....          ....         ....
     Depreciation, amortization and decommissioning                3,620        14,758         4,235        1,990
     Deferred income taxes and investment tax credits               (268)       (5,508)          (60)         488
     Allowance for equity funds used during construction            ....          ....          ....         ....
     Gain on sale of assets                                         ....          ....          ....         ....
     Gain on sale of non-regulated businesses & property            ....          ....          ....         ....
     Equity in earnings of subsidiaries                             ....          ....          ....         ....
     Accrued pension liability                                      ....          ....          ....         ....
     Provisions for estimated losses                                ....          ....          ....         ....
Changes in working capital:
     Receivables                                                   1,983        (4,217)        9,433         (122)
     Fuel inventory                                                 (475)         ....        11,685         ....
     Accounts payable                                             (4,452)       33,557       (21,041)       4,109
     Taxes accrued                                               (10,761)         (461)          (10)          61
     Interest accrued
     Deferred fuel costs                                            ....          ....          ....         ....
     Other working capital accounts                                  (16)       (5,115)         ....        2,603
Provision for estimated losses and reserves                         ....        11,424          ....         ....
Common stock dividends received                                     ....          ....          ....         ....
Changes in other regulatory assets                                  ....            31          ....         ....
Other                                                                (38)        9,777        (1,340)      (6,286)
                                                             ----------------------------------------------------
Net cash flow provided by (used in) operating activities          (5,060)       54,246         2,902      (32,312)
                                                             ----------------------------------------------------

INVESTING ACTIVITIES:
Construction expenditures                                         (1,911)      (23,488)         ....         (347)
Allowance for equity funds used during construction                 ....          ....          ....         ....
Nuclear fuel purchases                                              ....          ....          ....         ....
Proceeds from sale/leaseback of nuclear fuel                        ....          ....          ....         ....
Acquisition of non-regulated businesses                             ....          ....          ....         ....
Investment in subsidiaries                                          ....          ....          ....         ....
Proceeds from sale of businesses                                    ....          ....          ....         ....
Investment in nonregulated/nonutility properties                    ....          ....          ....         ....
Proceeds from notes receivable                                      ....          ....          ....         ....
Purchase of other temporary investments
Proceeds from sale of non-utility property
Purchase of notes receivable                                        ....          ....          ....         ....
Decommissioning trust contributions and realized
     change in trust assets
Other                                                                260          ....        (4,082)        ....
                                                             ----------------------------------------------------
   Net cash flow provided by (used in) investing activities       (1,651)      (23,488)       (4,082)        (347)
                                                             ----------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of:
     General and refunding mortgage bonds                           ....          ....          ....         ....
     First mortgage bonds                                           ....          ....          ....         ....
     Long-term debt                                                 ....          ....          ....         ....
     Common stock                                                   ....          ....          ....         ....
Retirement of:
     First mortgage bonds                                           ....          ....          ....         ....
     General and refunding mortgage bonds                           ....          ....          ....         ....
     Long-term debt                                                 ....          ....          ....         ....
Repurchase of common stock                                          ....          ....          ....         ....
Redemption of preferred stock                                       ....          ....          ....         ....
Changes in short-term borrowings                                    ....          ....          ....         ....
Dividends paid:
     Common stock                                                   ....          ....          ....         ....
     Preferred stock                                                ....          ....          ....         ....
Change in advances from parent company                              ....          ....          ....       (3,000)
Capital contributions returned to parent                         (30,000)         ....          ....       36,000
Advances to subsidiaries                                            ....          ....          ....         ....
Other                                                               ....          ....          ....         ....
                                                             ----------------------------------------------------
   Net cash flow provided by (used in) financing activities      (30,000)         ....          ....       33,000
                                                             ----------------------------------------------------

Effect of exchange rates on cash and cash equivalents               ....          ....          ....         ....
                                                             ----------------------------------------------------

Net increase (decrease) in cash and cash equivalents             (36,711)       30,758        (1,180)         341
Cash and cash equivalents at beginning of year                    79,541        15,077         1,200       19,178
                                                             ----------------------------------------------------
Cash and cash equivalents at end of year                     $    42,830 $      45,835 $          20 $     19,519
                                                             ====================================================





                  ENTERGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATING BALANCE SHEET
                            DECEMBER 31, 1999
                              (In Thousands)

                                                                      INTERCOMPANY
                                                                      ELIMINATIONS
                                                                          AND        ENTERGY     ENTERGY       ENTERGY
                        ASSETS                           CONSOLIDATED ADJUSTMENTS   ARKANSAS   GULF STATES    LOUISIANA

Current Assets:
     Cash and cash equivalents:
         Cash                                           $    108,198 $    (64,821) $    6,862   $    8,607    $    7,734
         Temporary cash investments - at cost
            which approximates market                      1,105,521     (932,783)       ....       23,705          ....
         Special deposits                                       ....         ....        ....         ....          ....
                                                        ----------------------------------------------------------------
            Total cash and cash equivalents                1,213,719     (997,604)      6,862       32,312         7,734
                                                        ----------------------------------------------------------------
     Other temporary investments - at cost,
         which approximates market                           321,351     (321,351)       ....         ....          ....
     Notes receivable                                          2,161          (97)       ....         ....          ....
     Accounts receivable:
         Customer                                            290,331          (91)     73,357       73,215        79,335
         Allowance for doubtful accounts                      (9,507)         500      (1,768)      (1,828)       (1,615)
         Associated companies                                   ....      661,806      27,073        1,706        14,601
         Other                                               207,898     (146,291)      5,583       15,030        10,762
         Accrued unbilled revenues                           298,616         ....      53,600       90,396       106,200
     Bulk power receivable:
         Associated companies                                   ....         ....        ....         ....          ....
         Other                                                  ....         ....        ....         ....          ....
                                                        ----------------------------------------------------------------
            Total receivables                                787,338      515,924     157,845      178,519       209,283
     Deferred fuel  costs                                    240,661         ....      41,620      134,458         2,161
     Accumulated deferred income taxes                          ....       13,762        ....         ....        12,520
     Fuel inventory - at average cost                         94,419       28,162      24,485       38,271          ....
     Materials and supplies - at average cost                392,403      (20,079)     85,612      112,585        84,027
     Rate deferrals                                           30,394         ....        ....        5,606          ....
     Deferred nuclear refueling outage costs                  58,119            1      28,119         ....        11,336
     Prepayments and other                                    78,567      (26,253)      6,480       21,750         6,014
                                                        ----------------------------------------------------------------
                      Total                                3,219,132     (807,535)    351,023      523,501       333,075
                                                        ----------------------------------------------------------------

Other Property and Investments:
     Investment in subsidiary companies - at equity              214    7,148,546      11,215         ....        14,230
     Decommissioning trust funds                           1,246,023     (431,008)    344,011      234,677       100,943
     Non-utility property - at cost (less accumulated        317,165      (98,047)      1,463      187,759        21,433
        depreciation)
     Non-regulated investments                               198,003     (195,377)       ....         ....          ....
     Other - at cost (less accumulated depreciation)          16,714         ....       3,033       13,681          ....
                                                        ----------------------------------------------------------------
                      Total                                1,778,119    6,424,114     359,722      436,117       136,606
                                                        ----------------------------------------------------------------

Utility Plant:
     Electric                                             23,163,161      (15,145)  4,854,433    7,365,407     5,178,808
     Plant acquisition adjustment                            406,929     (406,629)       ....         ....          ....
     Property under capital lease                            768,500         (836)     44,471       46,210       236,271
     Natural gas                                             186,041         ....        ....       52,473          ....
     Steam products                                             ....         ....        ....         ....          ....
     Construction work in progress                         1,500,617     (788,865)    267,091      145,492       108,106
     Nuclear fuel under capital leases                       286,476         ....      85,725       70,801        51,930
     Nuclear fuel                                             87,693      (78,244)      9,449         ....          ....
                                                        ----------------------------------------------------------------
                      Total                               26,399,417   (1,289,719)  5,261,169    7,680,383     5,575,115
     Less - Accumulated depreciation and amortization     10,898,661       (2,373)  2,401,021    3,534,473     2,294,394
                                                        ----------------------------------------------------------------
                       Utility plant - net                15,500,756   (1,287,346)  2,860,148    4,145,910     3,280,721
                                                        ----------------------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
         Rate deferrals                                       16,581           (1)       ....        5,606          ....
         SFAS 109 regulatory asset - net                   1,068,006        7,527     192,344      385,405       230,899
         Unamortized loss on reaquired debt                  198,631         ....      48,193       40,576        35,856
         Other regulatory assets                             637,870       10,629     106,959      140,157        50,191
     Long-term receivables                                    32,260         ....        ....       32,260          ....
     Other Regulatory Assets                                    ....         ....        ....         ....          ....
     Accumulated Deferred Income Taxes                          ....         ....        ....         ....          ....
     Other                                                   533,732     (405,547)     14,125       23,490        17,302
                                                        ----------------------------------------------------------------
                      Total                                2,487,080     (387,392)    361,621      627,494       334,248
                                                        ----------------------------------------------------------------
                                 Total                  $ 22,985,087 $  3,941,841 $ 3,932,514  $ 5,733,022   $ 4,084,650
                                                        ================================================================




                                                           ENTERGY      ENTERGY      SYSTEM      ENTERGY       ENTERGY
                        ASSETS                           MISSISSIPPI  NEW ORLEANS    ENERGY    CORPORATION   OPERATIONS
													     (unaudited)
Current Assets:
     Cash and cash equivalents:
         Cash                                           $      4,787 $      4,454  $      136   $     ....    $      117
         Temporary cash investments - at cost
            which approximates market                           ....         ....      35,016       16,493          ....
         Special deposits                                       ....         ....        ....         ....          ....
                                                        ----------------------------------------------------------------
            Total cash and cash equivalents                    4,787        4,454      35,152       16,493           117
                                                        ----------------------------------------------------------------
     Other temporary investments - at cost,
         which approximates market                              ....         ....        ....         ....          ....
     Notes receivable                                           ....         ....        ....         ....          ....
     Accounts receivable:
         Customer                                             35,675       28,658        ....         ....          ....
         Allowance for doubtful accounts                        (886)        (846)       ....         ....          ....
         Associated companies                                  1,370          404     301,287      177,501        18,549
         Other                                                 2,391        6,225         670        2,030           332
         Accrued unbilled revenues                            28,600       19,820        ....         ....          ....
     Bulk power receivable:
         Associated companies                                   ....         ....        ....         ....          ....
         Other                                                  ....         ....        ....         ....          ....
                                                        ----------------------------------------------------------------
            Total receivables                                 67,150       54,261     301,957      179,531        18,881
     Deferred fuel  costs                                     47,939       14,483        ....         ....          ....
     Accumulated deferred income taxes                          ....         ....        ....         ....         1,242
     Fuel inventory - at average cost                          3,774        3,293        ....         ....          ....
     Materials and supplies - at average cost                 17,068       10,127      61,264         ....          ....
     Rate deferrals                                             ....       24,788        ....         ....          ....
     Deferred nuclear refueling outage costs                    ....         ....      18,665         ....          ....
     Prepayments and other                                     7,114        2,528       2,251         ....           163
                                                        ----------------------------------------------------------------
                      Total                                  147,832      113,934     419,289      196,024        20,403
                                                        ----------------------------------------------------------------

Other Property and Investments:
     Investment in subsidiary companies - at equity            5,531        3,259        ....    7,114,525          ....
     Decommissioning trust funds                                ....         ....     135,384         ....          ....
     Non-utility property - at cost (less accumulated          6,965         ....        ....         ....          ....
        depreciation)
     Non-regulated investments                                  ....         ....        ....         ....          ....
     Other - at cost (less accumulated depreciation)            ....         ....        ....         ....          ....
                                                        ----------------------------------------------------------------
                      Total                                   12,496        3,259     135,384    7,114,525          ....
                                                        ----------------------------------------------------------------

Utility Plant:
     Electric                                              1,763,636      541,525   3,060,324         ....        12,028
     Plant acquisition adjustment                               ....         ....        ....         ....          ....
     Property under capital lease                                384         ....     434,993         ....          ....
     Natural gas                                                ....      133,568        ....         ....          ....
     Steam products                                             ....         ....        ....         ....          ....
     Construction work in progress                            66,789       29,780      58,510         ....           118
     Nuclear fuel under capital leases                          ....         ....      78,020         ....          ....
     Nuclear fuel                                               ....         ....        ....         ....          ....
                                                        ----------------------------------------------------------------
                      Total                                1,830,809      704,873   3,631,847         ....        12,146
     Less - Accumulated depreciation and amortization        709,543      382,797   1,312,559         ....         9,870
                                                        ----------------------------------------------------------------
                       Utility plant - net                 1,121,266      322,076   2,319,288         ....         2,276
                                                        ----------------------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
         Rate deferrals                                         ....       10,974        ....         ....          ....
         SFAS 109 regulatory asset - net                      24,051         ....     242,834         ....          ....
         Unamortized loss on reaquired debt                   16,345        1,187      56,474         ....          ....
         Other regulatory assets                             132,243       33,039     185,910         ....          ....
     Long-term receivables                                      ....         ....        ....         ....          ....
     Other Regulatory Assets                                    ....         ....        ....         ....          ....
     Accumulated Deferred Income Taxes                          ....         ....        ....         ....          ....
     Other                                                     5,784        1,277       9,869       50,357           407
                                                        ----------------------------------------------------------------
                      Total                                  178,423       46,477     495,087       50,357           407
                                                        ----------------------------------------------------------------
                                 Total                  $  1,460,017 $    485,746  $3,369,048  $ 7,360,906 $      23,086
                                                        ================================================================



                 ENTERGY CORPORATION AND SUBSIDIARIES
                     CONSOLIDATING BALANCE SHEET
                          DECEMBER 31, 1999
                           (In Thousands)



                                                           ENTERGY       ENTERGY       SYSTEM        ENTERGY
                        ASSETS                              POWER        SERVICES       FUELS      ENTERPRISES
                                                         (unaudited)    (unaudited)    (unaudited)    (unaudited)
Current Assets:
     Cash and cash equivalents:
         Cash                                          $         317 $       3,357  $         20   $     6,986
         Temporary cash investments - at cost
            which approximates market                         42,513        42,478          ....        12,533
         Special deposits                                       ....          ....          ....          ....
                                                       -------------------------------------------------------
            Total cash and cash equivalents                   42,830        45,835            20        19,519
                                                       -------------------------------------------------------
     Other temporary investments - at cost,
         which approximates market                              ....          ....          ....          ....
     Notes receivable                                           ....          ....          ....         2,064
     Accounts receivable:
         Customer                                               ....          ....          ....          ....
         Allowance for doubtful accounts                        ....          ....          ....        (2,064)
         Associated companies                                  1,440        99,356         1,907        16,612
         Other                                                 3,128        12,604         2,646           206
         Accrued unbilled revenues                              ....          ....          ....          ....
     Bulk power receivable:
         Associated companies                                   ....          ....          ....          ....
         Other                                                  ....          ....          ....          ....
                                                       -------------------------------------------------------
            Total receivables                                  4,568       111,960         4,553        14,754
     Deferred fuel  costs                                       ....          ....          ....          ....
     Accumulated deferred income taxes                          ....          ....          ....          ....
     Fuel inventory - at average cost                          1,224          ....        51,534          ....
     Materials and supplies - at average cost                  1,642            (1)         ....          ....
     Rate deferrals                                             ....          ....          ....          ....
     Deferred nuclear refueling outage costs                    ....          ....          ....          ....
     Prepayments and other                                     2,264         2,645          ....         1,105
                                                       -------------------------------------------------------
                      Total                                   52,528       160,439        56,107        37,442
                                                       -------------------------------------------------------

Other Property and Investments:
     Investment in subsidiary companies - at equity             ....          ....          ....          ....
     Decommissioning trust funds                                ....          ....          ....          ....
     Non-utility property - at cost (less accumulated           ....          ....          ....         1,498
       depreciation)
     Non-regulated investments                                  ....          ....          ....         2,626
     Other - at cost (less accumulated depreciation)            ....          ....          ....          ....
                                                       -------------------------------------------------------
                      Total                                     ....          ....          ....         4,124
                                                       -------------------------------------------------------

Utility Plant:
     Electric                                                144,679       202,752        24,424          ....
     Plant acquisition adjustment                                300          ....          ....          ....
     Property under capital lease                               ....          ....         5,335          ....
     Natural gas                                                ....          ....          ....          ....
     Steam products                                             ....          ....          ....          ....
     Construction work in progress                             3,307        32,543          ....            16
     Nuclear fuel under capital leases                          ....          ....          ....          ....
     Nuclear fuel                                               ....          ....          ....          ....
                                                       -------------------------------------------------------
                      Total                                  148,286       235,295        29,759            16
     Less - Accumulated depreciation and amortization         83,258       144,024        24,349          ....
                                                       -------------------------------------------------------
                       Utility plant - net                    65,028        91,271         5,410            16
                                                       -------------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
         Rate deferrals                                         ....          ....          ....          ....
         SFAS 109 regulatory asset - net                        ....          ....          ....          ....
         Unamortized loss on reaquired debt                     ....          ....          ....          ....
         Other regulatory assets                                ....          ....          ....          ....
     Long-term receivables                                      ....          ....          ....          ....
     Other Regulatory Assets                                    ....          ....          ....          ....
     Accumulated Deferred Income Taxes                          ....          ....          ....          ....
     Other                                                        25         2,869            35         2,645
                                                       -------------------------------------------------------
                      Total                                       25         2,869            35         2,645
                                                       -------------------------------------------------------
                                 Total                 $     117,581 $     254,579  $     61,552   $    44,227
                                                       =======================================================




                 ENTERGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATING BALANCE SHEET
                           DECEMBER 31, 1999
                            (In Thousands)

                                                                               INTERCOMPANY
                                                                               ELIMINATIONS
                                                                                    AND         ENTERGY       ENTERGY       ENTERGY
             LIABILITIES AND SHAREHOLDERS' EQUITY             CONSOLIDATED   ADJUSTMENTS    ARKANSAS     GULF STATES    LOUISIANA
Current Liabilities:
    Currently maturing long-term debt                        $     194,555 $        ....  $        220   $      ....    $  116,388
    Notes payable:
            Associated companies                                      ....        34,000          ....          ....          ....
            Other                                                  120,715           (48)          667          ....          ....
     Accounts payable:
            Associated companies                                      ....       586,965        81,958        79,962       137,869
            Other                                                  707,678      (216,207)      102,959       114,444        90,768
     Customer deposits                                             161,909          ....        26,320        33,360        61,096
     Taxes accrued                                                 445,677      (171,150)       38,532       101,798        25,863
     Accumulated deferred income taxes                              72,640        33,207        38,649        27,960          ....
     Nuclear refueling outage costs                                 11,216          ....          ....        11,216          ....
     Interest accrued                                              129,028        (2,850)       22,378        28,570        20,236
     Co-owner advances                                               7,018         8,320        15,338          ....          ....
     Obligations under capital leases                              178,247          (835)       55,150        51,973        28,387
     Other                                                         125,749        (8,600)       11,598        14,557        59,737
                                                               -------------------------------------------------------------------
                      Total                                      2,154,432       262,802       393,769       463,840       540,344
                                                               -------------------------------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes                           3,310,340        94,397       713,622     1,098,882       792,290
     Accumulated deferred investment tax credits                   519,910             1        94,852       178,500       123,155
     FERC Settlement - refund obligation                              ....          ....          ....          ....          ....
     Deferred revenue                                                 ....          ....          ....          ....          ....
     SFAS 109 regulatory liability - net                              ....         7,528          ....          ....          ....
     Obligations under capital leases                              205,464          ....        75,045        65,038        23,543
     FERC settlement - refund obligation                            37,337          ....          ....          ....          ....
     Other regulatory liabilities                                  199,139          ....        88,563        20,089        15,421
     Decommissioning                                               703,453      (434,756)         ....       139,194          ....
     Transition to competition                                     157,034          ....       109,933        47,101          ....
     Regulatory reserves                                           378,307          ....          ....       110,536          ....
     Accumulated provisions                                        279,425       (46,787)       43,288        69,395        58,087
     Other                                                         535,156      (200,430)       51,080       117,804        34,564
                                                               -------------------------------------------------------------------
                      Total                                      6,325,565      (580,047)    1,176,383     1,846,539     1,047,060
                                                               -------------------------------------------------------------------

     Long-term debt                                              6,612,583      (974,110)    1,130,801     1,631,581     1,145,463
     Subsidiaries' preferred stock with sinking fund                69,650          ....          ....        34,650        35,000
     Subsidiary's preference stock                                 150,000          ....          ....       150,000          ....
     Company-obligated mandatorily redeemable                                       ....
       preferred securities of subsidiary trust holding                             ....
       solely junior subordinated deferrable debentures            215,000          ....        60,000        85,000        70,000
     Company-obligated redeemable preferred securities of
       of subsidiary partnership holding solely junior subordinated
       deferrable debentures                                          ....          ....          ....          ....          ....
     Notes payable to associated companies                            ....          ....          ....          ....          ....

Shareholders' Equity:
     Subsidiaries' preferred stock without sinking fund            338,455          ....       116,350        51,444       100,500
     Common stock, $.01 par value, authorized
       500,000,000 shares; issued and outstanding
       247,082,345 shares                                            2,471            55          ....          ....          ....
     Common stock of subsidiaries                                     ....     2,283,290           470       114,055     1,088,900
     Paid-in capital                                             4,636,163     1,926,497       591,127     1,153,131          ....
     Capital stock expense and other                                  ....       206,770          ....          ....        (2,171)
     Retained earnings                                           2,786,467       811,561       463,614       202,782        59,554
     Cumulative foreign currency translation                       (68,782)         ....          ....          ....          ....
     Net unrealized investment losses                               (5,023)        5,023          ....          ....          ....
     Less - treasury stock at cost (8,045,434 shares in 1999)      231,894          ....          ....          ....          ....
                                                               -------------------------------------------------------------------
                      Total common shareholders' equity          7,457,857     5,233,196     1,171,561     1,521,412     1,246,783
                                                               -------------------------------------------------------------------

                                 Total                         $22,985,087 $   3,941,841  $  3,932,514   $ 5,733,022   $ 4,084,650
                                                               ===================================================================



                                                               ENTERGY       ENTERGY       SYSTEM        ENTERGY       ENTERGY
             LIABILITIES AND SHAREHOLDERS' EQUITY            MISSISSIPPI   NEW ORLEANS     ENERGY      CORPORATION   OPERATIONS
							 				                             (unaudited)
Current Liabilities:
    Currently maturing long-term debt                      $        .... $        ....  $     77,947   $      ....    $     ....
    Notes payable:
            Associated companies                                    ....          ....          ....          ....          ....
            Other                                                   ....          ....          ....       120,000          ....
     Accounts payable:
            Associated companies                                  84,382        24,350        15,237         2,165        16,757
            Other                                                 32,470        28,261        18,470        17,786         3,264
     Customer deposits                                            23,303        17,830          ....          ....          ....
     Taxes accrued                                                35,968           429        55,383         9,142           271
     Accumulated deferred income taxes                               526        10,863         7,162          ....          ....
     Nuclear refueling outage costs                                 ....          ....          ....          ....          ....
     Interest accrued                                             10,038         4,956        40,000          ....          ....
     Co-owner advances                                              ....          ....          ....          ....          ....
     Obligations under capital leases                                 95          ....        38,421          ....          ....
     Other                                                         2,137         5,524         1,651         6,399          ....
                                                             -------------------------------------------------------------------
                      Total                                      188,919        92,213       254,271       155,492        20,292
                                                             -------------------------------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes                           298,477        43,878       481,945          ....            14
     Accumulated deferred investment tax credits                  20,908         6,378        93,219          ....          ....
     FERC Settlement - refund obligation                            ....          ....          ....          ....          ....
     Deferred revenue                                               ....          ....          ....          ....          ....
     SFAS 109 regulatory liability - net                            ....         7,528          ....          ....          ....
     Obligations under capital leases                                290          ....        39,599          ....          ....
     FERC settlement - refund obligation                            ....          ....        37,337          ....          ....
     Other regulatory liabilities                                   ....         1,753        73,313          ....          ....
     Decommissioning                                                ....          ....       129,503          ....          ....
     Transition to competition                                      ....          ....          ....          ....          ....
     Regulatory reserves                                            ....          ....       267,771          ....          ....
     Accumulated provisions                                        7,374         8,836         2,016          ....           668
     Other                                                         3,368         7,733        16,014        80,989         1,112
                                                             -------------------------------------------------------------------
                      Total                                      330,417        76,106     1,140,717        80,989         1,794
                                                             -------------------------------------------------------------------

     Long-term debt                                              464,466       169,083     1,082,579          ....          ....
     Subsidiaries' preferred stock with sinking fund                ....          ....          ....          ....          ....
     Subsidiary's preference stock                                  ....          ....          ....          ....          ....
     Company-obligated mandatorily redeemable
       preferred securities of subsidiary trust holding
       solely junior subordinated deferrable debentures             ....          ....          ....          ....          ....
     Company-obligated redeemable preferred securities of
       of subsidiary partnership holding solely junior subordinated
       deferrable debentures                                        ....          ....          ....          ....          ....
     Notes payable to associated companies                          ....          ....          ....          ....          ....

Shareholders' Equity:
     Subsidiaries' preferred stock without sinking fund           50,381        19,780          ....          ....          ....
     Common stock, $.01 par value, authorized
       500,000,000 shares; issued and outstanding
       247,082,345 shares                                           ....          ....          ....         2,471          ....
     Common stock of subsidiaries                                199,326        33,744       789,350          ....             5
     Paid-in capital                                                ....        36,294          ....     4,636,163           995
     Capital stock expense and other                                 (59)         ....          ....          ....          ....
     Retained earnings                                           226,567        58,526       102,131     2,786,467          ....
     Cumulative foreign currency translation                        ....          ....          ....       (68,782)         ....
     Net unrealized investment losses                               ....          ....          ....          ....          ....
     Less - treasury stock at cost (8,045,434 shares in 1999)       ....          ....          ....       231,894          ....
                                                             -------------------------------------------------------------------
                      Total common shareholders' equity          476,215       148,344       891,481     7,124,425         1,000
                                                             -------------------------------------------------------------------

                                 Total                       $ 1,460,017 $     485,746  $  3,369,048   $ 7,360,906   $    23,086
                                                             ===================================================================

                 ENTERGY CORPORATION AND SUBSIDIARIES
                     CONSOLIDATING BALANCE SHEET
                           DECEMBER 31, 1999
                             (In Thousands)



                                                                      ENTERGY      ENTERGY        SYSTEM        ENTERGY
               LIABILITIES AND SHAREHOLDERS' EQUITY                    POWER       SERVICES        FUELS      ENTERPRISES
								     (unaudited)  (unaudited)	 (unaudited)  (unaudited)
Current Liabilities:
    Currently maturing long-term debt                              $      .... $         ....  $       ....   $      ....
    Notes payable:
            Associated companies                                          ....           ....        34,000          ....
            Other                                                         ....           ....          ....          ....
     Accounts payable:
            Associated companies                                         5,537        105,492        17,759        15,497
            Other                                                         ....         75,508         2,993         4,548
     Customer deposits                                                    ....           ....          ....          ....
     Taxes accrued                                                        ....         11,930          ....        (4,789)
     Accumulated deferred income taxes                                  20,687           ....          ....          ....
     Nuclear refueling outage costs                                       ....           ....          ....          ....
     Interest accrued                                                     ....           ....          ....          ....
     Co-owner advances                                                    ....           ....          ....          ....
     Obligations under capital leases                                     ....           ....         3,386          ....
     Other                                                                ....          6,063          ....         9,483
                                                                  -------------------------------------------------------
                      Total                                             26,224        198,993        58,138        24,739
                                                                  -------------------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes                                    ....        (12,214)        1,246       (13,403)
     Accumulated deferred investment tax credits                          ....          2,700           199          ....
     FERC Settlement - refund obligation                                  ....           ....          ....          ....
     Deferred revenue                                                     ....           ....          ....          ....
     SFAS 109 regulatory liability - net                                  ....           ....          ....          ....
     Obligations under capital leases                                     ....           ....         1,949          ....
     FERC settlement - refund obligation                                  ....           ....          ....          ....
     Other regulatory liabilities                                         ....           ....          ....          ....
     Decommissioning                                                      ....           ....          ....          ....
     Transition to competition                                            ....           ....          ....          ....
     Regulatory reserves                                                  ....           ....          ....          ....
     Accumulated provisions                                               ....         42,974          ....          ....
     Other                                                                ....         22,106          ....           (44)
                                                                  -------------------------------------------------------
                      Total                                               ....         55,566         3,394       (13,447)
                                                                  -------------------------------------------------------

     Long-term debt                                                       ....           ....          ....        14,500
     Subsidiaries' preferred stock with sinking fund                      ....           ....          ....          ....
     Subsidiary's preference stock                                        ....           ....          ....          ....
     Company-obligated mandatorily redeemable
       preferred securities of subsidiary trust holding
       solely junior subordinated deferrable debentures                   ....           ....          ....          ....
     Company-obligated redeemable preferred securities of
      of subsidiary partnership holding solely junior subordinated
      deferrable debentures                                               ....           ....          ....          ....
     Notes payable to associated companies                                ....           ....          ....          ....

Shareholders' Equity:
     Subsidiaries' preferred stock without sinking fund                   ....           ....          ....          ....
     Common stock, $.01 par value, authorized
       500,000,000 shares; issued and outstanding
       247,082,345 shares                                                   55           ....          ....          ....
     Common stock of subsidiaries                                         ....             20            20        57,400
     Paid-in capital                                                   144,950           ....          ....          ....
     Capital stock expense and other                                      ....           ....          ....       209,000
     Retained earnings                                                 (53,648)          ....          ....      (247,965)
     Cumulative foreign currency translation                              ....           ....          ....          ....
     Net unrealized investment losses                                     ....           ....          ....          ....
     Less - treasury stock at cost (8,045,434 shares in 1999)             ....           ....          ....          ....
                                                                  -------------------------------------------------------
                      Total common shareholders' equity                 91,357             20            20        18,435
                                                                  -------------------------------------------------------

                                 Total                             $   117,581 $      254,579  $     61,552  $     44,227
                                                                  =======================================================



                     ENTERGY CORPORATION AND SUBSIDIARIES
                CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                        YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                               INTERCOMPANY
                                                               ELIMINATIONS
                                                                    AND        ENTERGY     ENTERGY       ENTERGY
               RETAINED EARNINGS                 CONSOLIDATED  ADJUSTMENTS    ARKANSAS   GULF STATES    LOUISIANA


Retained Earnings, January 1, 1999              $   2,526,888 $     877,232  $  487,855   $   202,205    $   74,739
Retained Earnings adjustment & Other                     ....          ....        ....          ....          ....
Add:
     Net Income (Loss)                                552,459       499,196      69,313       125,000       191,770
     Increase in Investment in subsidiary                ....          ....        ....          ....          ....
                                                -------------------------------------------------------------------
                      Total                         3,079,347     1,376,428     557,168       327,205       266,509
                                                -------------------------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock                  ....        40,147       9,223        16,784         9,805
         Common stock                                 294,352       522,300      82,700       107,000       197,000
     Capital stock and other expenses                  (1,472)        1,781       1,631          ....           150
      Preferred and preference stock redemption          ....           639        ....           639          ....
     Common stock retirements                            ....          ....        ....          ....          ....
                                                -------------------------------------------------------------------
                      Total                           292,880       564,867      93,554       124,423       206,955
                                                -------------------------------------------------------------------

Retained Earnings, December 31, 1999            $   2,786,467   $   811,561  $  463,614    $  202,782    $   59,554
                                                ===================================================================


                                                    ENTERGY       ENTERGY      SYSTEM      ENTERGY       ENTERGY
               RETAINED EARNINGS                  MISSISSIPPI   NEW ORLEANS    ENERGY    CORPORATION   OPERATIONS
                                                                                                       (unaudited)
Retained Earnings, January 1, 1999              $     222,449 $      67,030  $   94,759   $ 2,526,888    $     ....
Retained Earnings adjustment & Other                     ....          ....        ....          ....          ....
Add:
     Net Income (Loss)                                 41,588        18,961      82,372       552,459          ....
     Increase in Investment in subsidiary                ....          ....        ....          ....          ....
                                                -------------------------------------------------------------------
                      Total                           264,037        85,991     177,131     3,079,347          ....
                                                -------------------------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock                 3,370           965        ....          ....          ....
         Common stock                                  34,100        26,500      75,000       294,352          ....
     Capital stock and other expenses                    ....          ....        ....        (1,472)         ....
      Preferred and preference stock redemption          ....          ....        ....          ....          ....
     Common stock retirements                            ....          ....        ....          ....          ....
                                                -------------------------------------------------------------------
                      Total                            37,470        27,465      75,000       292,880          ....
                                                -------------------------------------------------------------------

Retained Earnings, December 31, 1999            $     226,567 $      58,526   $ 102,131   $ 2,786,467    $     ....
                                                ===================================================================

                        ENTERGY CORPORATION AND SUBSIDIARIES
                   CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                           YEAR ENDED DECEMBER 31, 1999
                                   (IN THOUSANDS)



                                                     ENTERGY       ENTERGY      SYSTEM      ENTERGY
               RETAINED EARNINGS                      POWER       SERVICES      FUELS     ENTERPRISES
                                                   (unaudited)   (unaudited)  (unaudited)  (unaudited)
Retained Earnings, January 1, 1999                $    (58,995) $      ....   $     ....   $ (212,810)
Retained Earnings adjustment & Other                      ....         ....         ....         ....
Add:
     Net Income (Loss)                                   5,347         ....         ....      (35,155)
     Increase in Investment in subsidiary                 ....         ....         ....         ....
                                                  ---------------------------------------------------
                      Total                            (53,648)        ....         ....     (247,965)
                                                  ---------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock                   ....         ....         ....         ....
         Common stock                                     ....         ....         ....         ....
     Capital stock and other expenses                     ....         ....         ....         ....
       Preferred and preference stock redemption          ....         ....         ....         ....
     Common stock retirements                             ....         ....         ....         ....
                                                  ---------------------------------------------------
                      Total                               ....         ....         ....         ....
                                                  ---------------------------------------------------

Retained Earnings, December 31, 1999              $    (53,648)   $    ....     $   ....    $(247,965)
                                                  ===================================================



		ENTERGY GULF STATES, INC. AND SUBSIDIARIES
		     CONSOLIDATING STATEMENT OF INCOME
		       YEAR ENDED DECEMBER 31, 1999
			       (In Thousands)

									     INTERCOMPANY
									     ELIMINATIONS
										  AND           ENTERGY
							     CONSOLIDATED    ADJUSTMENTS     GULF STATES     GSG&T
											     (unaudited)   (unaudited)
Operating Revenues:
     Electric                                              $    2,082,358 $          6,293  $  2,081,241   $    3,686
     Natural gas                                                   28,998             ....        28,998         ....
     Steam products                                                15,852             ....        15,852         ....
							   ----------------------------------------------------------
		      Total                                     2,127,208            6,293     2,126,091        3,686
							   ----------------------------------------------------------

Operating Expenses:
     Operation:
	 Fuel for electric generation
	       and fuel-related expenses                          634,726             ....       634,726         ....
	 Purchased power                                          365,245             ....       365,245         ....
	 Nuclear refueling outage expense                          16,307             ....        16,307         ....
	 Other operation and maintenance                          419,713            3,698       423,380         ....
     Depreciation and decommissioning                             192,842              329       190,705        1,997
     Taxes other than income taxes                                111,872             ....       111,872         ....
     Other regulatory charges (credits)                           (24,092)           2,002       (24,951)        ....
     Amortization of rate deferrals                                89,597             ....        89,597         ....
							   ----------------------------------------------------------
		      Total                                     1,806,210            6,029     1,806,881        1,997
							   ----------------------------------------------------------
Operating Income (loss)                                           320,998              264       319,210        1,689
							   ----------------------------------------------------------

Other Income:
     Allowance for equity funds used during
	 construction                                               6,306             ....         6,306         ....
     Miscellaneous - net                                           20,119            3,141        20,544          (66)
							   ----------------------------------------------------------
		      Total                                        26,425            3,141        26,850          (66)
							   ----------------------------------------------------------

Interest and Other Charges:
     Interest on long-term debt                                   138,602              897       138,784          453
     Other interest - net                                           6,994             ....         6,994         ....
     Distributions on preferred securities of subsidiary            7,438             ....         7,438         ....
     Allowance for borrowed funds used during
	 construction                                              (5,776)            ....        (5,776)        ....
							   ----------------------------------------------------------
		      Total                                       147,258              897       147,440          453
							   ----------------------------------------------------------

Income before income taxes                                        200,165            2,507       198,619        1,170

Income tax expense (benefit)                                       75,165             ....        73,619          455
							   ----------------------------------------------------------

Net income                                                        125,000            2,507       125,000          715

Preferred and preference dividend requirements                     17,423             ....        17,423         ....
							   ----------------------------------------------------------

Earnings applicable to common stock                        $      107,577    $       2,507   $   107,577   $      715
							   ==========================================================


		ENTERGY GULF STATES, INC. AND SUBSIDIARIES
		     CONSOLIDATING STATEMENT OF INCOME
		       YEAR ENDED DECEMBER 31, 1999
			       (In Thousands)


							      Southern
							       Gulf         Varibus        POG
							    (unaudited)    (unaudited)   (unaudited)
Operating Revenues:
     Electric                                              $    3,724 $        ....     $   ....
     Natural gas                                                 ....          ....         ....
     Steam products                                              ....          ....         ....
							   -------------------------------------
		      Total                                     3,724          ....         ....
							   -------------------------------------

Operating Expenses:
     Operation:
	 Fuel for electric generation
	       and fuel-related expenses                         ....          ....         ....
	 Purchased power                                         ....          ....         ....
	 Nuclear refueling outage expense                        ....          ....         ....
	 Other operation and maintenance                           31          ....         ....
     Depreciation and decommissioning                             469          ....         ....
     Taxes other than income taxes                               ....          ....         ....
     Other regulatory charges (credits)                         2,861          ....         ....
     Amortization of rate deferrals                              ....          ....         ....
							   -------------------------------------
		      Total                                     3,361          ....         ....
							   -------------------------------------
Operating Income (loss)                                           363          ....         ....
							   -------------------------------------

Other Income:
     Allowance for equity funds used during
	 construction                                            ....          ....         ....
     Miscellaneous - net                                         (101)        2,708          175
							   -------------------------------------
		      Total                                      (101)        2,708          175
							   -------------------------------------

Interest and Other Charges:
     Interest on long-term debt                                   262          ....         ....
     Other interest - net                                        ....          ....         ....
     Distributions on preferred securities of subsidiary         ....          ....         ....
     Allowance for borrowed funds used during
	 construction                                            ....          ....         ....
							   -------------------------------------
		      Total                                       262          ....         ....
							   -------------------------------------

Income before income taxes                                       ....         2,708          175

Income tax expense (benefit)                                      114           918           59
							   -------------------------------------

Net income                                                       (114)        1,790          116

Preferred and preference dividend requirements                   ....          ....         ....
							   -------------------------------------

Earnings applicable to common stock                        $     (114) $      1,790    $     116
							   =====================================


		ENTERGY GULF STATES, INC. AND SUBSIDIARIES
		   CONSOLIDATING STATEMENT OF CASH FLOWS
		       YEAR ENDED DECEMBER 31, 1999
				(In Thousands)


							  INTERCOMPANY
							  ELIMINATIONS
							       AND        ENTERGY                Southern
					     CONSOLIDATED  ADJUSTMENTS  GULF STATES    GSG&T       Gulf       Varibus       POG
									(unaudited) (unaudited) (unaudited) (unaudited) (unaudited)
OPERATING ACTIVITIES:
Net Income                                  $     125,000 $     2,507    $ 125,000    $    715   $    (114)   $  1,790   $    116
Noncash items included in net income
     Amortization of rate deferrals                89,597        ....       89,597        ....        ....        ....       ....
     Reserve for regulatory adjustments           (97,953)       ....      (97,953)       ....        ....        ....       ....
     Other regulatory charges (credits)           (24,092)       ....      (24,092)       ....        ....        ....       ....
     Depreciation, amortization and
       decommissioning                            192,842        ....      192,842        ....        ....        ....       ....
     Deferred income taxes and investment
       tax credits                                 (1,495)       ....       (1,495)       ....        ....        ....       ....
     Allowance for equity funds used during
      construction                                 (6,306)       ....       (6,306)       ....        ....        ....       ....
     Gain on sale of assets                        (2,046)       ....       (2,046)       ....        ....        ....       ....
Changes in working capital:
     Receivables                                    9,791         736       10,393         149         198        (272)        59
     Fuel inventory                                (8,070)       ....       (8,070)       ....        ....        ....       ....
     Accounts payable                              42,370         706       42,161           1           3         909          2
     Taxes  accrued                                46,018         162       46,114         162         (96)       ....       ....
     Interest accrued                             (14,061)       (132)     (14,061)       (132)                   ....       ....
     Deferred fuel                                 (1,561)       ....       (1,561)       ....        ....        ....       ....
     Other working capital accounts               (10,954)       ....      (10,954)       ....        ....        ....       ....
Provision for estimated losses and reserves         8,496        ....        8,496        ....        ....        ....       ....
Changes in other regulatory assets                (59,242)       ....      (59,242)       ....        ....        ....       ....
Other                                              56,817      (3,979)      53,479        (916)         32         243       ....
					       ----------------------------------------------------------------------------------
Net cash flow provided by operating activities    345,151        ....      342,302         (21)         23       2,670        177
					       ----------------------------------------------------------------------------------

INVESTING ACTIVITIES:
Construction expenditures                        (199,076)       ....     (199,076)       ....        ....        ....       ....
Allowance for equity funds used during
  construction                                      6,306        ....        6,306        ....        ....        ....       ....
Nuclear fuel purchases                            (53,293)       ....      (53,293)       ....        ....        ....       ....
Proceeds from sale/leaseback of nuclear fuel       53,293        ....       53,293        ....        ....        ....       ....
Decommissioning trust contributions and realized
     change in trust assets                       (10,853)       ....      (10,853)       ....        ....        ....       ....
					       ----------------------------------------------------------------------------------

Net cash flow used by investing activities       (203,623)       ....     (203,623)       ....        ....        ....       ....
					       ----------------------------------------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt          122,906        ....      122,906        ....        ....        ....       ....
Changes in notes payable - associated companies      ....        ....         ....        ....        ....        ....       ....
Retirement of long-term debt                     (197,960)       ....     (197,960)       ....        ....        ....       ....
Redemption of preferred stock                     (25,931)       ....      (25,931)       ....        ....        ....       ....
Dividends paid:
     Common stock                                (107,000)       ....     (107,000)       ....        ....        ....       ....
     Preferred stock                              (16,967)       ....      (16,967)       ....        ....        ....       ....
					       ----------------------------------------------------------------------------------

Net cash flow used by financing activities       (224,952)       ....     (224,952)       ....        ....        ....       ....
					       ----------------------------------------------------------------------------------

Net increase (decrease) in cash and
  cash equivalents                                (83,424)       ....      (86,273)        (21)         23       2,670        177
Cash and cash equivalents at beginning of year    115,736        ....       94,621          90         183      17,439      3,403
					       ----------------------------------------------------------------------------------
Cash and cash equivalents at end of year        $  32,312 $      .... $      8,348 $        69   $     206  $   20,109   $  3,580
					       ==================================================================================


		ENTERGY GULF STATES, INC. AND SUBSIDIARIES
		      CONSOLIDATING BALANCE SHEET
			    DECEMBER 31,1999
			     (In Thousands)


										   INTERCOMPANY
										   ELIMINATIONS
											AND         ENTERGY
								     CONSOLIDATED   ADJUSTMENTS   GULF STATES     GSG&T
												  (unaudited)   (unaudited)
			      ASSETS

Current Assets:
     Cash and cash equivalents:
	 Cash                                                       $      8,607 $         ....   $    8,348    $      69
	 Temporary cash investments - at cost
	   which approximates market                                      23,705          4,225        4,225         ....
								    -----------------------------------------------------
	     Total cash and cash equivalents                              32,312          4,225       12,573           69

     Notes receivable associated companies                                  ....           ....         ....         ....
     Accounts receivable:
	 Customer                                                         73,215           ....       72,498         ....
	 Allowance for doubtful accounts                                  (1,828)          ....       (1,828)        ....
	 Associated companies                                              1,706          1,617        2,477        1,886
	 Other                                                            15,030           ....       15,030         ....
	 Accrued unbilled revenues                                        90,396           ....       90,396         ....
     Deferred fuel  costs                                                134,458           ....      134,458         ....
     Accumulated deferred income taxes                                      ....           ....         ....         ....
     Fuel inventory - at average cost                                     38,271           ....       38,271         ....
     Materials and supplies - at average cost                            112,585           ....      112,585         ....
     Rate deferrals                                                        5,606           ....        5,606         ....
     Prepayments and other                                                21,750           ....       21,750         ....
								    -----------------------------------------------------
		      Total                                              523,501          5,842      503,816        1,955
								    -----------------------------------------------------

Other Property and Investments:
     Decommissioning trust funds                                         234,677           ....      234,677         ....
     Non-utility property - at cost (less accumulated depreciation)      187,759           ....      177,920         ....
     Other                                                                13,681         46,424       60,105         ....
								    -----------------------------------------------------
		      Total                                              436,117         46,424      472,702         ....
								    -----------------------------------------------------

Utility Plant:
     Electric                                                          7,365,407           ....    7,298,612       66,795
     Property under capital lease                                         46,210           ....       46,210         ....
     Natural gas                                                          52,473           ....       52,473         ....
     Steam products                                                         ....           ....         ....         ....
     Construction work in progress                                       145,492           ....      145,492         ....
     Nuclear fuel under capital leases                                    70,801           ....       70,801         ....
								    -----------------------------------------------------
		      Total                                            7,680,383           ....    7,613,588       66,795
     Less - Accumulated depreciation and amortization                  3,534,473           ....    3,485,314       49,159
								    -----------------------------------------------------
		       Utility plant - net                             4,145,910           ....    4,128,274       17,636
								    -----------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
       Rate deferrals                                                      5,606           ....        5,606         ....
       SFAS 109 regulatory asset - net                                   385,405           ....      385,405         ....
       Unamortized loss on reacquired debt                                40,576           ....       40,576         ....
       Other regulatory assets                                           140,157           ....      140,157         ....
     Long-term receivables                                                32,260           ....       32,260         ....
     Other                                                                23,490           ....       23,490         ....
								    -----------------------------------------------------
		      Total                                              627,494           ....      627,494         ....
								    -----------------------------------------------------
		      TOTAL                                         $  5,733,022 $       52,266  $ 5,732,286   $   19,591
								    =====================================================


		ENTERGY GULF STATES, INC. AND SUBSIDIARIES
		      CONSOLIDATING BALANCE SHEET
			    DECEMBER 31,1999
			     (In Thousands)

								     Southern
								       Gulf       Varibus        POG
								    (unaudited) (unaudited)  (unaudited)
			      ASSETS

Current Assets:
     Cash and cash equivalents:
	 Cash                                                       $     206 $        (20)   $       4
	 Temporary cash investments - at cost
	   which approximates market                                     ....       20,129        3,576
								    -----------------------------------
	     Total cash and cash equivalents                              206       20,109        3,580

     Notes receivable associated companies                               ....         ....         ....
     Accounts receivable:
	 Customer                                                        ....          717         ....
	 Allowance for doubtful accounts                                 ....         ....         ....
	 Associated companies                                          (1,601)        ....          561
	 Other                                                           ....         ....         ....
	 Accrued unbilled revenues                                       ....         ....         ....
     Deferred fuel  costs                                                ....         ....         ....
     Accumulated deferred income taxes                                   ....         ....         ....
     Fuel inventory - at average cost                                    ....         ....         ....
     Materials and supplies - at average cost                            ....         ....         ....
     Rate deferrals                                                      ....         ....         ....
     Prepayments and other                                               ....         ....         ....
								    -----------------------------------
		      Total                                            (1,395)      20,826        4,141
								    -----------------------------------

Other Property and Investments:
     Decommissioning trust funds                                         ....         ....         ....
     Non-utility property - at cost (less accumulated depreciation)     8,974          865         ....
     Other                                                               ....         ....         ....
								    -----------------------------------
		      Total                                             8,974          865         ....
								    -----------------------------------

Utility Plant:
     Electric                                                            ....         ....         ....
     Property under capital lease                                        ....         ....         ....
     Natural gas                                                         ....         ....         ....
     Steam products                                                      ....         ....         ....
     Construction work in progress                                       ....         ....         ....
     Nuclear fuel under capital leases                                   ....         ....         ....
								    -----------------------------------
		      Total                                              ....         ....         ....
     Less - Accumulated depreciation and amortization                    ....         ....         ....
								    -----------------------------------
		       Utility plant - net                               ....         ....         ....
								    -----------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
       Rate deferrals                                                    ....         ....         ....
       SFAS 109 regulatory asset - net                                   ....         ....         ....
       Unamortized loss on reacquired debt                               ....         ....         ....
       Other regulatory assets                                           ....         ....         ....
     Long-term receivables                                               ....         ....         ....
     Other                                                               ....         ....         ....
								    -----------------------------------
		      Total                                              ....         ....         ....
								    -----------------------------------
		      TOTAL                                         $   7,579   $   21,691   $    4,141
								    ===================================


		ENTERGY GULF STATES, INC. AND SUBSIDIARIES
			CONSOLIDATING BALANCE SHEET
			      DECEMBER 31,1999
				(In Thousands)


								   INTERCOMPANY
								   ELIMINATIONS
								       AND         ENTERGY                    Southern
						     CONSOLIDATED  ADJUSTMENTS   GULF STATES      GSG&T         Gulf
										 (unaudited)   (unaudited)  (unaudited)
       LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
    Currently maturing long-term debt               $       ....   $       ....  $      ....   $     ....   $     ....
    Notes payable - associated companies                    ....          4,225         ....        4,225         ....
     Accounts payable:
	    Associated companies                          79,962            927       82,411         ....            7
	    Other                                        114,444           ....      114,444         ....         ....
     Customer deposits                                    33,360           ....       33,360         ....         ....
     Taxes accrued                                       101,798            522      101,970          522         (172)
     Accumulated deferred income taxes                    27,960           ....       27,960         ....         ....
     Nuclear refueling reserve                            11,216           ....       11,216         ....         ....
     Interest accrued                                     28,570            167       28,569          168         ....
     Obligations under capital leases                     51,973           ....       51,973         ....         ....
     Other                                                14,557           ....       14,557         ....         ....
						    ------------------------------------------------------------------
		      Total                              463,840          5,841      466,460        4,915         (165)
						    ------------------------------------------------------------------

Deferred Credits:
     Accumulated deferred income taxes                 1,098,882           ....    1,103,740         (248)      (1,924)
     Accumulated deferred investment tax credits         178,500           ....      178,500         ....         ....
     Obligations under capital leases                     65,038           ....       65,038         ....         ....
     Other regulatory liabilities                         20,089           ....       20,089         ....         ....
     Decommissioning                                     139,194           ....      139,194         ....         ....
     Transition to competition                            47,101           ....       47,101         ....         ....
     Regulatory reserves                                 110,536           ....      110,536         ....         ....
     Accumulated provisions                               69,395           ....       69,395         ....         ....
     Other                                               117,804           ....      109,590         ....        8,214
						    ------------------------------------------------------------------
		      Total                            1,846,539           ....    1,843,183         (248)       6,290
						    ------------------------------------------------------------------

Long-term debt                                         1,631,581          1,508    1,631,581         ....        1,508
Preferred stock with sinking fund                         34,650           ....       34,650         ....         ....
Preference stock                                         150,000           ....      150,000         ....         ....
Company - obligated mandatorily redeemable
   preferred securities of subsidiary trust holding
   solely junior subordinated deferrable debentures       85,000           ....       85,000         ....         ....

Shareholder's Equity:
   Preferred stock without sinking fund                   51,444           ....       51,444         ....         ....
   Common stock, no par value, authorized
	200,000,000 shares; issued and outstanding
	100 shares                                       114,055           ....      114,055         ....         ....
   Common stock of subsidiaries                             ....            138         ....           25            1
   Additional paid-in capital                          1,153,131         94,697    1,153,132        8,200         ....
   Capital stock expense and other                          ....           ....         ....         ....         ....
   Retained earnings                                     202,782        (49,918)     202,781        6,699          (55)
						    ------------------------------------------------------------------
		      Total                            1,521,412         44,917    1,521,412       14,924          (54)
						    ------------------------------------------------------------------

		      TOTAL                         $  5,733,022   $     50,758   $5,732,286 $     19,591   $    7,579
						    ==================================================================



		ENTERGY GULF STATES, INC. AND SUBSIDIARIES
			CONSOLIDATING BALANCE SHEET
			      DECEMBER 31,1999
				(In Thousands)


						       Varibus       POG
						     (unaudited)  (unaudited)
       LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
    Currently maturing long-term debt               $    ....   $     ....
    Notes payable - associated companies                 ....         ....
     Accounts payable:
	    Associated companies                       (1,530)           1
	    Other                                        ....         ....
     Customer deposits                                   ....         ....
     Taxes accrued                                       ....         ....
     Accumulated deferred income taxes                   ....         ....
     Nuclear refueling reserve                           ....         ....
     Interest accrued                                    ....         ....
     Obligations under capital leases                    ....         ....
     Other                                               ....         ....
						    ----------------------
		      Total                            (1,530)           1
						    ----------------------

Deferred Credits:
     Accumulated deferred income taxes                 (1,921)        (765)
     Accumulated deferred investment tax credits         ....         ....
     Obligations under capital leases                    ....         ....
     Other regulatory liabilities                        ....         ....
     Decommissioning                                     ....         ....
     Transition to competition                           ....         ....
     Regulatory reserves                                 ....         ....
     Accumulated provisions                              ....         ....
     Other                                               ....         ....
						    ----------------------
		      Total                            (1,921)        (765)
						    ----------------------

Long-term debt                                           ....         ....
Preferred stock with sinking fund                        ....         ....
Preference stock                                         ....         ....
Company - obligated mandatorily redeemable
   preferred securities of subsidiary trust holding
   solely junior subordinated deferrable debentures      ....         ....

Shareholder's Equity:
   Preferred stock without sinking fund                  ....         ....
   Common stock, no par value, authorized
	200,000,000 shares; issued and outstanding
	100 shares                                       ....         ....
   Common stock of subsidiaries                           100           12
   Additional paid-in capital                          40,466       46,030
   Capital stock expense and other                       ....         ....
   Retained earnings                                  (15,424)     (41,137)
						    ----------------------
		      Total                            25,142        4,905
						    ----------------------

		      TOTAL                         $  21,691   $    4,141
						    ======================

		 ENTERGY GULF STATES, INC. AND SUBSIDIARIES
		CONSOLIDATING STATEMENT OF RETAINED EARNINGS
			YEAR ENDED DECEMBER 31, 1999
				(IN THOUSANDS)



								INTERCOMPANY
								ELIMINATIONS
								     AND        ENTERGY                    Southern
	      RETAINED EARNINGS                   CONSOLIDATED   ADJUSTMENTS  GULF STATES     GSG&T          Gulf
									      (unaudited)   (unaudited)  (unaudited)
Retained Earnings, January 1, 1999             $       202,205 $     (52,425) $   202,205 $      5,983   $       59

Add:
     Net Income (Loss)                                 125,000         2,507      125,000          715         (114)
					       --------------------------------------------------------------------
		      Total                            327,205       (49,918)     327,205        6,698          (55)
					       --------------------------------------------------------------------

Deduct:
     Dividends declared on:
	 Preferred and preference stock                 16,784          ....       16,784         ....          ....
	 Common stock                                  107,000          ....      107,000         ....          ....
     Capital stock and other expenses                      639          ....          639         ....          ....
					       ---------------------------------------------------------------------
		      Total                            124,423          ....      124,423         ....          ....
					       ---------------------------------------------------------------------

Retained Earnings, December 31, 1999           $       202,782 $     (49,918) $   202,782   $    6,698   $       (55)
					       =====================================================================

		 ENTERGY GULF STATES, INC. AND SUBSIDIARIES
		CONSOLIDATING STATEMENT OF RETAINED EARNINGS
			YEAR ENDED DECEMBER 31, 1999
				(IN THOUSANDS)


	      RETAINED EARNINGS                      Varibus          POG
						   (unaudited)    (unaudited)
Retained Earnings, January 1, 1999             $   (17,214)      $   (41,253)

Add:
     Net Income (Loss)                               1,790               116
					       -----------------------------
		      Total                        (15,424)          (41,137)
					       -----------------------------

Deduct:
     Dividends declared on:
	 Preferred and preference stock               ....              ....
	 Common stock                                 ....              ....
     Capital stock and other expenses                 ....              ....
					       -----------------------------
		      Total                           ....              ....
					       -----------------------------

Retained Earnings, December 31, 1999           $   (15,424)      $   (41,137)
					       =============================



		      THE ARKLAHOMA CORPORATION
	    STATEMENT OF OPERATIONS AND RETAINED EARNINGS
		 YEARS ENDED NOVEMBER 30, 1999 AND 1998
			    (IN THOUSANDS)


						   1999         1998

Revenues - Interest income                             $10          $11
	       - Other                                   -            -
						      ----         ----
		 Total                                  10           11

Expenses - Administrative and general                    8            8
		- Other                                  -            -
						      ----         ----
		  Total                                  8            8

		   Income before Federal
		       and state income taxes            2            3

Federal and state income taxes                           -            -
						      ----         ----

		   Net Income                            2            3

Retained Earnings - beginning of year                  311          308

Less: Dividends Declared                                 -            -
						      ----         ----

Retained Earnings - end of year                       $313         $311
						      ====         ====

The accompanying notes to financial statements are an integral part of these statements.

		       THE ARKLAHOMA CORPORATION
			STATEMENTS OF CASH FLOWS
		 YEARS ENDED NOVEMBER 30, 1999 and 1998
			    (IN THOUSANDS)



							     1999          1998
OPERATING ACTIVITIES:

     Net Income                                                  $2         $3
     Cumulative effect of a Change in Accounting
       for Income Taxes                                           -          -
     Changes in working capital:
	 Accounts receivable                                      -          -
	 Accounts payable                                         2         (2)
							       ----       ----
	      Net cash flow used by operating activities          4          1
							       ----       ----

FINANCING ACTIVITIES:

	 Cash dividends declared on common stock                  -          -
							       ----       ----

Net (decrease) in cash
     and cash equivalents                                         4          1

Cash and cash equivalents at
     beginning of year                                          122        121
Cash and cash equivalents at
							       ----       ----
     end of year                                               $126       $122
							       ====       ====

	 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:


     Cash paid during the year for income taxes              $    -       $  -
							     ======       ====



The accompanying notes to financial statements are an integral part of these statements.


		       THE ARKLAHOMA CORPORATION
			    BALANCE SHEETS
		      NOVEMBER 30, 1999 AND 1998
			    (IN THOUSANDS)




			ASSETS
							 1999              1998
Utility Plant:
     Electric plant in service - at cost                  $2,562           $2,562
     Less - Accumulated depreciation                       2,249            2,249
							  ------           ------
		      Utility Plant - Net                    313              313
							  ------           ------

Current Assets:
     Cash and cash equivalents                               126              122
     Accounts receivable - associated companies                -                -
							  ------           ------
		      Total                                  126              122
							  ------           ------

			  Total                             $439             $435
							  ======           ======



	    CAPITALIZATION AND LIABILITIES

Capitalization:
     Common stock, $100 par value, authorized
	 12,000 shares; issued and outstanding, 500
	 shares                                              $50              $50
     Retained earnings                                       313              311
							  ------           ------
		      Total                                  363              361
							  ------           ------

Current Liabilities:
	 Other accounts payable                                6                6
	 Accounts payable - associated companies              10                8
							  ------           ------
		      Total                                   16               14
							  ------           ------
Deferred Credits:
     Deferred Income Taxes (SFAS 109)                         60               60
							  ------           ------

			  Total                             $439             $435
							  ======           ======




The accompanying notes to financial statements are an integral part of these balance sheets.



		       THE ARKLAHOMA CORPORATION
		   NOTES TO THE FINANCIAL STATEMENTS
		      NOVEMBER 30, 1999 AND 1998


1.   OPERATIONS:

The Arklahoma Corporation's (the "Company") utility plant consists principally of transmission facilities which are being leased to its three stockholder companies from year to year. Pursuant to the terms of the lease agreement, the lessees have agreed to pay all operating costs, including maintenance, repairs, insurance and taxes assessed upon the properties. Such amounts totaled approximately $689,000 and $730,000 in fiscal years 1999 and 1998, respectively.

Under the terms of the current lease agreement, annual rentals have been discontinued but can be reinstated upon the agreement of the Company and the lessees.


2.   CASH AND CASH EQUIVALENTS:

For purposes of these financial statements, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. These investments are carried at cost, which approximates market.

3.   UTILITY PLANT:

Through  fiscal year 1980, depreciation was provided using a straight-
line  rate  based on the electric plant's estimated composite  service life  of  33  years  with a salvage value of 10%.  The  utility  plant became  fully depreciated for financial reporting purposes  in  fiscal year 1980, and no depreciation was provided in fiscal years 1981, 1982 or 1983.  In 1984, the Company acquired additional property, which was
depreciated  over  the remaining term of the lease.   For  income  tax
reporting  purposes, depreciation was calculated using a straight-line rate  with  no  estimated salvage value and an estimated  useful  life extended to December 1988.  All property was fully depreciated  as  of
December 31, 1988.

4.   INCOME TAXES:

Income  taxes  are  accounted  for in  accordance  with  Statement  of
Financial  Accounting  Standards ("SFAS")  No.  109,  "Accounting  for
Income  Taxes."   This  statement requires  the  liability  method  of
accounting for income taxes.  Under the liability method, the deferred tax liability, or asset, is determined based on the difference between the  tax  reporting  and  financial  reporting  bases  of  assets  and
liabilities.   The effect on deferred taxes of a change in  tax  rates
will  be  recognized in income in the period of the enactment  of  the rate change.

Deferred income taxes resulted from temporary differences in financial versus tax bases of fixed assets. The net tax liability is reflected as a deferred income tax liability in the accompanying balance sheets.

The  Company  has  an Oklahoma state net operating loss  carryforwards
available  to reduce future Oklahoma state income taxes payable.   The
carryforwards  as of November 30, 1999, is $16,833 for  book  purposes and $22,263 for tax return purposes, and begins to expire in 2002.


